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                                                                     Exhibit 2.1


                     NON-SOLICITATION AND REFERRAL AGREEMENT

      THIS NON-SOLICITATION AND REFERRAL AGREEMENT (this "Agreement") is entered into as of ______ ___, 1998 by and among BankAmerica Corporation, a Delaware corporation ("BAC") and GreenPoint Bank, a New York chartered savings bank ("Purchaser").

                                    RECITALS

      A. BAC and Purchaser have entered into a Stock Purchase Agreement dated as of April 11, 1998 (the "Stock Purchase Agreement"). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement.

      B. Pursuant to the Stock Purchase Agreement, Purchaser has agreed to purchase from BAC all of the issued and outstanding capital stock of Housing Services, Inc., a Delaware corporation ("HSI"), on the terms set forth in the Stock Purchase Agreement.

      C. The Stock Purchase Agreement provides that, as a condition to the closing of the transactions contemplated by the Stock Purchase Agreement, BAC and Purchaser shall enter into a Non-Solicitation and Referral Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

Section 1. Non-Solicitation Agreement.

            (a) Certain Definitions. For purposes of this Section 1, the following terms shall have the following meanings:

                  (i) "BAHS-Sourced Borrower" shall mean any Person that is or was at any time prior to the Closing Date obligated to BAC or any of its Affiliates (including HSI) on account of an installment loan agreement or retail installment sale contract secured primarily by a Manufactured Home or a combination of a Manufactured Home and the real estate on which the related Manufactured Home is located (a "Manufactured Home Loan"), where the borrower's initial contact with BAC or its Affiliate was made through one of the Regional Offices of


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BankAmerica Housing Services, a division of Bank of America, FSB ("BAHS"), or any predecessor division or Affiliate, or with a Dealer that sold or referred the borrower's Manufactured Home Loan to BAHS.

                  (ii) "BAC-Sourced Borrower" shall mean any Person, other than a BAHS-Sourced Borrower or a BAMG-Sourced Borrower, that (A) is or was at any time prior to the Closing Date obligated to BAC or any of its Affiliates (including HSI) on account of a Manufactured Home Loan, or (B) is referred by, or funded by, BAC or any of its Affiliates pursuant to Section 2 hereof.

                  (iii) "BAMG Sourced Borrower" shall mean any Person that is or was at any time obligated to BAC or any of its Affiliates (not including HSI) on account of a Manufactured Home Loan which (i) is secured by a combination of a Manufactured Home and the real estate on which the Manufactured Home is situated (a "Combination Loan") and (ii) was originated or purchased by the BankAmerica Mortgage Group division of Bank of America, FSB, or any predecessor or successor division or Affiliate of Bank of America, FSB ("BAMG").

                  (iv) "Non-Solicitation Period" shall mean the period commencing on the date hereof (the "Closing Date") and ending on the third anniversary of the Closing Date.

            (b) BAHS-Sourced Borrowers. During the Non-Solicitation Period, BAC agrees, on behalf of itself and its Affiliates, that it will not use any list of BAHS-Sourced Borrowers held by it or any of its Affiliates which is derived from the records of BAHS or HSI (a "BAHS Customer List") to specifically target BAHS-Sourced Borrowers for the purpose of marketing or soliciting the financing of Manufactured Home Loans or credit life or disability insurance or hazard insurance with respect to borrowers under Manufactured Home Loans ("Specified Insurance"). The foregoing prohibition does not apply to, and BAC and its Affiliates shall be permitted to, among other things: (i) deal in any way with any BAHS-Sourced Borrower with respect to any other loans and other banking and non-banking products and services; (ii) take any action permitted by the Servicing Agreement or the Subservicing Agreement with respect to the Contracts (as defined in the Servicing Agreement and the Subservicing Agreement); (iii) maintain and use the information contained in any BAHS Customer List for modeling purposes in


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connection with the ongoing business of BAC and its Affiliates; (iv) provide notices and communications relating to the transactions contemplated hereby in accordance with the provisions of this Agreement, the Stock Purchase Agreement, the Servicing Agreement and the Subservicing Agreement; and (v) provide notices and communications to BAHS-Sourced Borrowers whose Manufactured Home Loans are owned or serviced by BAC or any of its Affiliates after the date hereof, with respect to their loans.

            (c) Dealers. During the Non-Solicitation Period, BAC agrees, on behalf of itself and its Affiliates, that it will not contact or deal with any Dealer for the purpose of marketing, soliciting, or engaging in the financing of Manufactured Home Loans or Specified Insurance and that it will not provide any Dealer with inventory floor financing for Manufactured Homes (other than those Dealers to whom it is currently providing such financing). The foregoing prohibition shall not restrict the ability of BAC and its Affiliates to (i) contact and deal with any Dealer with respect to any other banking or non-banking products or services (e.g. indirect automobile finance and automobile inventory finance); and (ii) provide notices and communications relating to the transactions contemplated hereby in accordance with the provisions of this Agreement, the Stock Purchase Agreement, the Servicing Agreement and the Subservicing Agreement.

            (d) BAC-Sourced Borrowers.

                  (i) Purchaser agrees, on behalf of itself and its Affiliates, that it will not at any time use any list of BAC-Sourced Borrowers held by it or any of its Affiliates (a "BAC Customer List") to target BAC-Sourced Borrowers for marketing or solicitation purposes or for any other purpose whatsoever; provided, however, that Purchaser shall be entitled to engage in the marketing and solicitation of BAC-Sourced Borrowers for Manufactured Home Loans and Specified Insurance during the Referral Term, and may use any BAC Customer List for such limited purpose.

                  (ii) Subject only to the referral agreement set forth in
Section 2 below and the non-competition provisions of subsection 1(i), BAC and its Affiliates shall continue to have the right to deal with BAC-Sourced Borrowers and to use any BAC Customer List for any purpose, including the right to solicit BAC-Sourced Borrowers for other loans and other banking


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and non-banking products and services. Notwithstanding the foregoing, BAC and its Affiliates shall not use any BAC Customer List to solicit Manufactured Home Loans or Specified Insurance during the Referral Term except as permitted by the Servicing Agreement or the Subservicing Agreement with respect to the Contracts (as defined in the Servicing Agreement and the Subservicing Agreement).

            (e) BAMG-Sourced Borrowers. Purchaser agrees, on behalf of itself and its Affiliates, that it will not at any time use any list of BAMG-Sourced Borrowers held by it or any of its Affiliates (a "BAMG Customer List") to target BAMG-Sourced Borrowers for marketing or solicitation purposes or for any other purpose whatsoever.

            (f) BAMG Activities. During the Non-Solicitation Period, BAMG will not actively solicit or market Manufactured Home Loans or Specified Insurance and will originate or purchase only Combination Loans incidental to its mortgage lending business in the ordinary course of its business; provided, however, that BAMG shall at any time be permitted to purchase pools of Combination Loans and pools of loans which contain Combination Loans in the secondary market and to sell and service such purchased Combination Loans in the ordinary course of its business. Notwithstanding Section 1(c) and the second proviso to Section 3(b), BAMG shall be permitted to make incidental contact with Dealers as necessary to complete the documentation and closing of any Combination Loan transaction.

            (g) No Contrary Agreement. The parties agree, on behalf of themselves and their Affiliates, not to enter into any agreement with any third party granting the third party the right to take any action which would be prohibited under this Section 1 if undertaken directly by such party or its Affiliates.

            (h) Solicitation of Employees. From and after the Closing Date to the date which is three (3) years after the Closing Date, BAC agrees, on behalf of itself and its Affiliates, that it will not knowingly solicit for employment any Persons who are employees of HSI as of the Closing Date, other than administrative or clerical employees ("Restricted Employees"), or seek to induce any Restricted Employee to terminate its employment with HSI (or its successors) or otherwise interfere with HSI's employment relationships with any Restricted Employee, except


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that the foregoing restriction shall not apply to (i) Restricted Employees whose employment with HSI has been terminated by HSI or who have not been employed by HSI for a period of one year, and (ii) general employment solicitations and advertisements in any medium.

            (i) NonCompete. From and after the Closing Date to the date which is three (3) years after the Closing Date, BAC agrees, on behalf of itself and its Affiliates, that none of BAC or any of its Affiliates will engage, either directly or indirectly, in the Restricted Business (as defined below), except to the extent expressly permitted and provided for herein or in the Servicing or the Subservicing Agreement.

Section 2. Referral Agreement.

            (a) In General. During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, subject to renewal or early termination as described in subsection 2(f) below (the "Referral Term"), and subject to the other terms and conditions set forth herein, BAC and the Purchaser hereby agree to the following exclusive referral arrangement:

                  (i) Purchaser shall provide all branch offices of Bank of America National Trust & Savings Association, an Affiliate of BAC, which are open to the public as of the Closing Date (other than any such branch offices located in the States of Texas or New Mexico and branch offices closed or sold to an unaffiliated third party) (the "Referring Branches") with Purchaser's marketing materials for Manufactured Housing Loans. These marketing materials shall be limited to a Manufactured Housing Loan application, a flier describing Purchaser's Manufactured Home Loan products and information with respect to Purchaser's toll-free loan-by-phone connection (collectively, the "MHL Application"). The contents of the MHL Application shall be subject to the prior written consent of BAC which consent shall not be unreasonably withheld. BAC shall use reasonable efforts to locate the MHL Applications within the Referring Branches in a manner (i) such that they are accessible to BAC customers interested in receiving a MHL Application, or (ii) in which MHL Applications are located as of the date hereof.

                  (ii) If a customer of a Referring Branch requests information with respect to a Manufactured Housing Loan, BAC agrees to use reasonable efforts to provide the customer


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with the MHL Application (unless the customer refuses such Application or the
Application is unavailable).

                  (iii) Following the referral, all further contacts regarding the Manufactured Home Loan shall be directed by BAC or its Affiliate to the Purchaser. Purchaser shall apply its own credit criteria and prepare its own loan and security documentation in connection with such Manufactured Home Loan. The decision to fund or not to fund the loan shall be made by Purchaser alone. Except as provided in subsections 2(a)(iv) and (v) below, BAC will have no further involvement in the transaction.

                  (iv) In lieu of referring a MHL Application to Purchaser, BAC or an Affiliate may, in its sole discretion, elect to fund and book any Manufactured Home Loan in its own name, in which case BAC or such Affiliate will sell and Purchaser will purchase, on a servicing released basis, such Manufactured Home Loan without recourse, representation or warranty for a price equal to the original amount financed plus any loan origination fee or other fee imposed by BAC or any Affiliate as permitted by applicable law as described in the next sentence of this subsection 2(a)(iv) which is not included in the amount financed. In connection with any such Manufactured Home Loan, (A) BAC or its Affiliate shall have the right to impose a loan origination fee or other fee in such amount as it shall advise Purchaser, and (B) BAC or such Affiliate will adopt Purchaser's underwriting criteria and delegate to Purchaser the authority to review each MHL Loan Application for compliance with such criteria and to approve or disapprove the MHL Application. For each approved Manufactured Home Loan, Purchaser shall prepare loan documentation in BAC's or its Affiliate's name (which documentation shall be subject to prior approval by BAC or such Affiliate) and close the loan in BAC's or such Affiliate's name and with BAC's or such Affiliate's funds.

                  (v) In the event that Purchaser decides not to approve any Manufactured Home Loan, BAC or any Affiliate shall have the right (i) to instruct Purchaser to approve and fund such loan on condition that it be immediately sold to BAC or such Affiliate on a servicing retained basis, without recourse, representation or warranty for a price equal to the original amount financed plus customary application and closing fees if not included in the amount


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financed; or (ii) to fund the loan itself for retention in its portfolio;
provided, however, that BAC and all Affiliates may purchase or fund loans pursuant to this Section 2(a)(v) only up to an aggregate original amount financed of $5 million per calendar year (or a pro-rated portion thereof for any partial year). For each approved Manufactured Home Loan which BAC elects to fund itself, Purchaser shall prepare loan documentation in BAC's or such Affiliate's name (which documentation shall be subject to prior approval by BAC or such Affiliate), and close the loan in BAC's or such Affiliate's name and with BAC's or such Affiliate's funds.

                  (vi) Purchaser shall indemnify and hold harmless BAC, its Affiliates and any director, shareholder, employee or officer of BAC or its Affiliates (an "Indemnified BAC Party") from and against (A) any and all damages, losses, claims, deficiencies, liabilities, costs and expenses (including, but not limited to, any interest, penalties, fines, reasonable attorneys' fees (including allocated costs of in-house counsel) and costs and expenses incurred in the defense or settlement of any claims of an Indemnified BAC Party covered by this subsection 2(a)(vi)) incurred or suffered by any Indemnified BAC Party arising out of the origination (including the decision to approve or turn down any applicant), purchase, sale or servicing of any Manufactured Housing Loans subject to this Section 2 whether funded by BAC or any of its Affiliates pursuant to subsection 2(a)(iv) or (v) above or otherwise, and (B) any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees and disbursements) incident to the foregoing or to the enforcement of this subsection 2(a)(vi).

            (b) Fees.

                  (i) For each referred customer who obtains a loan from Purchaser or any of its Affiliates which is secured primarily by a Manufactured Home, Purchaser shall pay BAC an $80 fee, representing a reimbursement of BAC's expenses in connection with the referral. This fee shall not be payable with respect to loans funded by BAC or an Affiliate pursuant to subsection 2(a)(v). No payment whatsoever shall be owed to BAC by Purchaser on account of any referred loan which is not closed and funded. Purchaser agrees that the foregoing $80 fee


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approximates the reasonable value of the services to be performed by BAC pursuant to the above-described referral agreement.

                  (ii) BAC shall not receive the fees described in subsection 2(b)(i) above with respect to any referred customer who obtains a Combination Loan from Purchaser or any of its Affiliates. If, during the Referral Term, there is a change in applicable law or the interpretation thereof which would allow the payment of a referral fee with respect to Combination Loans, the parties agree to negotiate in good faith to amend this subsection 2(b)(ii) to provide for a reasonable fee for such referral.

            (c) Limited BAC Representations.

                  (i) By entering into this referral agreement, BAC shall not be deemed to make any representation or warranty as to the success of the agreement or the amount of Manufactured Home Loans that may be referred or purchased. In addition, BAC shall not be deemed to represent that all Referring Branch customers who request information with respect to a Manufactured Housing Loan will be provided with a MHL Application or will be referred to Purchaser, but BAC shall be deemed to represent that it will take the actions described in Sections 2(a)(i) and 2(a)(ii).

                  (ii) The contents of all MHL Applications shall, upon receipt by Purchaser, or, in the case of loans purchased pursuant to subsection 2(a)(iv), upon the purchase of the related Manufactured Home Loan, immediately become the property of Purchaser, and all information therein shall be subject to Purchaser's independent verification. BAC does not make any representation or warranty as to the accuracy of any of the statements or information or documentation contained in any MHL Application. In the event of a sale of a Manufactured Home Loan to, or the origination of a Manufactured Home Loan by, BAC or an Affiliate pursuant to subsection 2(a)(v), Purchaser shall immediately transfer the MHL Application relating to such loan to BAC or its Affiliate and the contents of such MHL Application shall become the property of BAC or such Affiliate at that time and all information therein shall be subject to BAC's or its Affiliate's independent verification.


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            (d) Purchaser's Representations and Covenants.

                  (i) Nothing in this Agreement shall require Purchaser to approve and/or fund any referred loan, which approval shall be solely within Purchaser's absolute discretion. With respect to each referred loan that is funded by Purchaser and each loan that is purchased by Purchaser hereunder, Purchaser shall inform the customer that loan payments must be made directly to the Purchaser and may not be made at the Referring Branch.

                  (ii) Purchaser represents and warrants to BAC that it will perform all activities and responsibilities contemplated by this Section 2 in compliance with all applicable state and federal laws and regulations. In particular, Purchaser shall be responsible for providing all loan applicants with the notices and disclosures required by the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act and the Real Estate Settlement Procedures Act, and for complying with any state or federal laws or regulations placing limitations on the referrals of loans or the fees paid for such referrals. In the case of loans to be funded by BAC or its Affiliate pursuant to subsection 2(a)(iv) or (v), Purchaser shall provide all required notices on behalf of BAC or such Affiliate.

                  (iii) Purchaser agrees that any information obtained by it with respect to referred customers (whether in a MHL Application or otherwise) shall only be used for the purpose of deciding whether to fund the Manufactured Home Loan and/or Specified Insurance, and Purchaser shall not use any such information for any other purpose without the prior written consent of BAC.

                  (iv) Purchaser represents and warrants to BAC that all referred customers will be treated in substantially the same manner as Purchaser treats its own borrowers or potential borrowers and that the loan products which are available to the referred customers will be substantially similar as those which are available to Purchaser's borrowers and potential borrowers. In particular, Purchaser agrees that it will not charge higher rates or fees to referred customers to compensate Purchaser for the cost of any fees paid to BAC. Furthermore, Purchaser agrees to maintain a toll-free telephone number (to be printed on customer statements)


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available to customers whose loans are serviced by Purchaser pursuant to this
Section 2 to make inquiries regarding the status of their Manufactured Home
Loan.

            (e) No Joint Venture. Nothing in this Section 2 shall be construed as making BAC or any of its Affiliates a joint venturer, partner, agent, representative, or employee of Purchaser. BAC's and its Affiliates' status is that of an independent contractor and, except as otherwise expressly set forth in this Section 2, BAC and its Affiliates shall be responsible for determining the method, details, and means of performing the referral services described herein. Except as otherwise expressly set forth in this Section 2, Purchaser shall not direct, control, or supervise BAC's or its Affiliates' employees in the performance of such services.

            (f) Renewal/Termination. The referral agreement set forth in this
Section 2 may be renewed upon its expiration date or any extensions thereof for additional one year period(s) upon the prior mutual written consent of the parties hereto. In the absence of such prior mutual written consent, this referral agreement shall terminate. Notwithstanding the foregoing, BAC shall have the option to terminate the referral agreement set forth in this Section 2 on the second anniversary of the Closing Date upon written notice to Purchaser on or prior to such anniversary accompanied by payment to Purchaser of $5 million. Upon any termination hereunder, BAC and its Affiliates shall, among other things, be entitled to enter into referral agreements with third parties relating to the Referring Branches.

Section 3. Mergers and Acquisitions.

            (a) Restrictions on Certain Acquisitions. During the Non-Solicitation Period, neither BAC or any of its Affiliates shall acquire, or merge with, any entity, whether in the form of a merger, stock purchase, purchase and assumption or otherwise, the principal business of which is the origination, purchase, marketing or servicing of Manufactured Home Loans or Specified Insurance within the United States (the "Restricted Business"). For purposes of this Section 3, an entity's "principal business" shall be deemed to be the Restricted Business if the portion of such entity's (including for this purpose any Affiliates of such entity, if such entity was part of an affiliated group of entities acquired at the same time) consolidated gross revenues (defined for this purpose as non-interest income plus net interest income) attributable to the Restricted Business in


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the calendar quarter immediately preceding the closing of such acquisition exceeded 25% of such entity's (and all such Affiliates') consolidated gross revenues during such quarter. Notwithstanding the foregoing, this subsection 3(a) shall not apply to any acquisition of ownership or control of any entity acquired in securing or collecting a loan made in the ordinary course of business.

            (b) Exceptions. Notwithstanding any other provision of this Agreement other than subsection 3(a) above, and subject to the terms of Section 3(a) above, in the event that BAC or any of its Affiliates agrees to acquire any entity, or is acquired by any entity, whether in the form of a merger, stock purchase, purchase and assumption, collection of a loan or otherwise, BAC or its Affiliate (or any acquiring entity or its Affiliates, if applicable) shall be entitled to consummate such acquisition, continue to operate any lines of business in which such entity or its subsidiaries were engaged at the time of such acquisition, and expand such entity at a rate of growth in loan originations not to exceed 7% per annum, without regard to any restrictions otherwise imposed by this Agreement; provided that the provisions of Section 1 (other than (i) section 1(c), (ii) section 1(f) (but only to the extent that the Restricted Business of any acquired or acquiring entity is merged with BAMG), and (iii) section 1(g) to the extent inconsistent with the foregoing) shall continue to apply to Purchaser and its Affiliates and BAC and its Affiliates (including any acquired or acquiring entity) during the Non-Solicitation Period, and the provisions of Section 2 shall continue to apply to the Referring Branches (but not to any other branches or offices of any acquired or acquiring entity) during the Referral Term; and provided further, that any acquired or acquiring entity shall not, during the Non-Solicitation Period, conduct any Restricted Business under any Excluded Name or through any of the Referring Branches; and provided further that, BAC or its Affiliate shall be entitled to continue to operate such Restricted Business only if BAC shall have delivered to Purchaser a certificate, executed by BAC's chief executive officer or chief financial officer, certifying that the primary purpose of BAC's or its Affiliate's acquisition of such entity was not the re-entry by BAC or its Affiliate into the Restricted Business during the Non-Solicitation Period.


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            (c) Offer Right. In the event that, during the Non-Solicitation
Period, BAC or any of its Affiliates determines to sell all or a material portion of any Restricted Business acquired pursuant to subsection 3(b) hereto BAC shall inform Purchaser in writing of such determination (the "Notice") and shall provide Purchaser with a reasonable opportunity to conduct exclusive due diligence with respect to such Restricted Business in a manner generally consistent with the access and confidentiality guidelines followed in connection with the sale of the MHL Business pursuant to the Stock Purchase Agreement. Purchaser shall have the exclusive right for 60 days after receipt of the Notice to submit a definitive proposal to BAC for the acquisition of such Restricted Business. Purchaser and BAC shall negotiate in good faith regarding Purchaser's definitive proposal, but shall not be obligated to reach any agreement with respect thereto. If the parties do not reach a definitive agreement with respect to the acquisition by Purchaser of such Restricted Business within 30 days after the receipt of Purchaser's definitive proposal, BAC or any of its Affiliates shall be free to sell such Restricted Business at any time to any Person without restriction. Any acquisition by Purchaser pursuant to this Section 3(c) shall include all intellectual property rights (such as proprietary credit scoring models) specifically created for such Restricted Business.

            (d) Acquired Branches. BAC and Purchaser agree to negotiate in good faith (for a period not to exceed 15 days in each case) with respect to possible expansion of the definition of "Referring Branches" contained in Section 2 to cover consumer bank branches acquired by BAC or any of its Affiliates during the Referral Term, but shall not be obligated to reach any agreement with respect thereto; provided that no such negotiation shall be necessary if any Person has a prior right to offer (an a direct or referral basis) Manufactured Home Loans through such acquired consumer bank branches.

Section 4. Miscellaneous.

            (a) Breach. In the event of a breach of this Agreement by either BAC or Purchaser, the non-defaulting party shall be entitled to all remedies provided by law or equity. In addition, each party agrees that a breach by such party of this Agreement will result in irreparable harm to the other party, and that in the event of such breach, the non-defaulting party shall, in


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addition to such other remedies as may be available, be entitled to obtain, and any arbitral tribunal convened pursuant to subsection 4(c) shall be authorized to grant, equitable relief.

            (b)Amendment and Modification; Waiver of Provisions. This Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

            (c) Arbitration. Any controversy or claim arising out of or relating to this Agreement or any breach hereof will, at the request of either party, be determined by arbitration in accordance with the provisions of Section 15.4 of the Stock Purchase Agreement.

            (d) Headings. The headings contained in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

            (e) Successors and Assigns: Assignments. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. No party hereto may assign or transfer any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, and any such attempted assignment, transfer or delegation without such consent shall be null and void; provided, however, that either party may, upon written notice but without the consent of the other party, assign and transfer its rights and duties hereunder to any Affiliate, but such assignment shall not relieve the assigning/delegating party from its obligations under this Agreement.


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            (f) Notices. The sending of notices, requests, demands and other communications called for or contemplated hereunder shall be governed by Section
15.9 of the Stock Purchase Agreement.

            (g) No Third Parties Benefited. This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns and no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement.

            (h) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of California, without giving effect to the choice of law provisions thereof.

            (i) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

            (j) Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

            (k) Further Assurances. From and after the date hereof, each party hereto will execute all such instruments and take all such actions as the other party shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

            (l) Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof.


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            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.


                                     BANKAMERICA CORPORATION


                                     By:
                                         -----------------------
                                     Its:
                                         -----------------------


                                     By:
                                         -----------------------
                                     Its:
                                         -----------------------


                                     GREENPOINT BANK


                                     By:
                                         -----------------------
                                     Its:
                                         -----------------------


                                     By:
                                         -----------------------
                                     Its:
                                         -----------------------

                              BANK OF AMERICA, FSB,
                                 CONTRACT OWNER,

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                 CONTRACT OWNER,

                    SECURITY PACIFIC HOUSING SERVICES, INC.,
                                 CONTRACT OWNER

                                       and

                              [GREENPOINT ENTITY],
                                    SERVICER


                           FORM OF SERVICING AGREEMENT

                            Dated as of_______, 1998

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS .......................................................  2
SECTION 1.01 Terms ..........................................................  2
SECTION 1.02 Construction ................................................... 12
ARTICLE II ADMINISTRATION AND SERVICING OF CONTRACTS ........................ 13
SECTION 2.01 Responsibility for Contract Administration and Servicing ....... 13
SECTION 2.02 Standard of Care ............................................... 14
SECTION 2.03 Collection of Contract Payments ................................ 15
SECTION 2.04 Records ........................................................ 15
SECTION 2.05 Inspection ..................................................... 15
SECTION 2.06 Remittances to the Collection Account .......................... 16
SECTION 2.07 Payment of Taxes ............................................... 17
SECTION 2.08 Enforcement .................................................... 18
SECTION 2.09 Maintenance of Hazard Insurance Policies ....................... 18
SECTION 2.10 Fidelity Bond and Errors and Omissions Insurance ............... 20
SECTION 2.11 Collections under Hazard Insurance Policies .................... 20
SECTION 2.12 Realization upon Defaulted Contracts ........................... 21
SECTION 2.13 Costs and Expenses ............................................. 22
SECTION 2.14 Payment in Full ................................................ 22
SECTION 2.15 Servicing and Other Compensation ............................... 23
SECTION 2.16 Custody of Contracts ........................................... 23
SECTION 2.17 Management of Owned Property ................................... 25
SECTION 2.18 Annual Statement as to Compliance .............................. 27
SECTION 2.19 Annual Independent Public Accountants' Servicing Report ........ 27
SECTION 2.20 Financial Statements ........................................... 28
ARTICLE III  REPRESENTATIONS AND WARRANTIES; COVENANTS;
             CONDITIONS ..................................................... 29
SECTION 3.01 Representations and Warranties Regarding the Servicer .......... 29
SECTION 3.02 Covenants of the Servicer ...................................... 30
SECTION 3.03 Closing Conditions ............................................. 32
SECTION 3.04 Representations and Warranties Regarding the Contract Owners ... 33

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

ARTICLE IV PAYMENT OF MONTHLY SERVICING FEE; MONTHLY REPORTS ................ 35
SECTION 4.01 Payment of Reimbursable Monthly Expenses,
             Disputed Servicing Fee ......................................... 35
SECTION 4.02 Reimbursable Servicer Advances ................................. 35
SECTION 4.03 Monthly Reports ................................................ 36
SECTION 4.04 Certificate of Servicing Officer ............................... 37
SECTION 4.05 Owned Property Reports ......................................... 38
SECTION 4.06 Liquidation and Prepayment Reports ............................. 38
SECTION 4.07 Other Data ..................................................... 38
ARTICLE V THE CONTRACT OWNERS AND THE SERVICER .............................. 39
SECTION 5.01 Servicer's Indemnities; Litigation ............................. 39
SECTION 5.02 Operation of Indemnities ....................................... 40
SECTION 5.03 Merger or Consolidation of the Servicer ........................ 40
SECTION 5.04 Limitation on Liability of the Servicer and Others ............. 40
SECTION 5.05 Assignment by Servicer ......................................... 41
SECTION 5.06 Servicer Not to Resign ......................................... 41
SECTION 5.077 Contract Owners' Indemnities .................................. 42
ARTICLE VI EVENTS OF DEFAULT ................................................ 43
SECTION 6.01 Events of Default .............................................. 43
ARTICLE VII TERMINATION ..................................................... 45
SECTION 7.01 Termination .................................................... 45
SECTION 7.02 Termination Relating to Sale of Contracts ...................... 45
ARTICLE VIII MISCELLANEOUS PROVISIONS ....................................... 47
SECTION 8.01 Recordation of Agreement; Counterparts ......................... 47
SECTION 8.02 Governing Law .................................................. 47
SECTION 8.03 Notices ........................................................ 47
SECTION 8.04 Severability of Provisions ..................................... 47
SECTION 8.05 Assignment ..................................................... 47
SECTION 8.06 Entire Agreement ............................................... 48
SECTION 8.07 Further Assurances ............................................. 48
SECTION 8.08 Exhibits ....................................................... 48

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

SECTION 8.09 Waivers and Amendments, Non-contractual Remedies ............... 48
SECTION 8.10 Captions ....................................................... 49
SECTION 8.11 Official Record ................................................ 49

            This SERVICING AGREEMENT, dated as of _____________, 1998 (the "Agreement"), is executed by and among Bank of America, FSB, Bank of America National Trust and Savings Association and Security Pacific Housing Services, Inc., as contract owners (each, a "Contract Owner," and together, the "Contact Owners"), and [GreenPoint Entity], as servicer (together with its permitted successors, the "Servicer").

            The Contract Owners, desire to engage [GreenPoint Entity], as Servicer, to provide for the servicing of Contracts owned by each of the Contract Owners and [GreenPoint Entity] desires to service the Contracts on the terms and conditions set forth herein. The Contract Owners and the Servicer are entering into this Agreement for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

            In consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01. Terms.

      Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

      Affiliate: As to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" or "controlled" have meanings correlative to the foregoing.

      Aggregate Net Liquidation Losses: With respect to each Settlement Date, the per annum percentage of (a) the aggregate of the amounts by which (i) the Principal Balance of each Contract that had become a Liquidated Contract during the immediately preceding Collection Period, plus accrued and unpaid interest thereon at the related Contract Rate to the Due Date for such Contract in such Collection Period, exceeds (ii) the Net Liquidation Proceeds for such Contract over (b) the aggregate Principal Balances of the Contracts as of the first day of such Collection Period.

      Agreement: This Agreement, as amended and/or supplemented from time to time in accordance with the terms hereof.

      Appraiser: As defined in Section 7.02.

      Average Sixty-Day Delinquency Ratio: As to any Settlement Date, the arithmetic average of the Sixty-Day Delinquency Ratios for such Settlement Date and the two preceding Settlement Dates.

      Average Thirty-Day Delinquency Ratio: As to any Settlement Date, the arithmetic average of the Thirty-Day Delinquency Ratios for such Settlement Date and the two preceding Settlement Dates.

      Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in the State of California and/or the State of New York are authorized or obligated by law or executive order to be closed.

Closing Date: [          ], 1998.

      Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

      Collection Account: The separate trust account or accounts created and maintained pursuant to Section 4.4 which shall be entitled "Bank of America, FSB, Bank of America

National Trust and Savings Association and Security Pacific Housing Services, Inc., as Contract Owners under the Servicing Agreement" and which must be an Eligible Account.

      Collection Period: With respect to any Settlement Date, the calendar month preceding the month of the Settlement Date.

      Contract: Any one of the manufactured housing installment sale contracts or installment loan agreements, including any Land Home Contracts, described in the Contract Schedule, any Repurchased Contract and any Contract originated and funded by BankAmerica Corporation or any or its Affiliates pursuant to Section 2(a)(v) of the Non-Solicitation Agreement, which Contracts are the subject of this Agreement. The Contracts include all related security interests and any and all rights to receive payments which are due pursuant thereto from and after the Cutoff Date (or the date of repurchase with respect to a Repurchased Contract), but exclude any rights to receive payments which were due pursuant thereto prior to the Cut-off Date (or the date of repurchase with respect to a Repurchased Contract).

      Contract File: As to each Contract other than a Land Home Contract, (a) the original copy of the Contract, (b) the original title document issued to the applicable Contract Owner as secured lender or agent therefor for the related Manufactured Home, unless the laws of the jurisdiction in which the related Manufactured Home is located do not provide for the issuance of any title documents for manufactured housing to secured lenders, (c) evidence of one or more of the following types of perfection of the security interest in favor of the applicable Contract Owner as secured lender or agent therefor in the related Manufactured Home granted by such Contract, as appropriate: (1) notation of such security interest on the title document, (2) a financing statement meeting the requirements of the UCC, with evidence of recording in the appropriate offices indicated thereon, or (3) such other evidence of perfection of a security interest in a manufactured housing unit as is customary in such jurisdiction,
(d) the assignment of the Contract from the Manufactured Housing Dealer to the applicable Contract Owner, if any, including any intervening assignments, and
(e) any extension, modification or waiver agreement(s).

      Contract Owner: Bank of America, FSB, (with respect to the Contracts listed on Annex 1 of the Contract Schedule), Bank of America National Trust and Savings Association (which also may include Contracts owned by its wholly-owned subsidiary, Security Pacific Financial Services of California, Inc.) (with respect to the Contracts listed on Annex 2 of the Contract Schedule), Security Pacific Housing Services, Inc., (with respect to the Contracts listed on Annex 3 of the Contract Schedule), and any of their respective successors and assigns. In the event that there is more than one Contract Owner under this Agreement, the rights and obligations of each such Contracts Owner and the Servicer with respect to such Contract Owner hereunder shall only relate to the Contracts owned by such Contract Owner.

      Contract Owner Representative: In the event that there is only one Contract Owner hereunder, such Contract Owner or its designee. In the event that there is more than one Contract Owner hereunder, a representative of the Contract Owners (which may be one of the Contract Owners) as communicated in writing from time to time to the Servicer by Bank of America, FSB or its successors and assigns.

      Contract Pool: The pool of Contracts listed on the Contract Schedule.

      Contract Rate: With respect to (a) each fixed rate Contract, the per annum rate of interest borne by such Contract, as set forth in such Contract and (b) with respect to each variable rate Contract, subject to the initial interest rate, periodic and lifetime caps set forth in the related Contract, the index as in effect from time to time plus the margin, each as set forth in such Contract.

      Contract Schedule: The list identifying each Contract subject to this Agreement, as amended or supplemented from time to time by the related Contract Owner, which list is attached hereto as EXHIBIT A and which (a) identifies each Contract by contract number and name and address of the Obligor, and (b) sets forth as to each Contract (i) the Principal Balance as of the Cut-off Date, (ii) the amount of each monthly payment due from the Obligor as of the Cut-off Date,
(iii) the Contract Rate as of the Cut-off Date, and (iv) the maturity date.

      Cumulative Realized Losses: As to any Settlement Date, the Aggregate Net Liquidation Losses for the period from the Cut-off Date through the end of the Collection Period preceding the month of such Settlement Date.

      Current Realized Loss Ratio: As to any Settlement Date, the annualized percentage equivalent of the fraction, the numerator of which is the average of the Aggregate Net Liquidation Losses for the three preceding Collection Periods and the denominator of which is the arithmetic average of the aggregate of the Scheduled Principal Balances for such Settlement Date and the preceding two Settlement Dates.

      Cut-off Date: [     ], 1998.

      Defaulted Contract: Any Contract as to which the related Obligor has not cured any delinquency or default thereunder within thirty days of the mailing by the Servicer to such Obligor of a notice to cure such delinquency or default.

      Deficiency: With respect to any Contract that is a Liquidated Contract, the amount by which (i) the outstanding principal balance of such Contract, plus accrued and unpaid interest thereon at the related Contract Rate to the Due Date for such Contract in the Collection Period in which such Contract became a Liquidated Contract exceeds (ii) the Net Liquidation Proceeds for such Contract.

      Deficiency Amount: With respect to any Contract, the amount, if any, that the Servicer collects directly from the Obligor with respect to any Deficiency.

      Deficiency Percentage: 30%

      Determination Date: With respect to any Settlement Date, the third Business Day prior to such Settlement Date.

      Disputed Amount: As defined in Section 4.01.

      Disputed Bill: As defined in Section 4.01

      Due Date: The day of the month on which each scheduled payment of principal and interest is due on a Contract, exclusive of any days of grace.

      Eligible Account: An account or accounts (a) maintained with any Contract Owner or any of their respective Affiliates, (b) an account that is maintained with a depository institution the long-term unsecured debt obligations of which have been rated by at least two Rating Agencies in one of its two highest rating categories at the time of any deposit therein, or (c) that are trust accounts with any depository institution held by the depository institution in its capacity as a corporate trustee. Notwithstanding the foregoing, an account maintained with the Servicer or any Affiliate of the Servicer shall not be deemed to be an Eligible Account.

      Eligible Investments: Investments that mature, unless payable on demand, not later than the Business Day preceding the Payment Date, and are limited to the following:

            (i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States;

            (ii) repurchase obligations (the collateral for which is held by a third party) with respect to any security described in clause (i) above, provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by any Rating Agency in one of its two highest rating categories;

            (iii) certificates of deposit, time deposits and bankers' acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that the long-term unsecured debt obligations of such bank or trust company (or, in the case of the principal depository institution of a depository institution holding company, the long-term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof have been rated by any Rating Agency in one of its two highest rating categories;

            (iv) commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by any Rating Agency in its highest rating category; and

            (v) any other demand, money market or time deposit account or obligation, or interest-bearing or other security or investment, acceptable to the Contract Owner Representative.

Notwithstanding the foregoing, Eligible Investments shall not include any instrument described hereunder which evidences either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

      Event Of Default: Any one of the Events of Default described in Section
6.01 hereof.

      Excess Contract Payment: With respect to any Contract, any portion of a payment of principal and interest on such Contract, that (a) is in excess of the scheduled payment (or is an integral multiple thereof and has not been identified by the Obligor as a Principal Prepayment), (b) is not a Principal Prepayment and (c) is not part of the Liquidation Proceeds of such Contract.

      Extension and Other Fees: Any extension and other fees (including, but not limited to, pay-off fees, commissions and administrative fees on insurance and similar fees and charges) paid by the Obligor on a Contract.

      Fair Market Value: As defined in Section 7.02.

      Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 2.10.

      First Settlement Date: [     ], 199[    ].

      Full Principal Prepayment: Any Principal Prepayment specified in clause
(ii) of the definition of the term "Principal Prepayment."

      Hazard Insurance Policy: With respect to each Contract, the policy of fire and extended coverage insurance (and federal flood insurance, if applicable) required to be maintained for the related Manufactured Home, as provided in
Section 2.09 (which may be a blanket insurance policy maintained by the Servicer in accordance with the terms and conditions of Section 2.09).

      Independent Appraiser: As defined in Section 7.02.

      Land Home Contract: A Contract that is secured by a Mortgage on real estate on which the related Manufactured Home is situated (as well as by such related Manufactured Home).

      Land Home Contract File: As to each Land Home Contract, (a) the original copy of the Land Home Contract, (b) the original related Mortgage with evidence of recording thereon (or, if the original Mortgage has not yet been returned by the applicable recording office, a copy thereof, certified by such recording office, which will be replaced by the original Mortgage when it is so returned) and any title document for the related Manufactured Home, (c) the assignment of the Land Home Contract from the originator (if other than a Contract Owner) to the applicable Contract Owner, (d) if such Land Home Contract was originated by a Contract Owner, an endorsement of such Land Home Contract by the applicable Contract Owner, and (e) any extension, modification or waiver agreement(s).

      Late Payment Fees: Any late payment fees (including, but not limited to charges for dishonored checks (NSF Fees)) paid by Obligors on Contracts after all sums received have been allocated first to regular installments due or overdue and all such installments are then paid in full.

      Latest Due Date: The latest date on which any Contract matures.

      Liquidated Contract: Any Defaulted Contract as to which the Servicer has determined that all amounts (other than amounts in respect of any Deficiency) which it expects to recover from or on account of such Contract have been recovered; provided that any Defaulted Contract in respect of which the related Manufactured Home and, in the case of Land Home Contracts, Mortgaged Property, has been realized upon and liquidated and the proceeds of such disposition have been received shall be deemed to be a Liquidated Contract.

      Liquidation Expenses: All reasonable out-of-pocket expenses (exclusive of overhead expenses) which are incurred by the Servicer in connection with the liquidation of any Defaulted Contract, on or prior to the date on which the related Manufactured Home, and, in the case of Land Home Contracts, Mortgaged Property, is liquidated, including legal fees and expenses, any unreimbursed amount expended by the Servicer pursuant to Sections 2.07, 2.08, 2.09 or 2.13 (to the extent such amount is reimbursable under the terms of Sections 2.07, 2.08, 2.09 or 2.13, as the case may be) with respect to such Contract, and any unreimbursed expenditures for property taxes or other taxes or charges or for property restoration or preservation that are related to such liquidation.

      Liquidation Proceeds: Cash (including insurance proceeds other than those applied to the restoration of the related Manufactured Home or Mortgaged Property or released to the related Obligor in accordance with the normal servicing procedures of the Servicer but excluding Deficiency Amounts) received in connection with the liquidation of Defaulted Contracts, whether through repossession or otherwise.

      Loss: In respect of any indemnification obligation arising under this Agreement, and all losses, claims, damages, penalties, liabilities, obligations, judgments, settlements, awards, demands, offsets, defenses, counterclaims, actions or proceedings, including, without limitation, (a) any reasonable costs, expenses and attorneys' fees incurred by the indemnified party in enforcing such right of indemnification against any indemnifying party or with respect to any appeal, (b) reasonable fees and expenses of Affiliates of the indemnified party,
(c) interest at the Federal Funds Rate on any amount for which the indemnified party is entitled to be indemnified from the date the indemnified party expends such amounts until such amounts are paid by the indemnifying party, and (d) any carrying costs.

      Manufactured Home: A unit of manufactured housing which meets the requirements of Section 25(e)( 10) of the Code, securing the indebtedness of the Obligor under the related Contract.

      Manufactured Housing Dealer: The dealer or other party from whom the Manufactured Home is purchased.

      Monthly Report: The monthly report described in Section 4.03.

      Monthly Servicing Fee: As of any Settlement Date, an amount equal to one-twelfth of the Servicing Fee Rate per annum of the aggregate Scheduled Principal Balances of the Contracts for such Settlement Date.

      Mortgage: The mortgage, deed of trust, security deed or similar evidence of lien, creating a first lien on an estate in fee simple in the real property securing a Land Home Contract.

      Mortgaged Property: The property subject to the lien of a Mortgage.

      Negotiation Period: As defined in Section 7.02.

      Net Liquidation Proceeds: As to any Liquidated Contract, Liquidation Proceeds net of the sum of (i) Liquidation Expenses and (ii) any amount required to be paid to the Obligor or any other Person with an interest in the Manufactured Home or Mortgaged Property that is senior to the interest of the applicable Contract Owner.

      Non-Solicitation Agreement: The Non-Solicitation and Referral Agreement dated as of the date hereof between BankAmerica Corporation and GreenPoint Bank.

      Obligor: Each Person who is indebted under a Contract or who has acquired a Manufactured Home subject to a Contract.

      Officer's Certificate: A certificate (i) signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), an Assistant Vice President, the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Servicer (or any other officer customarily performing functions similar to those performed by any of the above designated officers and also to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with a particular subject) or (ii) if provided for in this Agreement, signed by a Servicing Officer and delivered to the Contract Owner Representative as required by this Agreement.

      Opinion Of Counsel: A written opinion of counsel, who may be the in-house counsel for the Servicer, reasonably acceptable to the Contract Owner Representative.

      Outstanding: With respect to any Contract as to the time of reference thereto, a Contract that has not been fully prepaid and has not become a Liquidated Contract.

      Owned Property. As defined in Section 2.17 hereof

      Owned Property Advance. As defined in Section 2.17 hereof

      Partial Prepayment: Any Principal Prepayment other than a Full Principal Prepayment.

      Payment Date: The fifth Business Day following each Collection Period.

      Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

      Principal Balance: With respect to any Contract as of any date, the outstanding principal balance thereof as of the Cut-off Date reduced by all payments of principal made with respect thereto, including Principal Prepayments and any payments from Net Liquidation Proceeds and Deficiency Amounts relating to principal.

      Principal Prepayment: With respect to any Contract, (i) any payment or any portion thereof or other recovery on such Contract (other than a Liquidated Contract) that exceeds the amount necessary to bring such Contract current as of any Due Date unless (A) the related

Obligor has notified or confirmed with the Servicer that such payment is to be applied as a Scheduled Payment for future Due Dates or (B) the amount of such excess payment is approximately equal (subject to a variance of plus or minus 10%) to the amount of the Scheduled Payment on the next Due Date; or (ii) if any payment or any portion thereof or other recovery thereon (other than a Liquidated Contract) is sufficient to pay the outstanding principal balance of such Contract, all accrued and unpaid interest at the Contract Rate to the payment date and all other outstanding amounts owing on such Contract, the portion of the payments or recoveries on such Contract during such Collection Period that is equal to the Scheduled Principal Balance of such Contract after giving effect to the Scheduled Payment on such Contract due in such Collection Period.

      Principal Shortfall: As to any Settlement Date, the difference, if any, between (i) the Total Scheduled Principal Amount for such Settlement Date and
(ii) the amount distributed as principal to the Contract Owner Representative on such Settlement Date.

      Qualified Insurer: An insurer that is (i) authorized to issue policies in the state in which the related Manufactured Home is located and (ii) currently reflects (A) a general policyholder's rating of B+ or better and a financial category of III or better in Best's Key Rating Guide, or (B) a general policyholder's rating of "A" or "A-" or better in Best's Key Rating Guide.

      Rating Agency: Standard & Poor's Corporation, Moody's Investors Service, Inc., Fitch Investors Service, Inc. or Duff & Phelps or the successor of any of them.

      Reimbursable Servicer Advances: As defined in Section 4.02.

      REMIC: A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

      REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

      REO Percentage: As of any date of determination, the aggregate principal balance of Contracts related to Owned Property expressed as a percentage of the aggregate principal balance for all Contracts.

      REO Property: As defined in Section 2.17.

      Repossession Property: As defined in Section 2.17.

      Repossession Profits: As to any Settlement Date, the excess, if any, of Net Liquidation Proceeds in respect of each Contract that became a Liquidated Contract during the related Collection Period over the sum of the remaining principal balance of such Contract plus accrued and unpaid interest at the related Contract Rate on the remaining principal balance thereof from the Due Date to which interest was last paid by the Obligor to the Due Date in the month in which such Contract became a Liquidated Contract.

      Repurchased Contract: Any manufactured installment sale contract or installment loan agreement, including Land Home Contracts, which a Contract Owner was required to repurchase pursuant to the terms of any sale agreement, pooling and servicing agreement or other similar agreement (including, but not limited to, the Stock Purchase Agreement) or securitization document or pursuant to the terms of a Securitization.

      Returned Debits: Any payment remitted by an Obligor to the Servicer that does not clear such Obligor's account.

      Scheduled Payment: As to any Settlement Date and each Contract, the amount equal to the scheduled payment that was due during the Collection Period ending immediately prior to such Settlement Date in respect of each such Contract that was Outstanding immediately following such Collection Period or whose last scheduled payment was due during such Collection Period.

      Scheduled Principal Balance: As to any Contract, other than an actuarial Contract, and any Settlement Date, the Principal Balance thereof as of the close of business on the last day of the Collection Period preceding such Settlement Date. As to any actuarial Contract and any Settlement Date., the principal balance of such Contract (before any adjustment by reason of bankruptcy, moratorium or similar waiver or grace period) as of the Due Date in the Collection Period next preceding such Settlement Date (or, with respect to the First Settlement Date, as of the Cut-off Date) as specified in the amortization schedule for such Contract at the time relating thereto, after giving effect to all previous Principal Prepayments, all previous scheduled principal payments (whether or not paid) and to the scheduled payment of principal due on such Due Date. The Scheduled Principal Balance of any Contract shall also be reduced on each Due Date by any adjustments by reason of bankruptcy, moratorium or similar waiver or grace period, and other reductions, if any. The Scheduled Principal Balance of any Contract that has been liquidated shall be zero.

      Scheduled Principal Reduction Amount: As to any Settlement Date, the difference between (i) the aggregate of the Scheduled Principal Balances as of the Settlement Date immediately preceding the current Settlement Date and (ii) the aggregate of the Scheduled Principal Balances as of the current Settlement Date.

      Securitization: As defined in Section 3.02(b).

      Servicer: [GreenPoint Entity], or its successors in interest or any successor servicer under this Agreement as provided for in accordance with the terms hereof.

      Servicing Fee Rate: 1.00%.

      Servicing File: All documents, records, and other items maintained by the Servicer with respect to a Contract and not included in the corresponding Contract File or the Land Home Contract, as applicable, including the credit application, credit reports and verifications, appraisals, tax and insurance records, payment records, insurance claim records, correspondence, and all historical computerized data files.

      Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Contracts whose name appears on a list of servicing officers furnished to the Contract Owner Representative by the Servicer, as such list may from time to time be amended.

      Servicing Standards: The degree of skill and care consistent with the degree of skill and care that the Servicer exercises or the Contract Owner exercised, as applicable, with respect to similar manufactured housing installment sale contracts and installment loan agreements owned and serviced by it for its own account, but in no event using a degree of skill and care that is lower than prudent servicing industry standards for such manufactured housing installment sale contracts and installment loan agreements.

      Settlement Date: The 15th day of each calendar month after the Closing Date, or if such 15th day is not a Business Day, the next succeeding Business
Day, commencing [          ], 1998.

      Sixty-Day Delinquency Ratio: As to any Settlement Date, the percentage equivalent of the fraction, the numerator of which is the aggregate of the outstanding principal balances (as of the end of the preceding Collection Period) of all Contracts as to which a scheduled monthly payment thereon (without giving effect to any adjustments thereto by reason of a bankruptcy or similar proceeding of the Obligor or any extension or modification granted to such Obligor) is delinquent 60 days or more as of the end of such Collection Period and the denominator of which is the aggregate of the Scheduled Principal Balances of the for such Settlement Date.

      Stock Purchase Agreement: The Stock Purchase Agreement dated as of April 11, 1998, by and among GreenPoint Bank and BankAmerica Corporation

      Thirty-Day Delinquency Ratio: As to any Settlement Date, the percentage equivalent of the fraction, the numerator of which is the aggregate of the outstanding principal balances (as of the end of the preceding Collection Period) of all Contracts as to which a scheduled monthly payment thereon (without giving effect to any adjustments thereto by reason of a bankruptcy or similar proceeding of the Obligor or any extension or modification granted to such Obligor) is delinquent 30 days or more as of the end of such Collection Period and the denominator of which is the aggregate of the Scheduled Principal Balances of the Contracts for such Settlement Date.

      Total Scheduled Principal Amount: As to any Settlement Date, an amount equal to the sum of (a) the Scheduled Principal Reduction Amount for such Settlement Date, (b) all Partial Prepayments received during the immediately preceding Collection Period, (c) the Scheduled Principal Balance of each Contract for which a Full Principal Prepayment was received during the immediately preceding Collection Period, (d) the Scheduled Principal Balance of each Contract that became a Liquidated Contract during the immediately preceding Collection Period, and (e) the Principal Shortfall as of the immediately preceding Settlement Date.

      UCC: The Uniform Commercial Code, as in effect in the relevant jurisdiction.

SECTION 1.02. Construction.

      Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning sometimes represented by the phrase "and/or." The words "include" or "including" shall be deemed followed by the phrase "without limitation." The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to the Agreement as a whole and not to any particular provision of this Agreement. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule, Appendix and Exhibit references are to this Agreement unless otherwise specified. The date as of which this Agreement is dated has been assigned solely for purposes of identification, and does not signify the date as of which assets are transferred or any other actions are taken hereunder.

                                   ARTICLE II
                    ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 2.01. Responsibility for Contract Administration and Servicing.

      [GreenPoint Entity] hereby agrees to act as Servicer under this Agreement. The Servicer shall service and administer the Contracts in accordance with this Agreement. The Servicer, subject to Section 2.02, shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and in the best interests of the Contract Owners. The relationship of the Servicer (and of any successor to the Servicer as servicer under this Agreement) to the Contract Owners (and any of its successors and assignees) under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent of the Contract Owners. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement shall be construed so as to require the Servicer to take any action or fail to take any action in respect of a Contract, which action or failure violates applicable law.

      Consistent with Section 2.02, unless otherwise instructed by the Contract Owner Representative or unless otherwise required by applicable law, the Servicer may waive, defer payment thereof (provided that no such deferment may be for more than two payments and that there shall be a total of no more than three deferments with respect to any Contract), modify or vary any term of any Contract or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Obligor if in the Servicer's reasonable determination (in accordance with the Servicing Standards) such waiver, modification, postponement or indulgence is not materially adverse to the Contract Owners; provided, however, that (unless the Contract is a Defaulted Contract, or the Contract becoming a Defaulted Contract is imminent, in the reasonable judgment of the Servicer, of becoming a Defaulted Contract and the Servicer has the consent of the Contract Owner Representative) the Servicer shall not (i) permit any modification with respect to any Contract that would change the Contract Rate (except as provided below), (ii) defer (except as provided above) or forgive the payment thereof or of any principal or interest payments, (iii) reduce the outstanding principal amount (except for actual payments of principal), (iv) make future advances or (v) permit any Obligor to extend the final maturity date on such Contract (except as necessary to permit a deferment as provided above).

      Notwithstanding the foregoing, the Servicer may modify the Contract Rate if:

      (i) (a) an Obligor has notified the Servicer that it will be making, or that it desires to make, a Full Principal Prepayment because such Obligor can receive a more favorable rate of interest than the Contract Rate then in effect from a Person other than the Servicer,
            (b) the Servicer can modify the Contract Rate in accordance with the Bank of America, FSB procedures and underwriting criteria as of the Business Day preceding the date of this Agreement for such types of modifications or in accordance with the reasonable procedures communicated in writing by the Contract Owner Representative to the Servicer from time to time (provided, however, that in connection with any such modification, the Servicer shall not be required to conduct an inspection of the related Mortgaged Property or the related Manufactured Home or obtain a new appraisal with respect to such Mortgaged Property or Manufactured Home and shall only be required to confirm that the related Obligor is current in payment with respect to the related Contract) and (c) the Servicer has been instructed by the Contract Owner Representative that it may make such modifications, provided, however, that the Contract Owner Representative agrees that it will respond promptly to any request by the Servicer for such instructions; or

      (ii) the related Contract Rate is a variable rate and under the terms of the related Contract the Obligor may convert such Contract Rate to a fixed rate as long as such modification is in accordance with such terms. For purposes of this clause (ii), if the terms of the Contract state that such fixed rate shall be the standard fixed rate then in effect for comparable loans or contract offered by the applicable Contract Owner (as communicated in writing by the Contact Owner Representative), the Servicer shall use the applicable fixed rate then in effect as offered by the Servicer for comparable loans or contracts unless instructed otherwise by the Contract Owner Representative.

      Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself, and the Contract Owners, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Contracts and with respect to the Mortgaged Properties. If reasonably required by the Servicer, the applicable Contract Owner shall promptly furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

      The Servicer shall: (i) respond to any telephonic or written inquiry of an Obligor within one week of receipt thereof, (ii) exercise commercially reasonable efforts to resolve the subject of any such inquiry within 30 days of such inquiry and (iii) maintain and notify Obligors of a toll free telephone line whereby such Obligors may make inquiry. Notwithstanding the above, the Servicer shall be obligated to comply with any statutory or regulatory requirements that impose more stringent rules with regard to these matters.

      The Servicer will make any adjustments to any Contract as directed by the Contract Owner Representative with respect to Contracts where the applicable Contract Owner, at the request of the related Obligor, determines is necessary in order to ensure that such Contract conforms with the such Contract Owner's underwriting policies and servicing guidelines as of the Business Day preceding the Closing Date.

SECTION 2.02. Standard of Care.

      The Servicer shall at all times act in good faith and in the best interests of the Contract Owners with respect to the Contracts, and shall use it reasonable best efforts to service and administer the Contracts (i) in compliance with the terms of this Agreement and all applicable laws, rules and regulations, (ii) in compliance with all regulatory and statutory requirements applicable to a Contract Owner, (iii) in compliance with any injunctions applicable to a Contract Owner, and (iv) in accordance with the Servicing Standards (provided, however, that the Servicer's obligations under subsections
(ii) and (iii) immediately above shall exist only to the extent that the applicable Contract Owner or the Contract Owner Representative gives written notice to the Servicer regarding any such requirements and/or injunctions and, if the related Contract Owner reimburses the Servicer for any reasonable costs that the Servicer incurs with respect to any such requirements and/or injunctions). The Servicer acknowledges that the related Contract Owner or its assignees will retain title to, and ownership of, the Contracts and that the Servicer does not hereby acquire any title to, security interest in, or other rights of any kind in or to the Contracts or any portion thereof, except to the extent expressly provided herein. The Servicer agrees not to file any lien or any other encumbrance on, exercise any right of setoff against, or attach or assert any claim in, any Contracts, unless authorized pursuant to a judicial or administrative proceeding or a court order, or the findings of an arbitration board.

SECTION 2.03. Collection of Contract Payments.

      Continuously from the date hereof until the principal and interest on all Contracts are paid in full, or until this Agreement is terminated, the Servicer will proceed diligently to collect all payments due under each Contract when the same shall become due and payable, which such procedures shall be consistent with Section 2.02.

SECTION 2.04. Records.

      The Servicer, during the period it is servicer hereunder, shall maintain such reasonable and customary books of account and other records as will enable the Contract Owner Representative (if the Contract Owner Representative so elects in its discretion) to determine the status of each related Contract, and subject to the limitations set forth in Section 2.05. Without limiting the generality of the preceding sentence, the Servicer shall keep such records in respect of Liquidation Expenses and income on Owned Property as will enable the Contract Owner Representative (if the Contract Owner Representative so elects in its discretion) to determine pursuant to, and subject to the limitations set forth in Section 2.05, that the correct amount of Net Liquidation Proceeds in respect of a Liquidated Contract has been remitted to the Contract Owner Representative.

SECTION 2.05. Inspection.

      (a) The Servicer agrees that, on reasonable prior written notice, it will permit any representative of the Contract Owner Representative during the Servicer's normal business hours, to examine the Contracts, the Servicing File, all the books of account, records, reports and other papers of the Servicer relating to the Contracts, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Contract Owner Representative and to discuss its affairs, finances and accounts relating to the Contracts with its officers, employees and independent public accountants (and by this provision the Servicer hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Contract Owner Representative of any right under this Section 2.05 shall be borne by the party requesting such inspection; all other expenses shall be borne by the Servicer. Any examinations or inspections referred to in Section 2.04 or 2.05 will be conducted in a manner that does not interfere unreasonably with the Servicer's normal operations or customer or employee relations. Notwithstanding the foregoing, such examinations shall be limited to quarterly examinations for the first two years from the Closing Date and semi-annually examinations for each year thereafter (or if an Event of Default has occurred and in continuing, at any time).

      (b) At all times during the term hereof the Servicer shall keep available a copy of the Contract Schedule (which may exclude the Obligor's home address if such address was included in the Contract Schedule delivered to the Contract Owner Representative on the Closing Date) at its principal executive office for inspection by the Contract Owner Representative.

      (c) The Servicer will, at the expense of the Servicer, provide the Contract Owner Representative with (i) all of the information and reports that Bank of America, FSB, as servicer, is providing each Contract Owner as of the day preceding the Closing Date, (ii) an investor report that is substantially similar to the investor reports provided by Bank of America, FSB, as servicer, to investors in manufactured housing sales contracts or installment loan agreements (or investors of interests therein) as of the day preceding the Closing Date and (iii) a reconciliation between the accounting information and such investor servicing report. The Servicer shall also provide the Contract Owner Representative with reports containing statistical data on the overall delinquency, default and repossession experience and performance with respect to other manufactured housing installment sale contracts or installment loan agreements serviced by the Servicer for any Persons (including the Servicer).

SECTION 2.06. Remittances to the Collection Account; Remittances to the Contract
              Owner Representative.

      On or prior to the Closing Date, the Servicer shall establish the Collection Account. The Collection Account shall be an Eligible Account. Amounts on deposit in the Collection Account shall be invested in Eligible Investments by the Servicer in the name of the Contract.

      The Servicer shall remit by wire transfer to the Collection Account the following amounts within two Business Days of receipt thereof by the:

            (1) All amounts received from Obligors with respect to principal of and interest on the Contracts (including Excess Contract Payments) including, but not limited to, amounts payable to a Contract Owner in accordance with Section 2.14;

            (2) All Liquidation Proceeds and Deficiency Amounts;

            (3) Any proceeds of Hazard Insurance Policies pursuant to Section
      2.09 and 2.11 and any amounts in respect of indemnification pursuant to
      Section 5.01 and Section 5.02; and

            (4) All Repossession Profits received by the Servicer during the immediately preceding Collection Period

      Notwithstanding the foregoing:

      (i) the Servicer may reduce the amount of any deposits to be made to the Collection Account and any remittances to be made to the Contract Owner Representative by the amount of

Returned Debits incurred by the Servicer and previously remitted to the Contract Owner Representative;

      (ii) the Servicer may retain or withdraw from the Collection Account all Late Payment Fees and Extension and Other Fees; and

(iii) the Servicer may retain or withdraw from the Collection Account on the 10th day of each month, or if such day is not a Business Day, the next succeeding Business Day, the Monthly Servicing Fee payable in the Collection Period in which such 10th day occurs, provided, however, that to the extent amounts on deposit in the Collection Account are insufficient on such 10th day to pay such Monthly Servicing Fee, the Servicer may retain or withdraw the amount of such insufficiency on each day after such 10th day until the Monthly Servicing Fee for such Collection Period has been paid in full.

      On each Payment Date, the Servicer shall withdraw all amounts on deposit in the Collection Account and, subject to Section 2.15 hereof, retain for its own account the gain, if any, earned on the Collection Account for the immediately preceding Collection Period and remit to the Contract Owner all other amounts on deposit therein to the Contract Owner Representative by wire transfer to the account designated in writing by the Contract Owner Representative to the Servicer.

SECTION 2.07. Payment of Taxes.

      If the Servicer becomes aware of the nonpayment by an Obligor of a real or personal property tax or other tax or charge (including any unpaid park rents) which the Servicer reasonably determines is likely to result in a lien upon a Manufactured Home or Mortgaged Property prior to, or equal to or coordinate with, the lien of the related Contract, the Servicer, consistent with Section 2.02, shall take action, including the payment of such taxes or charges to avoid the attachment of any such lien. If the Servicer shall have paid any such real or personal property tax or other tax or charge directly on behalf of an Obligor, the Servicer shall be reimbursed for such payment pursuant to Section
4.02. If the Servicer shall have repossessed a Manufactured Home or Mortgaged Property on behalf of a Contract Owner Representative, the Servicer shall pay the amount of any such tax or charge arising during the time such Manufactured Home is in the Servicer's possession or title to the Mortgaged Property is in the name of the Servicer (or any Person acting on behalf of the Servicer), unless the Servicer is contesting in good faith such tax or charge or the validity of the claimed lien on such Manufactured Home or Mortgaged Property. The Servicer shall be reimbursed for its payment of such taxes or charges pursuant to Section 4.01 and Section 4.02 hereof.

SECTION 2.08. Enforcement.

      (a) The Servicer, consistent with Section 2.02, shall act with respect to the Contracts in such manner as will maximize the receipt of principal and interest on such Contracts.

      (b) The Servicer shall consistent with the Servicing Standards, take action to enforce or collect upon Contracts and, where permitted by applicable law, any Deficiency at its own expense, in its own name, if possible, or as agent for the related Contract Owner. If the Servicer elects to commence a legal proceeding to enforce a Contract, the act of commencement shall be deemed to be an automatic assignment of the Contract to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce a Contract on the ground that it is not a real party in interest or a holder entitled to enforce the Contract, the related Contract Owner shall, at the Servicer's expense, take such steps as the Servicer deems necessary to enforce the Contract, including formally assigning the Contract to the Servicer (which such assignment shall be at the expense of the related Contract Owner) or bringing suit in its name. If there has been a recovery of attorneys' fees, punitive damages, insurance proceeds or other amounts in favor of the Servicer in an action involving the enforcement of a Contract, the Servicer shall be reimbursed out of such recovery for its out-of-pocket attorney's fees and expenses incurred in such enforcement action. If there has been a recovery of attorneys' fees, punitive damages, insurance proceeds or other amounts in favor of the related Contract Owner in an action involving the enforcement of a Contract, the Servicer shall be reimbursed out of such recovery for its out-of-pocket attorney's fees and expenses incurred in such enforcement action, but only after the related Contract Owner has been reimbursed for its out-of-pocket attorney's fees and expenses incurred in such enforcement action.

      (c) The Servicer shall exercise any rights of recourse against third persons, including, but not limited to, any Manufactured Housing Dealer, that exist with respect to any Contract in accordance with Section 2.02 and that the Servicer determines in its good faith judgment are reasonably likely to maximize the return to the Contract Owners, provided, however, that the Servicer shall be entitled, in making such judgment, to rely on the advice of counsel, accountants and other professional advisors. In exercising recourse rights, the Servicer is authorized to reassign the Contract or to resell the related Manufactured Home and, if applicable, the Mortgaged Property, to any appropriate Person, including the Person against whom recourse exists at the price set forth in the document creating the recourse.

      (d) The Servicer may grant to the Obligor on any Contract any rebate, refund or adjustment out of proceeds to be remitted to the Contract Owner Representative that is required because of an overpayment in connection with the partial prepayment or prepayment in full of the Contract or otherwise.

SECTION 2.09. Maintenance of Hazard Insurance Policies.

      (a) Except as otherwise provided in subsection (b) of this Section 2.09, and subject to applicable law, the Servicer shall cause to be maintained with respect to each Contract one or more Hazard Insurance Policies which provide, at a minimum, the same coverage as a standard form fire and extended coverage insurance policy that is customary for manufactured housing, issued by a Qualified Insurer, and in an amount which is not less than the maximum insurable value of such Manufactured Home or the principal balance of the related Contract, whichever is less; provided that such Hazard Insurance Policies may provide for customary deductible amounts, and further provided that the amount of coverage provided by each Hazard Insurance Policy shall be sufficient to avoid the application of any co-insurance clause contained therein. If a Manufactured Home is located within a federally designated special flood hazard area, the Servicer shall, to the extent required by applicable law or regulation, also cause flood insurance to be maintained by a Qualified Insurer, which coverage shall be at least equal to the minimum amount specified in the preceding sentence or such lesser amount as is equal to the maximum amount available under the federal flood insurance program. Each Hazard Insurance Policy caused to be maintained by the Servicer shall contain a standard loss payee clause in favor of the Servicer and their successors and assigns. If any Obligor is in default in the payment of premiums on its Hazard Insurance Policy or Policies, the Servicer shall, in accordance with the Servicing Standard, pay such premiums out of its own funds, and may add separately such premium to the Obligor's obligation as provided by the Contract, but may not add such premium to the remaining principal balance of the Contract for purposes of this Agreement. The Servicer shall be reimbursed for its payment of such premiums pursuant to Section 4.02 hereof.

      (b) The Servicer may, in lieu of causing individual Hazard Insurance Policies to be maintained with respect to each Manufactured Home pursuant to subsection (a) of this Section 2.09, and shall, to the extent that the related Contract does not require the Obligor to maintain a Hazard Insurance Policy with respect to the related Manufactured Home, maintain one or more blanket insurance policies covering losses as provided in subsection (a) of this Section 2.09 resulting from the absence or insufficiency of individual Hazard Insurance Policies. Any such blanket policy shall be substantially in the form that Servicer determines, in accordance with the Servicing Standards, is the industry standard for blanket insurance policies issued to cover manufactured homes and in the amount sufficient to cover all losses on the Contracts and in accordance with the procedures required by the Bank of America, FSB on the Business Day preceding the date hereof. The Servicer shall pay, out of its own funds, the premium for such policy on the basis described therein and shall, pursuant to
Section 2.06, remit to the Contract Owner Representative (i) insurance proceeds from claims in respect of any Contracts under such blanket policy, (ii) insurance proceeds which would have been received under such blanket policy except that the Servicer neglected to cover such Contract under such blanket policy and (iii) the deductible amount in the case of clauses (i) and (ii) with respect to such claims. The Servicer shall not, however, be required to remit to the Contract Owner Representative any deductible amount with respect to claims under individual Hazard Insurance Policies maintained pursuant to subsection (a) of this Section 2.09.

      (c) If the Servicer shall have repossessed a Manufactured Home on behalf of a Contract Owner, the Servicer shall either (i) maintain at its expense a Hazard Insurance Policy with respect to such Manufactured Home, except that the Servicer shall be responsible for depositing any deductible amount with respect to all claims under individual Hazard Insurance Policies, or (ii) indemnify the related Contract Owner against any damage to such Manufactured Home prior to resale or other disposition that would have been covered by such Hazard Insurance Policy.

      (d) Any cost incurred by the Servicer in maintaining any of the foregoing insurance, for the purpose of calculating monthly distributions to the Contract Owner Representative, shall not be added to the amount owing under the Contract, notwithstanding that the terms of the Contract so permit. Except as set forth in clause (a) above, the Servicer shall not be entitled to reimbursement from any Contract Owner or the Contract Owner Representative for such costs.

SECTION 2.10. Fidelity Bond and Errors and Omissions Insurance.

      The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with a Qualified Insurer, on all officers and employees of the Servicer who act in a capacity, with regard to the Contracts, to handle funds, money, documents and papers relating to the Contracts. Any such fidelity bond and errors and omissions insurance shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. No provision of this Section
2.10 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be in an amount as is customary for servicers that service a portfolio of manufactured housing installment sale contracts of $100 million or more and that are generally acceptable as servicers to institutional investors. On or before April 1 of every year, the Servicer shall cause to be delivered to the Contract Owner Representative a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond or insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Contract Owner Representative.

SECTION 2.11. Collections under Hazard Insurance Policies; Consent to Transfers of Manufactured Homes; Assumption Agreements.

      (a) In connection with its activities as administrator and servicer of the Contracts, the Servicer agrees to present, on behalf of itself and the Contract Owners, claims to the insurer under any Hazard Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Hazard Insurance Policies or any blanket policies obtained pursuant to
Section 2.11(b). Any amounts collected by the Servicer under any such Hazard Insurance Policies shall be remitted to the Contract Owner Representative pursuant to Section 2.06, except to the extent they are applied to the restoration of the related Manufactured Home or released to the related Obligor in accordance with the Servicing Standards.

      (b) In connection with any transfer of ownership of a Manufactured Home by an Obligor to a Person, and subject to applicable law, the Servicer shall consent to any such transfer and permit the assumption by such Person of the Contract related to such Manufactured Home if such Contract is eligible for assumption, provided that (i) such Person, in the judgment of the Servicer, meets the Bank of America FSB's underwriting standards as of the Business Day preceding the date hereof, or as such reasonable standards are communicated by the Contract Owner Representative to the Servicer from time to time, or the Servicer's underwriting standards then in effect, whichever is more restrictive,
(ii) such Person enters into an assumption agreement, (iii) the Servicer determines that permitting such assumption by such Person will not materially increase the risk of nonpayment of such Contract and (iv) such action will not adversely affect or jeopardize any coverage under any insurance policy required by this Agreement. In the event the Servicer determines that the conditions of the proviso of the preceding sentence have not been fulfilled, then the Servicer shall withhold its consent to any such transfer, but only to the extent permitted under the Contract and applicable law and governmental regulations and only to the extent that such action (if not required under applicable law and governmental regulations) will not adversely affect or jeopardize any coverage under any insurance policy required by this Agreement. Notwithstanding the foregoing, if any of the requirements set forth in the preceding sentence are not satisfied with respect to any such assumption, the Servicer shall notify the Contract Owner Representative in writing and the Contract Owner Representative, in its sole discretion, may consent to such assumption by written confirmation to the Servicer ; provided, however, that if such consent is not given or denied within 72 hours after the Servicer asks therefor, the Servicer shall have no further obligation to obtain such consent. In connection with any such assumption, the rate of interest borne by, and all other material terms of the related Contract shall not be changed (subject to applicable law).

      (c) In any case in which a Manufactured Home or Mortgaged Property is to be conveyed to a Person by an Obligor, and such Person is to enter into an assumption agreement or modification agreement or supplement to the Contract in accordance with this Section 2.11 or Section 2.08(c), upon the closing of such conveyance, the Servicer shall cause the originals of the assumption agreement, the release (if any), or the modification or supplement to the Contract to be deposited with the Contract File or the Land Home Contract File, as applicable, for such Contract. Any fee collected by the Servicer for entering into an assumption or substitution of liability agreement with respect to such Contract will be retained by the Servicer as additional servicing compensation.

SECTION 2.12. Realization upon Defaulted Contracts.

      Subject to Section 2.17 and applicable law, the Servicer shall repossess, foreclose upon or otherwise comparably convert the ownership of Manufactured Homes and Mortgaged Property securing all Contracts that come into default and which the Servicer believes in its good faith business judgment will not be brought current. Subject to Section 2.17, the Servicer shall manage, conserve and protect such Manufactured Homes and Mortgaged Property for the purposes of their prompt disposition and sale, and shall dispose of such Manufactured Homes and Mortgaged Property on such terms and conditions as it deems in the best interests of the Contract Owners. If the Servicer has actual knowledge that a Mortgaged Property is affected by hazardous waste, then the Servicer shall not cause any Contract Owner to acquire title to such Mortgaged Property in a foreclosure or similar proceeding. In connection with such activities, the Servicer shall follow such practices and procedures as are consistent with
Section 2.02. For purposes of the provisions in the preceding sentence, the Servicer shall not be deemed to have actual knowledge that a Mortgaged Property is affected by hazardous waste unless it shall have received written notice that hazardous waste is present on such property and such written notice has been made a part of the Land Home Contract File with respect to the related Contract.

SECTION 2.13. Costs and Expenses.

      Except as otherwise expressly provided herein, all costs and expenses incurred by the Servicer in carrying out its duties under this Agreement, including all fees and expenses incurred in connection with (i) the enforcement of Contracts (including enforcement of Defaulted Contracts and repossessions of Manufactured Homes and Mortgaged Property securing such Contracts) and (ii) any rights of recourse with respect to any Contract against third persons, including, but not limited to, Manufactured Housing Dealers (such duties to be performed in accordance with the Servicer's practices with respect to manufactured housing installment sale contracts or installment loan agreements that it services for its own account), and the Servicer shall not be entitled to reimbursement hereunder, except to the extent such reimbursement is specifically provided for in this Agreement. Notwithstanding the foregoing, expenses associated with legal enforcement pursuant to clause (ii) of the preceding sentence shall be borne by the applicable Contract Owner and reimbursed pursuant to Sections 4.01 and 4.02. Notwithstanding the foregoing, the Servicer shall be reimbursed, pursuant to Sections 4.01 and 4.02, for Liquidation Expenses incurred by it in realizing upon the related Manufactured Home and Mortgaged Property, including, but not limited to: (i) costs of refurbishing and securing such Manufactured Home; (ii) transportation expenses incurred in moving the Manufactured Home; (iii) reasonable legal fees and expenses of outside counsel; and (iv) sales commissions paid to Persons that are not Affiliates of the Servicer. The Servicer shall not incur any Liquidation Expenses unless it determines in its good faith business judgment that incurring such expenses will increase the Net Liquidation Proceeds from such Manufactured Home and Mortgaged Property.

SECTION 2.14. Payment in Full.

      (a) Upon payment in full of any Contract, the Servicer will notify the Contract Owner Representative on the next Settlement Date by a certificate of a Servicing Officer (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which were required to be remitted to the Contract Owner Representative pursuant to Section 2.06 have been remitted). The Servicer is authorized to execute an instrument in satisfaction of such Contract and to do such other acts and execute such other documents as the Servicer deems necessary to discharge the Obligor thereunder and eliminate the security interest in the Manufactured Home. The Servicer shall determine when a Contract has been paid in full. To the extent insufficient payments are received on a Contract mistakenly determined by the Servicer to be prepaid or paid in full and satisfied (except where such mistake is attributable to information provided by, or acts or omissions by, any Contract Owner or any prior servicer and the Contract Owner Representative has failed to notify the Servicer to correct such mistake), the shortfall shall be paid by the Servicer out of its own funds by remittance to the Contract Owner Representative pursuant to Section 2.06.

      (b) From time to time as appropriate for servicing and foreclosure in connection with any Land Home Contract, the applicable Contract Owner shall, upon written request of a Servicing Officer, promptly execute such documents as the Servicer shall deem necessary to the prosecution of any such proceedings.

      (c) Upon request of a Servicing Officer, the Contract Owner Representative shall, at the expense of the Servicer, perform such acts as are reasonably requested by the Servicer (including the execution of documents) and otherwise cooperate with the Servicer in the enforcement of rights and remedies with respect to Contracts.

SECTION 2.15. Servicing and Other Compensation.

      The Servicer, as compensation for its activities hereunder, shall be entitled to receive on the Monthly Servicing Fee pursuant to Section 2.06.

      Additional servicing compensation in the form of Late Payment Fees or Extension and Other Fees and any transfer of equity or assumption fees shall be retained by the Servicer to the extent permissible under applicable law. Prior to any Securitization, the Servicer shall also be entitled to gain, if any, realized on the Collection Account as set forth, and to be paid in accordance with, in Section 2.06 hereof, provided, however, that any gain on any certificate account established with respect to collections received with respect to any Contracts that are governed by a Securitization shall be governed by the document terms relating to such Securitization. The Servicer shall not be reimbursed for its costs and expenses in servicing the Contracts except as otherwise expressly provided herein.

      No transfer, sale pledge or other disposition of the Servicer's right to receive all or any portion of the Monthly Servicing Fee shall be made, and any such attempted transfer, sale, pledge or other disposition shall be void, unless such transfer is made to a successor Servicer in connection with the assumption by such successor Servicer of the duties hereunder pursuant to Article V and all (and not a portion) of the Monthly Servicing Fee is transferred to such successor Servicer. The immediately preceding sentence shall not be deemed to restrict the Servicer's right to outsource certain servicing functions hereunder (including the Servicer's rights under Section 2.17(b) to other Persons, as long as the Servicer shall remain solely responsible for paying such Persons.

SECTION 2.16. Custody of Contracts.

      (a) Subject to the terms and conditions of this Section 2.16, the Servicer agrees to act as custodian of the Contract Files and the Land Home Contract Files.

(b) The Servicer agrees to maintain the related Contract Files and the Land Home Contract Files at its offices where they are presently maintained, or at such other offices of the Servicer in the State of California as shall from time to time be identified to the Contract Owner Representative by ten days' prior written notice. The Servicer shall only move the Contract Files from the State of California upon satisfying the Contract Owner Representative, in the Contract Owner Representative's sole judgment and at no expense to the Contract Owner Representative, that the Contract Owner Representative's ownership interest in such Contract Files will remain at all times properly perfected. The Servicer may satisfy the requirements of the previous sentence by delivering, at its expense, to the Contract Owner Representative an Opinion of Counsel, in a form and substance satisfactory to the Contract Owner Representative or its counsel, stating that the Contracts will remain properly perfected or that the degree of perfection is no less than the degree of perfection that the Contract Owners maintain in the State of California. Such Contract Files shall be segregated from other contract files originated by the Servicer after the Closing Date. The Servicer may temporarily move individual Contract Files, Land Home Contract Files or, in each case, any portion thereof without notice as necessary to conduct collection and other servicing activities in accordance with its customary practices and procedures. After the satisfaction in full of a Contract, the Servicer shall retain the related Contract File (or any portion thereof) for the period of time required under any regulation or law applicable to the Servicer or such other period that is applicable to the related Contract Owner provided that the Contract Owner Representative shall have given the Servicer written notice of such other period. Within 18 months from the execution of this Agreement, the Servicer shall maintain at a location, other than the location where the primary Contract Files are maintained by the Servicer, a duplicate of each Contract File (which such duplicate may be in the form of electronic media or machine readable format). The Servicer shall maintain custody of all Contract Files in secure and fireproof facilities in accordance with the Servicing Standards.

      (c) As custodian, the Servicer shall have and perform the following powers and duties:

            (i) hold the Contract Files and the Land Home Contract Files on behalf of the Contract Owners, maintain accurate records pertaining to each Contract to enable it to comply with the terms and conditions of this Agreement, maintain a current inventory of the Contracts; provided, however, that the Servicer (notwithstanding the foregoing) shall not be responsible for any inaccuracy attributable to any act or omission of a Contract Owner or any prior servicer unless the Contract Owner Representative has given the Servicer written instructions to correct such inaccuracy together with all appropriate expenses to correct such inaccuracies in accordance with Sections 4.01 and 4.02;

            (ii) except as otherwise provided herein, maintain the policies and procedures in effect on the date hereof with respect to its duties as custodian of the Contracts and give notice to the Contract Owner Representative, signed by a Servicing Officer, with respect to (1) any new policies and procedures implemented by the Servicer with respect to its duties as custodian of the Contracts and (2) persons authorized to have access to the Contract Files and the Land Home Contract Files on the Servicer's premises and the receipting for Contract Files and Land Home Contract Files taken from their storage area by an employee of the Servicer for purposes of servicing or any other purposes; and

            (iii) attend to all details in connection with maintaining custody of the Contract Files and the Land Home Contract Files.

      (d) In performing its duties under this Section 2.16, the Servicer agrees to act in accordance with the standard of care set forth in Section 2.02. The Servicer shall promptly report to the Contract Owner Representative any failure by it to hold the Contract Files or the Land Home Contract Files as herein provided, and shall promptly take appropriate action to remedy any such failure. In acting as custodian of the Contract Files and the Land Home Contract Files, the Servicer further agrees not to assert any beneficial ownership interests in the Contracts, the Contract Files or the Land Home Contract Files. The Servicer agrees to indemnify the applicable Contract Owner for any Losses which may be imposed on, incurred or asserted against such Contract Owner as the result of any act or omission by the Servicer relating to the maintenance and custody of the Contract Files and the Land Home Contract Files; provided, however, that the Servicer will not be liable for lost profits or any portion of any such amount resulting from the negligence or willful misconduct of any other Person (including any Contract Owner or any other prior servicer).

      (e) If the terms of (i) any document governing any Securitization, or (ii) any custodial or other similar agreement (including any securitization agreement) that the Servicer has with respect to manufactured housing installment sale contracts or installment loan agreements that the Servicer maintains in it possession for any Person require the Servicer to move any manufactured housing installment sale contracts or installment loan agreements to a custodian or a trustee, then the Servicer (at its sole expense), at the written request of the Contract Owner Representative, shall promptly deliver the Contract Files to the Contract Owner Representative or another custodian designated by the Contract Owner Representative.

SECTION 2.17. Management of Owned Property.

      (a) In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure ("REO Property") or a Manufactured Home is repossessed or otherwise converted ("Repossession Property" and, together with REO Property, "Owned Property"), the deed, certificate of sale or other comparable document or documents with respect to such Owned Property shall be taken in the name of the Servicer or the Person designated by the Servicer, or in the event the Servicer or such Person is not authorized or permitted to hold title to property in the state where any Owned Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed, certificate of sale or other comparable documents shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel satisfactory to the Servicer and obtained by the Servicer from an attorney duly licensed to practice law in the state where the Owned Property is located. Any Person or Persons holding such title shall acknowledge in writing that such title is being held as nominee for the benefit of the Contract Owners.

      With respect to any Owned Property, the Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection therewith as are consistent with the manner in which the Servicer manages and operates similar property owned by the Servicer or any of its Affiliates, all on such terms and for such period as the Servicer deems to be in the best interests of the Contract Owner, and, the Servicer shall make advances ("Owned Property Advances") from its own funds and in such amount as is necessary to pay items in respect of such Owned Property including, but not limited to:

            (i) all insurance premiums due and payable in respect to such Owned Property;

            (ii) all real estate or other taxes and assessments in respect to any Owned Property that may result in the imposition of a lien thereon; and

            (iii) all costs and expenses necessary to maintain such Owned Property.

provided, however, that the Servicer shall only make an Owned Property Advance if (i) the Servicer would make such advances if the Servicer owned such Owned Property, (ii) in the Servicer's judgment, the payment of such amounts will be recoverable from the operation or sale of such Owned Property and (iii) the Servicer shall have received the written consent of the Contract Owner Representative to make such advance if such advance with respect to such Owned Property would be in excess of $5,000.00; provided, however, that if such consent is not given or denied within 72 hours after the Servicer asks therefor, the Servicer shall have no further obligation to obtain such consent. The Servicer shall be reimbursed for Owned Property Advances pursuant to Section
4.01 and Section 4.02 hereof.

      (b) The Servicer may contract with any independent contractor for the operation and management of any Owned Property, provided that:

            (i) the terms and conditions of any such contract may not be expressly inconsistent herewith;

            (ii) any such contract shall require, or shall be administered to require, that (A) the independent contractor or the Servicer pay all costs and expenses incurred in connection with the operation and management of such Owned Property, including those listed in subsection (a) hereof, (B) hold all related revenues in a segregated account, which shall be an Eligible Account, and (C) remit all related revenues collected (net of such costs and expenses and any fees retained by such independent contractor) to the Servicer on a monthly basis;

            (iii) none of the provisions of this Section 2.17(c) relating to any such contract or to actions taken through any such independent contractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Contract Owners with respect to the operation and management of any such Owned Property; and

            (iv) the Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such Owned Property.

      The Servicer shall be entitled to enter into any agreement with any independent contractor performing services for it related to its duties and obligations hereunder for indemnification of the Servicer by such independent contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

      (c) Subject to Section 2.17(b), the Servicer shall itself be entitled to operate and manage any Owned Property and, in such event, shall be entitled to pay itself a monthly management fee in accordance herewith; provided that the amount of such management fee shall not exceed the amount customarily charged for the operation and management of similar property in the locality of such Owned Property by property managers other than the Servicer or its Affiliates. Such management fee shall be payable pursuant to Section 4.02 hereof.

      The disposition of Owned Property shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer shall deem in the best interests of the Contract Owners, as shall be normal and usual in its Servicing Standards.

      (d) Notwithstanding anything herein to the contrary, in the event that the Contract Owner Representative instructs the Servicer that the Contract Owner, or its designee, will assume the functions set forth in Sections 2.12 and 2.17, the Servicer shall take all appropriate action and sign all necessary documents to permit the Contract Owner, or its designee, to assume such functions as of the date so specified by the Contract Owner and, until otherwise instructed by the Contract Owner, the Servicer shall no longer perform such functions. In the event that Contract Owner, or its designee, assumes the functions set forth in Sections 2.12 and 2.17 pursuant to this Section 2.17(d), as of the date of such assumption, the Scheduled Principal Balances of all of the Owned Property for purposes of calculating the Monthly Servicing Fee shall be zero and the Deficiency Percentage shall be zero. Notwithstanding the foregoing, the Servicer shall be entitled to recover Reimbursable Monthly Expenses incurred by the Servicer prior to the date of such assumption and still outstanding in accordance with Sections 4.01 and 4.02.

SECTION 2.18. Annual Statement as to Compliance.

      The Servicer will deliver to the Contract Owner Representative on or before April 1 of each year, beginning with the first April 1 that occurs after the Closing Date, an Officer's Certificate (i) stating that a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) stating that to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

SECTION 2.19. Annual Independent Public Accountants' Servicing Report.

      On or before April 1 of each year, beginning with the first April 1 that occurs after the Closing Date, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Contract Owner Representative to the effect that such firm has examined certain documents and records relating to the servicing of the Contracts under this Agreement and that, on the basis of such examination conducted substantially in compliance with this Agreement and generally accepted auditing standards, such servicing has been conducted substantially in compliance with this Agreement, except for such exceptions as such firm believes to be immaterial and such other exceptions or errors in records that may be set forth in such statement.

SECTION 2.20. Financial Statements.

      For each year this Agreement is in effect, the Servicer shall deliver to the Contract Owner Representative a copy of its annual audited financial statements within 90 days after the end of the Servicer's fiscal year and its quarterly financial statements within 45 days of the end of each quarter.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES; COVENANTS; CONDITIONS

SECTION 3.01. Representations and Warranties Regarding the Servicer.

      The Servicer makes the following representations and warranties to each Contract Owner as of the Closing Date and as of each Settlement Date:

      (a) Organization and Good Standing. The Servicer is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation, and the Servicer has the corporate power to own its assets and to transact the respective business in which it is currently engaged. The Servicer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its type of organization and the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other).

      (b) Authorization; Binding Obligations. The Servicer has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under the Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

      (c) Compliance with Laws. The Servicer is in compliance with all applicable statutes, ordinances, rules and regulations of the jurisdictions in which it is conducting its business and where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder.

      (d) No Consent Required. The Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or where the failure to obtain any such consent, license, approval or authorization, or to make any registration or declaration does not materially adversely affect the interests of the Contract Owners or the transactions contemplated by this Agreement.

      (e) No Violations. The execution, delivery and performance of this Agreement by the Servicer will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Servicer or the charter or bylaws of the Servicer, or constitute a breach of any mortgage, indenture, contract or other agreement to which the Servicer is a party or by which the Servicer may be bound, except where such violation or breach does not have a material adverse effect on the Contract Owners or the ability of the Servicer to perform its functions hereunder.

      (f) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or, to the knowledge of the Servicer, threatened, against the Servicer or any of its properties or with respect to this Agreement which, if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement.

      (g) Ability to Service. The Servicer has all governmental licenses, permits, approvals, and other authorizations necessary to carry on its duties hereunder.

      (h) Ability to Perform. The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

      (i) No Material Default. Neither the Servicer nor any of its subsidiaries is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Servicer or any of its subsidiaries is a party or by which it is bound, which default would have a material adverse effect on the ability of the Servicer to perform under this Agreement, nor to the best of the Servicer's knowledge, has any event occurred which with notice would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement.

      (j) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Servicer.

      (k) Financial Statements. GreenPoint Financial Corp. has delivered to the Contract Owner Representative financial statements as to its fiscal year 1997 and for its fiscal year 1996. All such financial statements fairly present the results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of GreenPoint Financial Corp. All such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.

      (l) No Change in Business. There has been no change in the business, operations, financial condition, properties or assets of the Servicer since the date of the Servicer's financial statements that would have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement.

SECTION 3.02. Covenants of the Servicer.

      (a) The Servicer hereby covenants to the Contract Owners that no written information, certificate of an officer, statement furnished in writing or written report delivered to Contract Owner, the Contract Owner Representative, any Affiliate of the Contract Owner or Contract Owner Representative and prepared by the Servicer pursuant to this Agreement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the information, certificate, statement or report not misleading. The Servicer will ensure that all of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Servicer in the conduct of its servicing activities hereunder will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing and/or receiving (i) date-related data in connection with any valid date in the twentieth and twenty-first century.

      (b) The Servicer covenants that it will take all reasonable steps to assist the Contract Owner Representative, if the Contract Owner Representative so requests and in the time frame and in the manner specified by the Contract Owner Representative, in securitizing the Contracts and selling undivided interests in such Contracts in a public offering or private placement or selling participating interests in such Contracts, which steps shall include, but not be limited to, (i) providing any information relating to the Contracts and the information necessary to assist in the preparation of any disclosure documents,
(ii) providing information (including comfort thereon by an independent accounting firm acceptable to the Contract Owner Representative) relating to delinquencies and defaults with respect to the Servicer's servicing portfolio (or such portion thereof as is similar to the Contracts) and with respect to the Servicer's servicing portfolio in general (or such portion thereof as is similar to the Contracts), which such information may be disclosed in any public or private document relating to such Securitization, (iii) entering into any other servicing, custodial or other similar agreements, that are consistent with the provisions of this Agreement, together with such changes as are customary in securitizations that are rated investment grade, below investment grade and/or unrated (including without limitation, a securitization involving a REMIC) (a "Securitization") (including any such changes that are required by any Rating Agency rating such Securitization or any such changes reasonably required by any initial investor in such Securitization, (iv) providing as of the date of such Securitization an Opinion of Counsel, together with such customary qualifications and assumptions, in form and substance reasonably satisfactory to the Contract Owner Representative and counsel to the Contract Owner Representative, (v) providing as of the date of such Securitization (a) indemnities, representations and warranties as to the Servicer and the Contracts, which are consistent with the indemnities, representations and warranties contained in this Agreement, but modified, if necessary, to reflect changes since the Closing Date, and (b) reasonable and customary representations and warranties given by a servicer of manufactured housing installment sales contracts or installment loan agreements in a securitization in which the servicer and the seller of such contracts or loan agreements are separate entities together with reasonable and customary indemnities such as those indemnities as to a servicer in an underwriting agreement, placement agency agreement, note purchase agreement or other similar agreement, and (vi) allowing diligence to be performed on the Servicer, and making officers and personnel of the Servicer available for questions during such diligence (including questions about the overall performance of contracts serviced by the Servicer that are not owned by the Contract Owners), by investors and potential investors in the securitization, underwriters, accountants, credit enhancers placement agents and the Rating Agencies rating such Securitization. The Servicer acknowledges that in connection with such a Securitization, the Contract Owners has the right to engage a master servicer or trustee to determine the allocation of payments to and make remittances to the certificateholders. The Servicer also acknowledges that its fees and benefits and the collections on Contracts, and the deposit of such collections, shall be subject to any such Securitization and shall be governed by the terms of the related Securitization documents provided, however, that the Contract Owner Representative shall use reasonable efforts to ensure that such fees and benefits shall be consistent with the fees and benefits received by Bank of America, FSB, as servicer, under its current securitization documents (provided that the Servicer acknowledges that the Contract Owner can make no assurances in this regard). In the event that a master servicer or trustee is retained by the Contract Owner Representative to determine the allocation of payments to and make remittances to the certificateholders, the Servicer agrees to service the Contracts in accordance with the reasonable and customary requirements of such Securitization (including the requirements set forth in the second preceding sentence), which may include without limitation, the Servicer acting as a subservicer in a master servicing arrangement. In addition, with respect to any Securitization involving a REMIC, the Servicer will, at the Contract Owners' sole option, act as the tax and/or REMIC administrator with respect to such REMIC and will, if necessary and at the request of the Contract Owner, hold a portion of the residual interest in such REMIC in order for the Servicer to act as such tax and/or REMIC administrator. With respect to the then owners of the Contracts, the Servicer shall thereafter deal solely with such master servicer or trustee, as the case may be with respect to such Contracts which are subject to the Securitization and shall not be required to deal with any other party with respect to such Contracts. The Servicer acknowledges and agrees that any servicing arrangement with respect to any Securitization, whether the Servicer is acting as subservicer, servicer, custodian, tax administrator, REMIC administrator, or in another capacity, will provide for customary indemnification by the Servicer in favor of any related master servicer, trustee, custodian, credit enhancer, investor, underwriter, placement agent or other Person involved therewith. The cost of such Securitization shall be borne by the Contract Owners, other than the Servicer's overhead or employees' salaries. Notwithstanding the foregoing, the Servicer shall not be required to assist in more than four Securitizations a year or more than two Securitizations a quarter.

      (c) The Servicer agrees that it shall not solicit any Obligors (in writing or otherwise) to refinance any of the Contracts, provided, however, that the Servicer may engage in a program directed at the general public at large to encourage or recommend manufactured home loans so long as such program (i) is not directed or targeted to Obligors or (ii) does not violate or is not contrary to any of the provisions of the Stock Purchase Agreement or the Non-Solicitation Agreement. In addition, in the event that an Obligor notifies the Servicer that it can receive more favorable interest rate from any Person other than the applicable Contract Owner and, therefore, such Obligor may, or will, be making, a Full Principal Prepayment, the Servicer shall comply with the terms of clause
(i) of the third paragraph of Section 2.01. In the event that (1) five years from the date of this Agreement has lapsed or (2) the requirements of clause (i) of such third paragraph cannot be satisfied, the Servicer may refinance the Contract for its own account. Further, in the event that an Obligor contacts the Servicer because such Obligor has a Contract Rate which is a variable rate and by the terms of the related Contract such Contract Rate can be converted to a fixed rate, the Servicer shall comply with the terms of clause (ii) of the third paragraph of Section 2.01.

SECTION 3.03. Closings Conditions.

      On or prior to the Closing Date, the Servicer shall deliver to the Contract Owner Representative an Opinion of Counsel in the form of Exhibit C hereto.

SECTION 3.04. Representations and Warranties Regarding the Contract Owners.

      Each Contract Owner, individually and not jointly, makes the following representations and warranties to the Servicer as of the Closing:

      (a) Organization and Good Standing. Such Contract Owner is corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and such Contract Owner has the corporate power to own its assets and to transact the respective business in which it is currently engaged. Such Contract Owner is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its type of organization and the character of the business tansacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other).

      (b) Authorization; Binding Obligations. Such Contract Owner has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under the Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Contract Owner enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

      (c) Compliance with Laws. Such Contract Owner is in compliance with all applicable statutes, ordinances, rules and regulations of the jurisdictions in which it is conducting its business and where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder.

      (d) No Consent Required. Such Contract Owner is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or where the failure to obtain any such consent, license, approval or authorization, or to make any registration or declaration does not materially adversely affect the interests of the Servicer or the transactions contemplated by this Agreement.

      (e) No Violations. The execution, delivery and performance of this Agreement by the Servicer will not violate any provision of any existing law or regulation or any order or decree of any court applicable to such Contract Owner or the charter or bylaws of such Contract Owner, or constitute a breach of any mortgage, indenture, contract or other agreement to which the Servicer is a party or by which such Contract Owner may be bound, except where such violation or breach does not have a material adverse effect on the Servicer.

      (f) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or, to the knowledge of such Contract Owner, threatened, against such Contract Owner or any of its properties or with respect to this

Agreement which, if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement.

                                   ARTICLE IV
                PAYMENT OF MONTHLY SERVICING FEE; MONTHLY REPORTS

SECTION 4.01. Payment of Reimbursable Monthly Expenses, Disputed Servicing Fee.

      (a) On each Settlement Date, the Servicer shall forward to the Contract Owner Representative a bill for the Reimbursable Servicer Expenses for the immediately preceding Collection Period. Such bill shall fully detail the calculation of the Reimbursable Servicer Expenses and shall include necessary supporting documentation that will enable the Contract Owner Representative to verify the Servicing Fee Rate and the Reimbursable Servicer Expenses.

      (b) Subject to clause (c), the applicable Contract Owners shall pay (which such payment may be made through the Contract Owner Representative) each bill prepared pursuant to clause (a) by wire transfer within three Business Days of receipt of such bill.

      (c) In the event that the Contract Owner Representative disputes the calculation of the Servicing Fee Rate, the Monthly Servicing Fee or Reimbursable Servicer Expenses in any bill (a "Disputed Bill"), the Contract Owner Representative shall notify the Servicer within fifteen days of receipt of such Disputed Bill. The applicable Contract Owners will pay (which such payment may be made through the Contract Owner Representative), via first class mail within thirty days of receipt of any such Disputed Bill any Reimbursable Monthly Expenses thereunder that is not in dispute. The amount in dispute on the Disputed Bill (the "Disputed Amount") shall be resolved between the Servicer and the Contract Owner Representative as promptly as possible. The Contract Owner Representative has the right to bring in an independent accounting firm, which such firm shall be reasonably acceptable to the Servicer, to settle any Disputed Amount. To the extent that the Servicer is entitled to an amount equal to or greater than the Disputed Amount, the cost of any such independent accounting firm shall be borne by the applicable Contract Owners. To the extent that the Servicer is entitled to an amount less than the Disputed Amount, the cost of any such independent accounting firm shall be borne by the Servicer and, to the extent that such amount relates to the Servicing Fee Rate, the Servicer shall, within three Business Days, remit to the Contract Owner Representative any excess amount withheld in respect of the applicable Servicing Fee Rate.

Nothing in this Section 4.01 shall require the Contract Owner Representative to pay any amounts on behalf of a Contract Owner except in the Contract Owner Representative's capacity as a Contract Owner.

SECTION 4.02. Reimbursable Servicer Advances.

      The following shall constitute Reimbursable Servicer Expenses:

            (i) unreimbursed taxes or charges made by the Servicer in connection with such Contract or the related Manufactured Home, as permitted by
      Section 2.07;

            (ii) unreimbursed payments made by the Servicer in respect of a Manufactured Home for expenses incurred by it that are specified as being reimbursable to it pursuant to Section 2.07, 2.08, 2.09, 2.13, 2.16(c), or 4.07;

            (iii) unreimbursed payments made by the Servicer for expenses incurred and reimbursable to it pursuant to Section 5.04 and any amounts that the Servicer is entitled to pursuant to Section 5.07;

            (iv)  unreimbursed Owned Property Advances made pursuant to Section
                  2.17 and any management fee payable to the Servicer pursuant to Section 2.17; and

            (v) an amount equal to the product of each Deficiency Amount received by the Servicer and the Deficiency Percentage.

      The Servicer shall keep and maintain separate accounting, on a Contract by Contract basis, for the purpose of justifying any retention of amounts payable to the Contract Owner Representative pursuant to this Section 4.02.

SECTION 4.03. Monthly Reports.

      At least one Business Day prior to each Settlement Date, the Servicer shall cause the Contract Owner Representative to receive a Monthly Report, which report shall include the following information with respect to the immediately following Settlement Date:

      (a) the amount be paid to the Servicer for such Settlement Date pursuant to Section 2.06;

      (b) the amount representing principal payments to be distributed to the Contract Owner Representative on such Settlement Date, separately stating the contribution thereto from each of the amounts specified in clauses (a) through
(e), inclusive, of the definition of Total Scheduled Principal Amount and the Principal Shortfall, if any, after the distribution of such principal payments;

      (c) the amount representing interest payments to be distributed to the Contract Owner Representative on such Settlement Date;

      (d) the number of and aggregate remaining principal balance of the Contracts after giving effect to the payment of principal to be made on such Settlement Date;

      (e) (i) the Servicing Fee Rate as of such Settlement Date and the total amount of Monthly Servicing Fee payable on such Settlement Date which will be billed to the Contract Owner Representative by the Servicer, (ii) the amount of any Reimbursable Servicer Advances relating to any reimbursement payable to the Servicer pursuant to Section 5.04 with a detailed listing of the amounts subject to such reimbursement, (iii) any Late Payment Fees, Extension and Other Fees and assumption fees collected from Obligors during the prior Collection Period, and
(iv) the product of the aggregate all Deficiency Amounts for the preceding Collection Period and the Deficiency Percentage;

      (f) the number of and aggregate remaining principal balance of Contracts with payments delinquent 31 to 59, 60 to 89, and 90 or more days, respectively;

      (g) the aggregate of the Principal Balances of all Contracts that are not Liquidated Contracts and in respect of which the related Manufactured Homes have been repossessed or foreclosed upon;

      (h) the Aggregate Net Liquidation Losses through the Collection Period immediately preceding such Settlement Date and the REO Percentage for the preceding Collection Period;

      (i) the Average Thirty Day Delinquency Ratio and the Average Sixty Day Delinquency Ratio for such Settlement Date and the equivalent percentages for manufactured housing installment sale contracts or installment loan agreements owned by the Servicer;

      (j) the Cumulative Realized Losses (as a percentage of the Cut-off Date Pool Principal Balance) for such Settlement Date;

      (k) the Current Realized Loss Ratio for such Settlement Date;

      (l) the amount of any Owned Property Advances outstanding as of the preceding Collection Period;

      (m) the weighted average Contract Rate for the Contract Pool for the preceding Collection Period;

      (n) the aggregate of the Scheduled Principal Balances, expressed as a percentage of the aggregate of the Scheduled Principal Balances as of the Cut-off Date;

      (o) the aggregate of the Principal Balances; and

      (p) the aggregate of the Deficiency Amounts received for the preceding Collection Period.

      The Servicer shall deliver a written notice to the Contract Owner Representative not later than three Business Days next preceding a Settlement Date if it cannot provide the Contract Owner Representative with a Monthly Report for such Settlement Date and will include the reason for such failure and an estimate of when such Monthly Report shall be provided.

SECTION 4.04. Certificate of Servicing Officer.

      Each Monthly Report pursuant to Section 4.03 shall be accompanied by a certificate of a Servicing Officer, certifying the accuracy of the Monthly Report and that such officer is not aware of the occurrence of an Event of Default or of an event that, with notice or lapse of time or both, would become an Event of Default, or if such officer is aware that such an event has occurred and is continuing, specifying the event and its status.

SECTION 4.05. Owned Property Reports.

      If the Servicer is managing and servicing any Owned Property, together with the statement furnished pursuant to Section 4.03, with respect to any Owned Property, the Servicer shall furnish to the Contract Owner Representative upon the Contract Owner Representative's request, a report describing in reasonable detail the Servicer's efforts in connection with the sale of such Owned Property and any rental of such Owned Property incidental to the sale thereof for the previous month, together with an operating statement pertaining to the Owned Property. Such reports shall include information as to the appraisal of any Owned Property, including the date of such appraisal and the appraised value. Such statement shall be accompanied by such other information as the Contract Owner Representative shall reasonably request.

SECTION 4.06. Liquidation and Prepayment Reports.

      Upon the foreclosure, sale or other liquidation of any Owned Property, or upon a Principal Prepayment as a result of which an Obligor pays the entire outstanding principal balance of a Contract, the Servicer shall submit to the Contract Owner Representative upon the Contract Owner Representative's request a liquidation report with respect to such Contract, in such form that is presently prepared with respect to manufactured housing installment sales contract or installment loan agreements that the Bank of America, FSB services for other parties as of the Business Day preceding the date of this Agreement.

SECTION 4.07. Other Data.

      In addition to the reports provided by the Servicer pursuant to Section 2.05, the Servicer shall furnish to the Contract Owner Representative, at the Contract Owner's expense, during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be requested by the Contract Owner Representative (provided the Contract Owner Representative shall have given the Servicer reasonable notice and opportunity to prepare such reports, information or documentation), with respect to any reports, information or documentation required to comply with any regulations of any governmental agency or body having jurisdiction over any Contract Owner or reasonably required by the independent auditors of any Contract Owner, all such reports or information to be as provided by and in accordance with such applicable instructions. The Servicer agrees to execute and deliver all such instruments and take all such action as the Contract Owner Representative, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

                                    ARTICLE V
                      THE CONTRACT OWNERS AND THE SERVICER

SECTION 5.01. Servicer's Indemnities; Litigation.

      (a) The Servicer shall defend and indemnify each Contract Owner against any and all Losses arising from third party claims or actions (including, but not limited to, penalties or fees imposed by any governmental or regulatory body or agency or any actions, claims or cross-claims brought by any Obligor) that any Contract Owner may sustain in any way related to any action or inaction taken by the Servicer with respect to any Contract or Manufactured Home or constituting a failure by the Servicer to perform its obligations under this Agreement provided, however, that the Servicer shall have no liability to any Contract Owner under this Section 5.01 to the extent that any such Loss is attributable to any Contract Owner's or the Contract Owner Representative's breach of any provision hereof or any the failure of any Contract Owner or prior originator or servicer with respect to the origination or servicing of the Contracts prior to the date hereof. Such indemnity shall also include, but not be limited to, costs associated with the transfer of the servicing responsibilities of the Servicer hereunder to a successor servicer whether pursuant to Section 6.01 hereof or otherwise and the payment by the Servicer hereunder to the Contract Owner of any increase in the Monthly Servicing Fee incurred by any Contract Owner as a result of the transfer of the servicing responsibilities to a successor servicer. The Servicer shall immediately notify the Contract Owner Representative if any such claim is made, and, if directed by the Contract Owner Representative, assume the defense of any such claim (which may, at the option of the Contract Owner Representative, be directed by the Contract Owner Representative) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or any Contract Owner in respect of such claim. This indemnity shall survive any Event of Default (but a Servicer's obligations under this Section 5.01(a) shall not relate to any actions of any subsequent Servicer after an Event of Default) and any payment of the amount owing under any such Contract. Nothing contained herein shall prohibit any Contract Owner, at its expense, from retaining its own counsel to assist in such proceedings or to observe such proceedings, provided that Servicer shall not be obligated to pay or comply with any settlement to which it has not consented.

      (b) If a claim is made by an Obligor or another third party with respect to a Contract, a Manufactured Home or against any Contract Owner that is not in any way related to any action or inaction taken by the Servicer with respect to any Contract or Manufactured Home or any failure by the Servicer to perform its obligations under this Agreement, the Servicer shall, if directed by the Contract Owner Representative, assume the defense (which may, at the option of the Contract Owner Representative, be directed by the Contract Owner Representative) of any such claim and pay all expenses in connection therewith, including counsel fees. The Servicer shall be protected from any indemnification claim made by a Contract Owner pursuant to clause (a) above so long as the Servicer uses good faith efforts to conduct the defense of any such claim on behalf of the Contract Owner. The Servicer shall be entitled to the reimbursement for such expense and fees pursuant to Section 5.04 hereof. If the Servicer is controlling the defense of any such claim, it shall keep the Contract Owner Representative apprised of the status of such claim and of the issues raised in connection therewith in a timely manner. The Servicer shall immediately notify the Contract Owner Representative if it obtains knowledge of such a claim from any Person other than a Contract Owner or the Contract Owner Representative. Nothing contained herein shall prohibit a Contract Owner, at its expense, from retaining its own counsel to assist in such proceedings or to observe such proceeding.

SECTION 5.02. Operation of Indemnities.

      Indemnification by the Servicer under this Article V shall include reasonable fees and expenses of counsel (including, but not limited to, in-house counsel of the Contract Owner Representative or the Contract Owners) and expenses of litigation incurred by the Contract Owners. Any amounts payable by the Servicer to a Contract Owner pursuant to this Article V shall be remitted to the Contract Owner Representative pursuant to Section 2.06. If the Servicer has made any indemnity payments to a Contract Owner pursuant to this Article V and such Contract Owner thereafter collects any of such amounts from others, such Contract Owner will repay such amounts collected to the Servicer, together with interest, if any, collected thereon.

SECTION 5.03. Merger or Consolidation of the Servicer.

      The Servicer will keep in full effect its existence, rights and franchises as a corporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Contracts and to perform its duties under this Agreement.

      Any Person into which the Servicer may be merged or consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall have a net worth not less than $50,000,000 and shall have serviced for at least one year prior to such event a portfolio of not less than $100,000,000 aggregate principal balance of manufactured housing installment sale contracts or installment loan agreements (which may include the portfolio of the Servicer if the Servicer is to continue as a going concern with such successor or such surviving Person). The Servicer shall promptly notify the Contract Owner Representative of any such merger to which it is a party.

SECTION 5.04. Limitation on Liability of the Servicer and Others.

      Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to any Contract Owner or any Person for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or pursuant to the express written instructions of a Contract Owner or the Contract Owner Representative; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence in the performance of the obligations and duties hereunder. The Servicer and any officer, employee or agent of the

Servicer may rely in good faith on any document of any kind reasonably believed by the Servicer or such Person to be genuine and prima facie properly executed and submitted by any Person respecting any matters arising hereunder and shall be deemed to have acted without negligence if it acts in accordance with such documents. Except as set forth in Section 5.01, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may in its discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Servicer shall be entitled to be reimbursed therefor. This indemnity shall survive the termination of this Agreement.

SECTION 5.05. Assignment by Servicer.

      The Servicer may, with the prior written consent of the Contract Owner Representative, which such consent may be withheld by the Contract Owner Representative in its sole discretion, assign its rights and delegate its duties and obligations under this Agreement; provided that the Person accepting such assignment or delegation shall execute and deliver to the Contract Owners an agreement that is satisfactory to the Contract Owner Representative and which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer under this Agreement. In the case of any such assignment and delegation, the Servicer shall be released from its obligations under this Agreement, except that the Servicer shall remain liable for all liabilities and obligations incurred by it as Servicer hereunder (including, but not limited to, liabilities and obligations incurred pursuant to Section 5.01) prior to the satisfaction of the conditions to such assignment and delegation set forth in the next preceding sentence.

SECTION 5.06. Servicer Not to Resign.

      Except in accordance with Section 5.05 hereof, the Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Contract Owner Representative or upon (i) the failure of a Contract Owner or the Contract Owner Representative to duly observe or perform in any material respect any of its covenants or agreements hereunder or (ii) the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Contract Owner Representative, which Opinion of Counsel shall be in form and substance acceptable to the Contract Owner Representative. No such resignation shall become effective until the Contract Owner Representative or its designee shall have assumed the Servicer's responsibilities and obligations hereunder.

SECTION 5.077. Contract Owners' Indemnities.

      Each Contract Owner, individually and not jointly, shall defend and indemnify the Servicer Owner against any and all Losses arising from third party claims or actions (including, but not limited to, penalties or fees imposed by any governmental or regulatory body or agency or any actions, claims or cross-claims brought by any Obligor) that the Servicer may sustain in any way related to any action or inaction taken by such Contract Owner, a prior servicer of such Contract Owner's Contracts, a prior originator of such Contract Owner's Contracts prior to the date of this Agreement or with respect to any action taken by the Servicer at the direction of the Contract Owner Representative or such Contract Owner with respect to any applicable Contract (provided that such action was taken as directed by such Contract Owner or the Contract Owner Representative); provided, however, that such Contract Owner shall have no liability to the Servicer under this Section
5.07 to the extent that any such Loss is attributable to (i) the Servicer's failure to correct any such action or inaction after the date hereof as directed by the Contract Owner Representative, (ii) the Servicer's breach of any provision hereof, or (iii) the Servicer's failure to provide materially accurate and all material information about any Contract for which the Servicer suffers a Loss to the Contract Owner Representative. The Servicer shall immediately notify the Contract Owner Representative if any such claim is made, which may, at the option of the Contract Owner Representative, be directed by the Contract Owner Representative and the Contract Owner Representative shall pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Contract Owner in respect of such claim.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

SECTION 6.01. Events of Default.

      In case one or more of the following Events of Default shall occur and be continuing, that is to say:

      (a) any failure by the Servicer to make any deposit or payment, or to remit to the Contract Owner Representative any payment, required to be made under the terms of this Agreement or the failure of the Servicer to deliver a Monthly Report which continues unremedied for a period of five days; or

      (b) failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Contract Owner Representative; or

      (c) any representation or warranty of the Servicer in this Agreement is false, incorrect or misleading, or if any representation or warranty contained in any electronic files, reports, documents, certificates or other papers delivered to the Contract Owner Representative from time to time is false, incorrect or misleading; or

      (d) the Servicer shall cease to maintain all governmental licenses, permits, approvals, and other authorizations necessary to carry on its duties hereunder; or

      (e) the Servicer shall, for any reason, become unable to perform its duties and obligations under this Agreement by operation of law or otherwise, except as described in and subject to Section 5.06; or

      (f) the Servicer shall sell or otherwise dispose of all or substantially all of its property or assets, to a person who does not meet the qualifications enumerated or incorporated by reference into Section 5.03 hereof, or assign this Agreement or any of its rights or obligations hereunder except in accordance with Section 5.05 hereof, or the Servicer shall take any action in contemplation or in furtherance of any of the foregoing; or

      (g) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

      (h) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of the Servicer's property; or

      (i) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

      (j) the initial Servicer or any successor Servicer shall have a net worth less than $50,000,000;

then, and in each and every such case, so long as such Event of Default shall not have been cured or waived, the Contract Owner Representative may terminate all the rights and obligations of the Servicer under this Agreement and in and to the Contracts and the proceeds thereof except any responsibility for its acts or omissions during its tenure as Servicer hereunder without any Contract Owner or the Contract Owner Representative incurring any penalty or fee of any kind in connection therewith. On or after the receipt by the Servicer of such notice, all authority and power of the Servicer under this Agreement, whether with respect to the Contracts or otherwise, shall cease. Upon the occurrence of an Event of Default which shall not have been remedied, the Contract Owner Representative may also pursue whatever rights it may have at law or in equity to damages, including injunctive relief and specific performance.

      Upon a termination of the Servicer's rights and obligations under this Agreement Contracts and in the pursuant to this Section 6.01 and upon written request from the Contact Owner Representative, the Servicer shall prepare, execute and deliver any and all documents and other instruments, all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Contracts and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Contract Owner Representative in effecting the termination of the Servicer's responsibilities and rights hereunder.

                                   ARTICLE VII
                                   TERMINATION

SECTION 7.01. Termination.

            Except the indemnification obligations of the parties hereunder, the respective obligations and responsibilities of the Servicer, each Contract Owner and the Contract Owner Representative shall terminate upon the final payment or other liquidation (or any advance with respect thereto) of the last Contract or the disposition of all property acquired upon repossession of any Contract and the remittance of all funds due hereunder unless otherwise terminated earlier in accordance with Article VI. Except the indemnification obligations of the parties hereunder, the respective obligations and responsibilities of the Servicer, each Contract Owner and the Contract Owner Representative with respect to any Contract shall also terminate if such Contract is assigned, transferred sold or otherwise conveyed to a Securitization.

SECTION 7.02. Termination Relating to Sale of Contracts.

      In addition to the covenants of the Servicer set forth in Section 3.02 hereof, in the event that a Contract Owner sells all or a portion of the Contracts to a third party and such third party desires to have a party other than the Servicer service such Contracts, the Servicer shall take all reasonable efforts in order to release such Contracts from the terms of this Agreement for servicing by the servicer designated by such third party. Notwithstanding the foregoing, such Contract Owner shall pay the Servicer the Fair Market Value associated with the loss of the servicing rights of the Servicer with respect to any such Contracts sold to a third party.

      For purpose of this Section 7.02, "Fair Market Value" means the fair market value of the servicing rights hereunder. The Fair Market Value shall be determined as follows: the applicable Contract Owner (or, at the option of such Contract Owner, the Contract Owner Representative), and the Servicer shall, in good faith, try to determine the Fair Market Value. If after a period of ten
(10) days (the "Negotiation Period"), such Contract Owner or the Contract Owner Representative, as applicable, and the Servicer are unable to agree upon the Fair Market Value, then such Contract Owner or the Contract Owner Representative, as applicable, on the one hand, and the Servicer, on the other, will each designate an independent investment bank or accounting firm of recognized national standing (any such Person, an "Appraiser"). Each such Appraiser shall expeditiously agree upon a third Appraiser (the "Independent Appraiser"). The Appraisers and the Independent Appraiser shall in good faith attempt to determine the Fair Market Value within thirty (30) days after the end of the Negotiation Period. If the Appraisers and Independent Appraiser fail to agree on the Fair Market Value before the end of such 30-day period, then Independent Appraiser shall determine the Fair Market Value by the end of such 30-day period, taking into account the work and opinions of the Appraisers. Such Contract Owner and the Servicer agree to disclose to each other all material business or personal relationships any Appraiser or Independent Appraiser. The agreement of the Appraisers and the Independent Appraiser or, failing such agreement, the determination of the Independent Appraiser, shall be conclusive and binding on such Contract Owner, the Contract Owner Representative and the Servicer. The applicable Contract Owner shall pay all fees and expenses incurred by such Contract Owner and the Servicer in connection with the determination of the Fair Market Value, including, but not limited to, the reasonable fees and expenses incurred by the Servicer.

      Notwithstanding the foregoing, without the prior written consent of the Servicer, no such sale may be consummated pursuant to this Section 7.02 if such sale is to occur before the second anniversary date of this Agreement and further, any such sales thereafter shall be limited to an aggregate principal amount of Contracts of $1 billion per annum.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

SECTION 8.01. Recordation of Agreement; Counterparts.

      This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Contracts are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at its expense.

      For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 8.02. Governing Law.

      THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 8.03. Notices.

      All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the
Contract Owner Representative: [        ], Attention: [        ] or such other
address as may be hereafter furnished in writing to the Servicer, with copies to
[        ], and (b) in the case of the Servicer, [        ] Attention: [       ]
or such other address as may be hereafter furnished in writing to the Contract
Owner Representative, with copies to [        ].

SECTION 8.04. Severability of Provisions.

      If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed several from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 8.05. Assignment.

      Except as set forth in Sections 5.03, 5.05 and 5.06, this Agreement may not be assigned by the Servicer. Any Contract Owner shall have the right, without the consent of the Servicer, at any time and from time to time, to assign any of the applicable Contracts to any Person or Persons (so long as such Person or Persons have signed a confidentiality agreement reasonably acceptable to the Servicer) and all or any part of its rights and interests under this Agreement and designate any Person to exercise any rights of such Contract Owner, and any such Persons shall accede to the rights hereunder of such Contract Owner with respect to such Contracts. All of the provisions of this Agreement shall inure to the benefit of the Contract Owners and any such Persons. All references to the Contract Owner shall be deemed to include such Persons. Any prospective assignees of any Contract Owner may review Servicer's servicing operations, upon reasonable prior notice to the Servicer, and the Servicer shall cooperate with such review to the extent such prospective assignees request information or documents that are reasonably available and can be produced without unreasonable expense or effort. The Servicer shall make the Contract Files held by the Servicer available at the Servicer's principal operations center for review by any such prospective assignees during normal business hours upon reasonable prior notice to the Servicer (in no event less than three (3) Business Days prior notice). The Servicer may require that such prospective assignees sign a confidentiality agreement with respect to such information disclosed to the prospective assignee which is not available to the public at large.

SECTION 8.06. Entire Agreement.

      This Agreement (including the Schedules and Exhibits annexed hereto or referred to herein) between the parties hereto contains the entire agreement between the parties with respect to the servicing of the Contracts and the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto.

SECTION 8.07. Further Assurances.

      Each party hereto shall take such additional action as may be reasonably necessary to effectuate this Agreement and the transactions contemplated hereby. The Servicer will promptly and duly execute and deliver to the Contract Owner Representative such documents and assurances and take such further action as the Contract Owner Representative may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the Contract Owners.

SECTION 8.08. Exhibits.

      The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 8.09. Waivers and Amendments, Non-contractual Remedies; Preservation of
              Remedies.

      This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.10. Captions.

      All section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

SECTION 8.11. Official Record.

      The Contract Owners and Servicer agrees that this Agreement is and shall remain at all times prior to the time at which this Agreement terminates an official record of Bank of America, FSB and Bank of America National Trust and Savings Association as referred to in Section 13(e) of the Federal Deposit Insurance Act, as amended by 12 U.S.C. Section 1823(e). The officer signing below on behalf of Bank of America Entity represents that by so signing he or she is an officer of Bank of America Entity of the level of vice president or higher within the meaning of the "Policy Statement Regarding Qualified Financial Contracts" dated December 12, 1989 issued by the Federal Deposit Insurance Corporation.

      IN WITNESS WHEREOF, the Contract Owners and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                      [GREENPOINT ENTITY]
                                      Servicer


                                      By:
                                         -------------------------------
                                         Name:
                                         Title:


                                      BANK OF AMERICA, FSB,
                                      as Contract Owner


                                      By:
                                         -------------------------------
                                         Name:
                                         Title:


                                      BANK OF AMERICA NATIONAL TRUST AND
                                      SAVINGS ASSOCIATION,
                                      as Contract Owner


                                      By:
                                         -------------------------------
                                         Name:
                                         Title:


                                     SECURITY PACIFIC HOUSING SERVICES,
                                     INC.
                                     as Contract Owner


                                      By:
                                         -------------------------------
                                         Name:
                                         Title:

                                    EXHIBIT B

            FORM OF OPINION OF COUNSEL OF SERVICER TO CONTRACT OWNERS

                                  [     ], 199[ ]

Bank of America, FSB
Bank of America National Trust and Savings Association
Security Pacific Housing Services, Inc.

      (1) The Servicer is duly organized as a corporation and is validly existing and in good standing under the laws [ ].

      (2) The Servicer has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as now being conducted.

      (3) The Servicer has the corporate power and authority to enter into and perform its duties under the Agreement.

      (4) The Agreement has been duly authorized, executed and delivered by the Borrower, and constitutes the legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its respective terms except that the enforceability thereof may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to creditors' rights and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (5) Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated thereby, or the fulfillment of any of the terms contemplated therein, (a) will conflict with or result in any violation of any term or provision of the Articles of Incorporation or By-Laws of the Servicer, (b) will not conflict with, result in a breach, violation or acceleration of any the terms of, or constitute a default under, any material agreement or instrument to which the Servicer is a party or to which its assets is subject, and (c) will not conflict with or result in any violation of any term or provision of any order known to us of any court or administrative agency entered in any proceeding to which the Servicer is a party or by which it may be bound or to which it may be subject.

      (6) No approval, authorization, consent, order, registration, qualification, license or permit of, or designation, declaration or filing with, any governmental authority or California, Servicer's state of incorporation] or Federal court is required on the part of the Servicer in connection with the execution, delivery and performance by the Servicer of the Agreement, except for consents, approvals, authorizations, registrations, and qualifications as have been obtained and as such filings as have been made.

      (7) There are no actions, proceedings or investigations pending or threatened before any court, administrative agency or other tribunal to which the Servicer is a party or is threatened to be made a party, (a) asserting the invalidity of any of the Agreement, (b) seeking to prevent the consummation of any of the transactions contemplated by any of the Servicer, or (c) which might materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, any of the Agreement.

      (8) Neither the consummation by the Servicer of any of the transactions contemplated by, or the fulfillment of the terms of the Agreement, will result in any violation by the Borrower, of any statute, law or regulation of the State of California, [ Servicer's state of incorporation] or of the Federal government.

                               BANK OF AMERICA FSB

                               as Master Servicer,

                                       and

                               [GREENPOINT ENTITY]

                                 as Subservicer,


                         FORM OF SUBSERVICING AGREEMENT


                        Dated as of _____________, 1998

      This SUBSERVICIING AGREEMENT (this "Agreement"), dated and effective as of ____________, 1998, is by and between BANK OF AMERICA FSB (the "Master Servicer") and [GREENPOIINT ENTITY] (the "Subservicer").

      WHEREAS, the Master Servicer has entered into certain agreements listed on schedule I attached hereto (the "Servicing Agreements") whereby it has agreed to, among other things, act as servicer with respect to the Contacts referred to in the Servicing Agreements in accordance with the terms of the Servicing Agreements; and

      WHEREAS, the Master Servicer desires that the Subservicer act as subservicer with respect to the Contacts and provide, on behalf of the Master Servicer, the necessary servicing of the Contacts performed in accordance with the Servicing Agreements from the date hereof until this Agreement is terminated in accordance herewith;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Subservicer and the Master Servicer hereby agree as follows:

Section 1.   Definitions.

      Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

      Affiliate: As to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contact or otherwise; and the terms "controlling" or "controlled" have meanings correlative to the foregoing.

      Clean-up Call: With respect to each Servicing Agreement, any provision thereunder entitling the Master Servicer in its capacity as master servicer under such Servicing Agreement or in any other capacity under such Servicing Agreement to purchase all (but not less than all) of the Contacts from the trust fund created pursuant to or related to such Servicing Agreement.

      Contract: Any one of the manufactured housing installment sale contracts or installment loan agreements, including any land home contracts, described in the Servicing Agreements, which Contracts are the subject of this Agreement.

      Financial Statements: The Subservicer's audited consolidated balance sheet and income statement, consolidated statement of cash flows, auditor's opinion letter regarding audited financial statements, and all notes to the audited financial statements.

      Independent Accountants: Any firm of independent certified public accountants of recognized national standing, or otherwise acceptable to the Master Servicer.

      Investors: Any of the investors in any of the securities issued pursuant to or in connection with the Servicing Agreements.

      Manufactured Home: A unit of manufactured housing which meets the requirements of Section 25(e)(1O) of the Code, securing the indebtedness of the Obligor under the related Contract.

      Manufactured Housing Dealer: The dealer or other party from whom the Manufactured Home is purchased.

      Obligor: Each Person who is indebted under a Contract or who has acquired a Manufactured Home subject to a Contract.

      Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), an Assistant Vice President, the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Subservicer (or any other officer customarily performing functions similar to those performed by any of the above designated officers and to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with a particular subject).

      Opinion Of Counsel: A written opinion of counsel, who may be the in-house counsel for the Subservicer, reasonably acceptable to the Master Servicer.

      Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

      Purchase Agreement: That certain Stock Purchase Agreement dated as of the date hereof by and between the Master Servicer and the Subservicer.

      Rating Agencies: Any of the rating agencies which, pursuant to the Servicing Agreements, rate any of the securities issued pursuant to or in connection with the Servicing Agreements.

      REMIC: A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

      Servicing Agreements: The agreements listed on schedule I attached hereto, as such agreements may be amended from time to time.

      Servicing Agreement Default: The meaning given in Section 13(ii) hereof.

      Servicing Agreement Termination Date: The meaning given in Section 12(a) hereof.

       Servicing File: All documents, records, and other items maintained by the Subservicer with respect to a Contract, including the credit application, credit reports and verifications, appraisals, tax and insurance records, payment records, insurance claim records, correspondence, and all historical computerized data files.

      Servicing Standards: The degree of skill and care consistent with the degree of skill and care that the Subservicer exercises with respect to similar manufactured housing contracts owned and serviced by it for its own account and that is consistent with prudent industry standards, and in no event less than the degree of skill and care required by the applicable Servicing Agreement.

      Subservicer Default: The meaning given in Section 13.

      Subservicing Termination Date: The meaning given in Section 12.

      Underwriters: Any of the underwriters which underwrite any of the securities issued pursuant to or in connection with the Servicing Agreements.

Section 2.   Subservicing.

      (a) From the date hereof until this Agreement is terminated in accordance with Section 12 hereof, the Subservicer shall service each Contract as subservicer on behalf of the Master Servicer. Except as otherwise provided in this Agreement and subject to its rights of indemnification by the Master Servicer under the Purchase Agreement, with respect to each Contract, the Subservicer shall be required to perform all of the duties and obligations imposed on the Master Servicer pursuant to the Servicing Agreements and shall perform all such duties and obligations in accordance with the Servicing Agreements, including any duties with respect to REMIC administration. The relationship of the Subservicer (and of any successor to the Subservicer) to the Master Servicer (and any of its assignees and successors) under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent of the Master Servicer.

       (b) The Subservicer will ensure that all of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Subservicer in the conduct of its servicing activities hereunder will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing and/or receiving date-related data in connection with any valid date in the twentieth and twenty-first century.

      (c) The Subservicer agrees that to the extent that the Master Servicer has advanced funds in accordance with the Servicing Agreements prior to the date hereof, the Subservicer shall promptly remit any amounts recovered or available for reimbursement in accordance with the terms of the applicable Servicing Agreement with respect to such advances to the Master Servicer.

Section 3.   Standard of Care.

      The Subservicer shall at all times act in good faith and with reasonable care and shall service and administer the Contracts in accordance with the Servicing Standards and (i) in compliance with the terms and conditions of the Servicing Agreements and all applicable laws, rules and regulations, (ii) in compliance with all regulatory and statutory requirements applicable to the Master Servicer and (iii) in compliance with any injunctions applicable to the Master Servicer, but without regard to any relationship that the Subservicer or any of its Affiliates may have with the Obligor or the Manufactured Housing Dealer with respect to any Contract. The Subservicer agrees not to file any lien or any other encumbrance on, exercise any right of setoff against, or attach or assert any claim in, any Contracts, unless authorized pursuant to a judicial or administrative proceeding or a court order.

Section 4.   Representations and Warranties.

      (a) The Subservicer makes the following representations and warranties to the Master Servicer as of the date hereof:

            (i) Organization and Good Standing. The Subservicer is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation, and the Subservicer has the corporate power to own its assets and to transact the respective business in which it is currently engaged. The Subservicer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its type of organization and the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other).

            (ii) Authorization; Binding Obligations. The Subservicer has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Subservicer enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

            (iii) Compliance with Laws. The Subservicer is in compliance with all applicable statutes, ordinances, rules and regulations of the jurisdictions in which it is conducting its business and where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder.

            (iv) No Consent Required. The Subservicer is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or where the failure to obtain any such consent, license, approval or authorization, or to make any registration or declaration does not materially adversely affect the interests of the Master Servicer or the transactions contemplated by this Agreement.

            (v) No Violations. The execution, delivery and performance of this Agreement by the Subservicer will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Subservicer or the charter or bylaws of the Subservicer, or constitute a breach of any mortgage, indenture, contract or other agreement to which the Subservicer is a party or by which the Subservicer may be bound.

            (vi) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or, to the knowledge of the Subservicer, threatened, against the Subservicer or any of its properties or with respect to this Agreement which, if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement.

            (vii) Ability to Service. The Subservicer has all governmental licenses, permits. approvals, and other authorizations necessary to carry on its duties hereunder.

            (viii) Ability to Perform. The Subservicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

            (ix) No Material Default. Neither the Subservicer nor any of its Affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Subservicer or any of its Affiliates is a party or by which it is bound, which default would have a material effect on the ability of the Subservicer to perform under this Agreement, nor to the best of the Subservicer's knowledge, has any event occurred which with notice would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Subservicer to perform its obligations under this Agreement.

            (x) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Subservicer.

            (xi) Financial Statements. The Subservicer has delivered to the Master Servicer financial statements as to its fiscal year 1997 and for its fiscal year 1996. All such financial statements fairly present the results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Subservicer and its subsidiaries. All such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.

            (xii) No Change in Business. There has been no change in the business, operations, financial condition, properties or assets of the Subservicer since the date of the Subservicer's financial statements that would have a material adverse effect on the ability of the Subservicer to perform its obligations under this Agreement.

      (b) The Master Servicer makes the following representations and warranties to the Subservicer as of the date hereof:

            (i) Organization and Good Standing. The Master Servicer is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America and the Master Servicer has the corporate power to own its assets and to transact the respective business in which it is currently engaged. The Master Servicer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its type of organization and the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on its business, properties, assets, or condition (financial or other).

            (ii) Authorization; Binding Obligations. The Master Servicer has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Master Servicer enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or the rights of creditors of banking institutions the accounts of which are insured by the Federal Deposit Insurance Corporation or any other instrumentality of the federal government, and by the availability of equitable remedies.

            (iii) Compliance with Laws. The Master Servicer is in compliance with all applicable statutes, ordinances, rules and regulations of the jurisdictions in which it is conducting its business and where the failure to so qualify would have a material adverse effect on its ability to perform its obligations hereunder.

            (iv) No Consent Required. The Master Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained or where the failure to obtain any such consent, license, approval or authorization, or to make any registration or declaration does not materially adversely affect the interests of the Subservicer or the transactions contemplated by this Agreement.

            (v) No Violations. The execution, delivery and performance of this Agreement by the Master Servicer will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Master Servicer or the charter or bylaws of the Master Servicer, or constitute a breach of any mortgage, indenture, contract or other agreement to which the Master Servicer is a party or by which the Master Servicer may be bound.

            (vi) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or, to the knowledge of the Master Servicer, threatened, against the Master Servicer or any of its properties or with respect to this Agreement which, if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement.

            (vii) Servicing. Prior to the date hereof, the Master Servicer had all governmental licenses, permits, approvals, and other authorizations necessary to carry on its duties under the Servicing Agreements. As of the date hereof, the Master Servicer has performed its duties and obligations as master servicer under each Servicing Agreement in all material respects.

Section 5.   Access to Documents.

       (a) The Subservicer shall furnish to the Master Servicer during the term of this Agreement such reasonable and customary periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be reasonably requested by the Master Servicer in connection with its obligations under the Servicing Agreements (provided the Master Servicer shall have given the Subservicer reasonable notice and opportunity to prepare such reports, information or documentation), including any reports, information or documentation reasonably required to comply with any regulations of any governmental agency or body having jurisdiction over the Master Servicer, all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Master Servicer may reasonably request. The Subservicer agrees to execute and deliver all such instruments and take all such action as the Master Servicer, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

      (b) The Subservicer agrees that, on reasonable prior notice, it will permit any representative of the Master Servicer, the Rating Agencies, the Investors, the Underwriters and any of their duly authorized representatives, attorneys or accountants, during the Subservicer's normal business hours, to examine all the books of account, records, reports and other papers of the Subservicer relating to the Contracts, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Master Servicer and to discuss its affairs, finances and accounts relating to the Contracts with its officers, employees and independent public accountants (and by this provision the Subservicer hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Master Servicer of any right under this Section 5 shall be borne by the Master Servicer.

      All information obtained by such parties pursuant to this Section 5 shall be maintained by such parties in confidence and shall not be disclosed to any other Person, unless such disclosure shall not violate any proprietary rights of the Subservicer or such disclosure is ordered by a court of competent jurisdiction.

Section 6.   Master Servicer Assistance.

      The Subservicer and the Master Servicer agree that, in connection with the performance of its obligations hereunder, the Subservicer shall be entitled to request from the Master Servicer, and the Master Servicer agrees that it shall provide, express instructions for the completion of any of the services to be performed or completed by the Subservicer, to the extent that the Master Servicer is required to obtain instructions under the related provision of the Pooling and

Servicing Agreement, and to the extent necessary to clarify any ambiguities in the terms of this Agreement or the Servicing Agreements. The Master Servicer further agrees that the Subservicer shall be entitled to rely upon any such written instruction. The Master Servicer agrees that it shall not unreasonably interfere with the Subservicer's performance of its obligations under the Servicing Agreements; provided however that the Master Servicer shall not be limited in its rights hereunder to monitor the activities of the Subservicer and the Master Servicer shall be entitled to take any actions that it, in its sole discretion, determines to be appropriate with respect to any failure on the part of the Subservicer to duly perform and observe its covenants hereunder. The Master Servicer shall not take any action or fail to take any action which would constitute an event of default under the Servicing Agreements.

Section 7.   Subservicer Compensation.

      (a) The Subservicer shall be entitled to receive as compensation for its services hereunder the servicing fee provided for in the Servicing Agreements and any additional servicing compensation as may be set forth in the Servicing Agreements, in either case which would otherwise be payable to the Master Servicer pursuant to the Servicing Agreements, less 5% of such amount. In no event shall the Master Servicer be liable to the Subservicer for the payment of any such compensation.

      (b) The Subservicer shall be entitled to exercise any Clean-up Call that the Master Servicer has in its capacity as master servicer under the Servicing Agreements or in any other capacity that Bank of America FSB has under the Servicing Agreements; provided, however, that if any such exercise of the Clean-up Call by the Subservicer violates in any manner any provision of the applicable Servicing Agreement, the Subservicer shall not be entitled to exercise such Clean-up Call.

Section 8.   Subservicer Expenses.

      The Subservicer shall be required to pay all expenses incurred by it in connection with its activities hereunder. The Subservicer will be entitled to reimbursement for any expenses incurred by the Subservicer in connection with its activities hereunder only to the extent that the Master Servicer would be reimbursed for such expenses under the terms of the applicable Servicing Agreement. In no event shall the Master Servicer be liable to the Subservicer for the payment of any such expenses.

Section 9. Annual Statement as to Compliance; Financial Statements.

      (a) The Subservicer shall deliver to the Master Servicer on or before January 31 of each year, commencing January 31, 1999, an Officer's Certificate, stating that (i) a review of the activities of the Subservicer during the preceding calendar year (or shorter period in the case of the first Officer's Certificate) and of its performance under this Agreement and the Servicing Agreements has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Subservicer has fulfilled all its obligations under this Agreement and the Servicing Agreements throughout such period, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

      (b) The Subservicer shall deliver to the Master Servicer within 120 days after the end of each fiscal year of the Subservicer, a copy of the Subservicer's Financial Statements, all in reasonable detail and accompanied by an opinion of a firm of Independent Accountants stating that such financial statements present fairly the financial condition of the Subservicer and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur), and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances. The Subservicer shall also deliver to the Master Servicer within 45 days of the end of each fiscal quarter of the Subservicer, quarterly unaudited versions of the Subservicer's consolidated balance sheet and income statement and consolidated statement of cash flows.

Section 10. Reports, Officer's Certificates, Audits and Opinions of Counsel; Notice of Default.

      (a) To the extent that any Servicing Agreement requires the Subservicer, acting pursuant to its obligation hereunder to assume all of the Master Servicer's obligations under the Servicing Agreements, to deliver any notices, reports, officer's certificates, audits, opinions of counsel or like statements, the Subservicer shall deliver such reports, officer's certificates, audits, opinions of counsel or like statements to the Master Servicer. In addition, the Subservicer shall promptly deliver any notices, reports, officer's certificates, audits, opinions of counsel or like statements that are delivered to the Subservicer pursuant to the Servicing Agreements to the Master Servicer.

      (b) The Subservicer shall deliver to the Master Servicer immediately upon becoming aware of the existence of any condition or event which constitutes a Subservicer Default, or any event or condition which, with the passage of time, would constitute a Subservicer Default, written notice of such condition or event describing its nature and its period of existence and what action the Subservicer is taking or proposing to take with respect thereto.

Section 11.  REMIC Compliance.

      The Subservicer shall take no action that would impair the Master Servicer's obligations with respect to REMIC compliance as provided in the Servicing Agreements.

Section 12.  Termination.

      (a) The rights, obligations and responsibilities of the Subservicer under this Agreement (other than the obligation to indemnify the Master Servicer pursuant to Section 14) shall terminate upon the earlier of (i) the receipt by the Subservicer of the Master Servicer's written notice of such termination delivered at the Master Servicer's option following the occurrence of a Subservicer Default and (ii) termination of the Master Servicer's servicing rights and obligations pursuant to all of the Servicing Agreements (the "Subservicing Termination

Date"). Notwithstanding the foregoing and with respect to clause (i) of the preceding sentence, prior to the time upon which more than two Servicing Agreement Defaults have occurred, the Master Servicer will be entitled to deliver written notice terminating the Subservicer's rights, obligations and responsibilities hereunder (other than the obligation to indemnify the Master Servicer pursuant to Section 14) only with respect to the Servicing Agreement related to such Servicing Agreement Default (each, a "Servicing Agreement Termination Date").

      (b) From and after the Subservicing Termination Date, all authority and power of the Subservicer under this Agreement, whether with respect to the Contracts or otherwise, shall cease. From and after the Servicing Agreement Termination Date, all authority and power of the Subservicer under this Agreement with respect to the related Servicing Agreement and the related Contracts shall cease. Upon the occurrence of a Subservicer Default which shall not have been remedied, the Master Servicer may also pursue whatever rights it may have at law or in equity to damages, including injunctive relief and specific performance. In addition to the foregoing, the obligations and responsibilities of the Subservicer with respect to each Contract shall terminate upon the termination of the Master Servicer's servicing rights and obligations with respect to the related Servicing Agreement.

      (c) The Subservicer acknowledges that the Master Servicer is endeavoring to transfer its rights, obligations and responsibilities as servicer with respect to each Servicing Agreement to the Subservicer and the Subservicer agrees that it will execute any such assignment and assumption agreements in form reasonably satisfactory to the Subservicer. In connection with the execution of any such assignment and assumption agreement, the Subservicer agrees that it will covenant therein that it will endeavor to ensure that the ratings on any security (including any asset-backed security) issued pursuant to or in connection with any Servicing Agreement where the Master Servicer or any of its Affiliates originated the related Contracts will not be downgraded as a result or in connection with the Subservicer's servicing activities.

Section 13.  Subservicer Default.

      Each of the following events shall constitute a "Subservicer Default" hereunder:

            (i) failure on the part of the Subservicer duly to observe or perform in any material respect any of the covenants or agreements on the part of the Subservicer set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Master Servicer;

            (ii) any failure by the Subservicer to perform the duties and obligations of the Master Servicer under any of the Servicing Agreements, which failure (with the passage of any cure period specified in any Servicing Agreement, if applicable) constitutes an event of default under the applicable Servicing Agreement entitling the trustee or any other party to any Servicing Agreement to terminate the rights and obligations of the Master Servicer under such Servicing Agreement (any such failure, a "Servicing Agreement Default");

            (iii) the Subservicer shall sell or otherwise dispose of all or substantially all of its property or assets, to a person who does not meet the qualifications enumerated or incorporated by reference into Section 16 hereof, or assign this Agreement or any of its rights or obligations hereunder except in accordance with Section 17 hereof, or the Subservicer shall take any action in contemplation or in furtherance of any of the foregoing;

            (iv) any representation, warranty or certification by the Subservicer in this Agreement or in any certificate delivered pursuant to this Agreement or on behalf of the Master Servicer pursuant to the Servicing Agreements proves to have been incorrect in any material respect when made;

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings or for the winding-up or liquidation of its affairs, shall have been entered against the Subservicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

            (vi) the Subservicer shall consent to the appointment of a conservator or receiver or liquidator or liquidating committee in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Subservicer or of or relating to all or substantially all of its property;

            (vii) the Subservicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

            (viii) the Subservicer shall cease to maintain all governmental licenses, permits, approvals, and other authorizations necessary to carry on its duties hereunder;

             (ix) the Subservicer shall, for any reason, become unable to perform its duties and obligations under this Agreement by operation of law or otherwise, except as described in and subject to Section 18; or

            (x) the Subservicer shall have a net worth of less than $50,000,000.

Section 14.  Post-Termination Obligations.

      Upon the Subservicing Termination Date, and upon written request from the Master Servicer, the Subservicer shall prepare, execute and deliver any and all documents and other instruments, all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Contracts and related documents, or otherwise, at the Subservicer's sole expense. The Subservicer agrees to cooperate with the Master Servicer in effecting the termination of the Subservicer's responsibilities and rights hereunder.

Section 15.  Subservicer's Indemnity.

      (a) The Subservicer shall defend and indemnify the Master Servicer against any and all costs, expenses, losses, damages, claims or liabilities, including reasonable fees and expenses of counsel (including reasonable fees and expenses of in-house counsel) and expenses of litigation, arising from third party claims or actions (including, but not limited to, penalties or fees imposed by any governmental or regulatory body or agency or any actions, claims or cross-claims brought by any Obligor) that the Master Servicer may sustain in any way related to any action or inaction taken by the Subservicer with respect to any Investor, Contract or Manufactured Home or constituting a failure by the Subservicer to perform its obligations under this Agreement. Such indemnity shall also include, but not be limited to, costs associated with the transfer of the servicing responsibilities of the Subservicer hereunder to a successor whether pursuant to
Section 12 hereof or otherwise and the payment by the Subservicer hereunder to the Master Servicer of any reasonable increase in the compensation required to be paid to such successor as a result of the transfer of the subservicing responsibilities hereunder to a successor. The Subservicer shall immediately notify the Master Servicer if any such claim is made, and, if directed by the Master Servicer, assume the defense of any such claim (which may, at the option of the Master Servicer, be directed by the Master Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Master Servicer in respect of such claim. This indemnity shall survive the Subservicing Termination Date (but a Subservicer's obligations under this Section 14 shall not relate to any actions of any subsequent Subservicer after such Subservicing Termination Date) and any payment of the amount owing under any such Contract. Nothing contained herein shall prohibit the Master Servicer, at its expense, from retaining its own counsel to assist in such proceedings or to observe such proceedings, provided that Subservicer shall not be obligated to pay or comply with any settlement to which it has not consented.

      (b) The Master Servicer shall defend and indenmify the Subservicer against any and all costs, expenses, losses, damages, claims or liabilities, including reasonable fees and expenses of counsel (including reasonable fees and expenses of in-house counsel) and expenses of litigation, arising from third party claims or actions (including, but not limited to, penalties or fees imposed by any governmental or regulatory body or agency or any actions, claims or cross-claims brought by any Obligor) that the Subservicer may sustain in any way related to any action or inaction taken by the Master Servicer with respect to any Investor, Contract or Manufactured Home prior to the date hereof. The Master Servicer shall immediately notify the Subservicer if any such claim is made, and, if directed by the Master Servicer, the Subservicer shall assume the defense of any such claim (which may, at the option of the Master Servicer, be directed by the Master Servicer); provided, however the Master Servicer shall pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Subservicer in respect of such claim. Nothing contained herein shall prohibit the Subservicer, at its expense, from retaining its own counsel to assist in such proceedings or to observe such proceedings, provided that Subservicer shall not be obligated to pay or comply with any settlement to which it has not consented.

      (c) If a claim is made by a third party with respect to a Contract, a Manufactured Home or against the Master Servicer that is not in any way related to any action or inaction taken by the Subservicer with respect to any Contract or Manufactured Home or any failure by the Subservicer to perform its obligations under this Agreement, the Subservicer shall, if directed by the Master Servicer, assume the defense (which may, at the option of the Master Servicer, be directed by the Master Servicer) of any such claim and pay all expenses in connection therewith, including counsel fees. The Subservicer shall be entitled to the reimbursement from the Master Servicer for all such expense and fees within 30 Business Days of its receipt of the bill. If the Subservicer is controlling the defense of any such claim, it shall keep the Master Servicer apprised of the status of such claim and of the issues raised in connection therewith in a timely manner. The Subservicer shall immediately notify the Master Servicer if it obtains knowledge of such a claim from any Person other than the Master Servicer. Nothing contained herein shall prohibit the Master Servicer, at its expense, from retaining its own counsel to assist in such proceedings or to observe such proceeding.

Section 16.  Master Servicer's Indemnity.

      To the extent that the Servicing Agreements provide the Master Servicer with rights to indemnification, the Master Servicer shall use all reasonable efforts to obtain the benefits of such rights on behalf of the Subservicer and the Subservicer's agents and employees and to cause the indemnifying party to hold the Subservicer and the Subservicer's agents and employees harmless from any and all losses, liabilities, expenses, claims, demands, costs or judgments of any type against the Subservicer arising out of or related to the Subservicer's performance hereunder. The Subservicer's rights provided under this Section 15 shall survive the Subservicing Termination Date to the extent such rights arose prior to such date.

Section 17.  Merger or Consolidation of the Subservicer.

      The Subservicer will keep in full effect its existence, rights and franchises as a corporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Contracts and to perform its duties under this Agreement.

      Any Person into which the Subservicer may be merged or consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Subservicer shall be a party, or any Person succeeding to the business of the Subservicer, shall be the successor of the Subservicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Subservicer shall have a net worth not less than $50,000,000 and shall have serviced for at least one year prior to such event a portfolio of not less than $100,000,000 aggregate principal balance of manufactured housing installment sale contracts or manufactured housing installment loans. The Subservicer shall promptly notify the Master Servicer of any such merger to which it is a party.

Section 18.  Assignment.

      This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors, and assigns. This Agreement and the rights and benefits hereunder of the Subservicer shall not be assignable, and the duties and obligations hereunder of such party shall not be delegable without the prior written consent of the Master Servicer, which consent shall not be unreasonably withheld. Any such assignment or delegation or attempted assignment or delegation shall be null and void.

Section 19.  Resignation of Subservicer.

      Except as otherwise provided in Section 17 hereof, the Subservicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it unless (i) the Master Servicer fails to perform in any material respect any of the covenants of the Master Servicer contained herein or (ii) it determines that the Subservicer's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Subservicer. Any determination permitting the resignation of the Subservicer under clause (ii) shall be evidenced by an Opinion of Counsel to such effect delivered to the Master Servicer. No resignation shall become effective until a successor subservicer designated by the Master Servicer shall have assumed the Subservicer's responsibilities and obligations under this Agreement.

Section 20.  Severability.

      Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reasons whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 21.  Integrated Agreement; Amendment.

      This Agreement constitutes the final complete expression of the intent and understanding of the Subservicer and the Master Servicer. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 22.  Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflicts of law principles.

Section 23.  Notices.

      Unless otherwise provided for herein, all notices and other communications required or permitted hereunder and under the Servicing Agreements shall be in writing, personally delivered, mailed by certified mail, return receipt requested, or telecopied, and shall be deemed to have been duly given upon receipt (a) in the case of the Master Servicer, at ___________________ and (b) in the case of the Subservicer, at _____________________.

Section 24.  Amendment of Servicing Agreements.

      In the event that any of the Servicing Agreements are amended, this Agreement shall be deemed to have been amended to the extent necessary to reflect such amendment to such Servicing Agreements.

Section 25.  Other.

      This Agreement shall not be construed to grant to any party hereto any claim, right or interest in, to or against any trust funds created pursuant to the Servicing Agreements or any assets of such trust funds.

Section 26.  Official Record.

      The Master Servicer and Subservicer agree that this Agreement is and shall remain at all times prior to the time at which this Agreement terminates an official record of Bank of America FSB as referred to in Section 13(e) of the Federal Deposit Insurance Act, as amended by 12 U.S.C. Section 1823(e). The officer signing below on behalf of Bank of America Entity represents that by so signing he or she is an officer of Bank of America FSB of the level of vice president or higher within the meaning of the "Policy Statement Regarding Qualified Financial Contracts" dated December 12, 1989 issued by the Federal Deposit Insurance Corporation.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto by an authorized representative, all as of the day and year first above written.

                                       BANK OF AMERICA FSB
                                       as Master Servicer



                                       By:
                                          -------------------------
                                           Name:
                                           Title:


                                       [GREENPOINT ENTITY]
                                       as Subservicer



                                       By:
                                          -------------------------
                                           Name:
                                           Title:

                                   SCHEDULE I

                          List of Servicing Agreements

                            STOCK PURCHASE AGREEMENT



                           DATED AS OF APRIL 11, 1998



                                  BY AND AMONG


                             BANKAMERICA CORPORATION

                                       AND

                                 GREENPOINT BANK

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
                                    ARTICLE I
                                   DEFINITIONS

Section 1.1.   Definitions ...............................................   2
Section 1.2.   Accounting Terms ..........................................  14
Section 1.3.   Interpretation ............................................  14

                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

Section 2.1.   Purchase and Sale of HSI Stock ............................  14
Section 2.2.   Payment of Estimated Purchase Price .......................  14
Section 2.3.   Determination of and Adjustments to Purchase
                Price ....................................................  15
Section 2.4.   Adjustment ................................................  18
Section 2.5.   Change in Structure .......................................  19

                                   ARTICLE III
                                     CLOSING

Section 3.1.   The Closing ...............................................  19
Section 3.2.   Seller's Deliveries .......................................  19
Section 3.3.   Purchaser's Deliveries ....................................  19
Section 3.4.   Further Assurances ........................................  21

                                   ARTICLE IV
                              TRANSITION ASSISTANCE

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1.   Corporate Status ..........................................  22
Section 5.2.   Corporate Authority .......................................  22
Section 5.3.   Non-Contravention .........................................  23
Section 5.4.   Ownership of Stock ........................................  25
Section 5.5.   Compliance with Laws; Change in Condition .................  25
Section 5.6.   Title, Liens, etc. ........................................  26
Section 5.7.   Employees .................................................  26
Section 5.8    Litigation ................................................  28

Section 5.9    Brokers ...................................................  29
Section 5.10.  Approvals and Consents ....................................  29
Section 5.11.  Trademarks etc. ...........................................  30
Section 5.12.  Contracts .................................................  30
Section 5.13.  Tape ......................................................  30
Section 5.14.  Warehouse Loans ...........................................  31
Section 5.15.  Taxes .....................................................  34
Section 5.16.  Environmental .............................................  34
Section 5.17   Limitation and Warranties .................................  34

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1.   Corporate Status ..........................................  35
Section 6.2.   Authority .................................................  35
Section 6.3.   Non-Contravention .........................................  36
Section 6.4.   Brokers ...................................................  36
Section 6.5.   Qualification as a Licensee ...............................  36
Section 6.6.   Litigation ................................................  37
Section 6.7.   Funds .....................................................  37
Section 6.8.   Approvals and Consents ....................................  37
Section 6.9.   Access ....................................................  37
Section 6.10.  Investment Representation .................................  38
Section 6.11.  Limitation on Representations and Warranties ..............  38

                                   ARTICLE VII
                     COVENANTS OF SELLER PENDING THE CLOSING

Section 7.1.   Transfer of MHL Business; Sales and
               Securitizations ...........................................  38
Section 7.2.   Operation Of The Business .................................  38
Section 7.3.   Access to Facilities, Files and Records ...................  40
Section 7.4.   Notice of Proceedings .....................................  41
Section 7.5.   Hart-Scott-Rodino Filing ..................................  41
Section 7.6.   Consents Under Restricted Contracts .......................  41
Section 7.7.   Securitization Servicing Contracts ........................  42
Section 7.8.   Sublease ..................................................  43

Section 7.9.   Reasonable Efforts ........................................  43
Section 7.10.  Notification of Certain Matters ...........................  43

                                  ARTICLE VIII
                   COVENANTS OF PURCHASER PENDING THE CLOSING

Section 8.1.   Application for Regulatory Consent and Licenses ...........  43
Section 8.2.   Notice of Proceedings .....................................  44
Section 8.3.   Hart-Scott-Rodino Filing ..................................  44
Section 8.4.   Non-Solicitation of Borrowers .............................  45
Section 8.5.   Sublease ..................................................  45
Section 8.6.   Securitizations ...........................................  45
Section 8.7.   Reasonable Efforts ........................................  45
Section 8.8.   Notification of Certain Matters ...........................  46

                                   ARTICLE IX
                             POST CLOSING COVENANTS

Section 9.1.   Post-Closing Accounting Cooperation .......................  46
Section 9.2.   Assets Bearing Excluded Names .............................  46
Section 9.3.   Insurance .................................................  47
Section 9.4.   Retention of Warehouse Loan Files .........................  48

                                    ARTICLE X
                                    EMPLOYEES

Section 10.1.  Employee Relations Matters ................................  49
Section 10.2.  No Other Restrictions .....................................  53

                                   ARTICLE XI
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

Section 11.1.  Representations, Warranties and Covenants .................  54
Section 11.2.  Proceedings ...............................................  55
Section 11.3.  Regulatory Approvals ......................................  55
Section 11.4.  Hart-Scott-Rodino .........................................  55
Section 11.5.  Securitization Servicing Contracts ........................  55
Section 11.6.  Deliveries ................................................  56

                                   ARTICLE XII
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Section 12.1.  Representations, Warranties and Covenants .................  56
Section 12.2.  Proceedings ...............................................  57
Section 12.3.  Regulatory Approvals ......................................  57
Section 12.4.  Hart-Scott-Rodino .........................................  57
Section 12.5.  Deliveries ................................................  57
Section 12.6.  Tape ......................................................  57
Section 12.7.  Extinguishment of Intercompany Debt .......................  57
Section 12.8.  Employment Agreements .....................................  58

                                  ARTICLE XIII
                   INDEMNIFICATION; WAREHOUSE LOAN REPURCHASE

Section 13.1.  By Seller .................................................  58
Section 13.2.  By Purchaser ..............................................  59
Section 13.3.  Entitlement to Indemnification; Exclusivity ...............  60
Section 13.4.  Notice and Defense of Claims ..............................  60
Section 13.5.  Survival of Representations and Warranties ................  61
Section 13.6.  Limitations on Indemnified Purchaser Parties'
                Right to Indemnification .................................  62
Section 13.7.  Warehouse Loan Repurchase Right ...........................  62

                                   ARTICLE XIV
                                   TAX MATTERS

Section 14.1.  Tax Returns and Payments ..................................  63
Section 14.2.  Indemnification ...........................................  66
Section 14.3.  Procedures for Indemnification ............................  66

                                   ARTICLE XV
                                  MISCELLANEOUS

Section 15.1.  Termination of Agreement ..................................  67
Section 15.2.  Effect Of Termination .....................................  68
Section 15.3.  Amendment and Modification; Waiver of
                Provisions ...............................................  68
Section 15.4.  Arbitration ...............................................  69
Section 15.5.  Expenses ..................................................  70
Section 15.6.  Successors and Assigns; Assignments .......................  70

Section 15.7.  Further Assurances ........................................  70
Section 15.8.  Confidentiality; Public Announcement ......................  70
Section 15.9.  Notices ...................................................  71
Section 15.10. No Third Parties Benefited ................................  72
Section 15.11. Law Governing .............................................  73
Section 15.12. Counterparts ..............................................  73
Section 15.13. Severabilty ...............................................  73
Section 15.14. Entire Agreement ..........................................  73

                                    EXHIBITS

Exhibit 1.1    Form of Non-Solicitation and Referral Agreement
Exhibit 1.2    Form of Servicing Agreement
Exhibit 1.3.   Form of Subservicing Agreement

                                    SCHEDULES

Schedule 1.1A  Liens
Schedule 1.1B Personal Property relating to the MHL Business as of the month end prior to the date hereof
Schedule 1.1C  Regional Offices Relating to the MHL Business
Schedule 1.1D  Securitization Servicing Contracts
Schedule 2.4   Calculation re Stock Options
Schedule 5.5A Regulatory Enforcement and Other Actions re Conduct of MHL Business since January 1, 1996
Schedule 5.5B  Changes in Condition since January 1, 1998
               Written Contracts of Employment and Collective Bargaining
Schedule 5.7A  Agreements
Schedule 5.7B  BAC Benefit Plans
Schedule 5.7C Employee Benefit Plans and Other Fringe Benefits relating solely to Employees of the MHL Business
Schedule 5.7D  ERISA Disclosures
Schedule 5.8   Litigation
Schedule 5.10  Approvals and Consents
Schedule 5.11  Trademarks and Service Marks
Schedule 5.12  Material Contracts
Schedule 5.13 Fields of Information Relating to the Warehouse Loans and the Retained Loans Which will be Provided on the Tape
Schedule 6.8   Approvals and Consents for Purchaser and HSI
Schedule 10.1  Employees
Schedule 11.3 Approvals and Consents which are deemed to have a material adverse effect for purposes of Section 11.3
Schedule 12.3 Approvals and Consents which are deemed to have a material adverse effect for purposes of Section 12.3
Schedule 12.8  Management Employees

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of April 11, 1998 by and among BankAmerica Corporation, a Delaware corporation ("Seller") and GreenPoint Bank, a New York chartered savings bank ("Purchaser").

                                    RECITALS

      WHEREAS, BankAmerica Housing Services ("BAHS"), a division of Bank of America, FSB, a Federal savings bank and wholly-owned subsidiary of Seller ("BAFSB"), is engaged in the business of originating, purchasing, selling and servicing Manufactured Home Loans (the "MHL Business");

      WHEREAS, on or prior to the Closing Date (as defined herein), all assets and liabilities of the MHL Business, other than Excluded Assets and Excluded Liabilities, shall be transferred from BAFSB to Housing Services, Inc., a Delaware corporation ("HSI"), which is a newly-formed direct subsidiary of Seller;

      WHEREAS, Seller will be the owner of all of the issued and outstanding capital stock of HSI;

      WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding capital stock of HSI, upon and subject to the terms, covenants, conditions, warranties and representations set forth in this Agreement; and

      WHEREAS, concurrently with the execution hereof, Purchaser has entered into employment agreements (the "Employment Agreements") with certain management employees (the "Management Employees") identified on Schedule 12.8, each such employment agreement to be effective as of the Closing Date.

      NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

Section 1.1. Definitions.

      As used herein, except as otherwise expressly provided or unless the context otherwise requires, the following terms defined in this Article I shall have the following meanings:

      "Adjusted Purchase Price" shall be an amount equal to the sum of (i) $605 million, and (ii) the aggregate principal amount of Intercompany Debt outstanding reflected on the Closing Date Balance Sheet, including accrued and unpaid interest thereon to the Closing Date, and (iii) the consolidated net worth of HSI as reflected on the Closing Date Balance Sheet. The Adjusted Purchase Price shall be adjusted in accordance with Section 2.4.

      "Adjustment Amount" shall mean the amount by which the Adjusted Purchase Price, as calculated on the basis of the Closing Date Balance Sheet included in the Final Statement, as the same becomes binding on the parties, is greater or less than the estimated purchase price calculated under Section 2.2 and paid on the Closing Date.

      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

      "Agreement" shall mean this Stock Purchase Agreement and all exhibits and schedules attached hereto, as the same may be amended from time to time in accordance with the provisions hereof.

      "Amount in Dispute" shall have the meaning assigned to the term in Section 2.3(e).

      "Arbitrating Accountants" shall have the meaning assigned to the term in
Section 2.3(f).

      "Asserting Party" shall have the meaning assigned to the term in Section 13.4.

      "BAC Benefit Plans" shall have the meaning assigned to the term in Section 5.7(b).

      "BALFSB" shall have the meaning assigned to such term in the recitals.

      "BAHS" shall have the meaning assigned to such term in the recitals.

      "Borrower" shall mean any Person or Persons who is the obligor with respect to a Warehouse Loan or a Retained Loan.

      "Business Day" shall mean any day other than a Saturday, Sunday or day on which the banks in San Francisco, California are authorized or obligated by law or executive order to be closed.

      "Closing" shall have the meaning assigned to the term in Section 3.1.

      "Closing Date" shall mean the date referred to in Section 3.1.

      "Closing Date Balance Sheet" shall mean the adjusted consolidated balance sheet of HSI as of the Closing Date, without giving effect to the sale of the HSI Stock contemplated hereby. The Closing Date Balance Sheet shall be prepared in accordance with GAAP, shall be certified by an officer of Seller, shall reflect as outstanding the Intercompany Debt, including accrued and unpaid interest, which is to be extinguished pursuant to Section 12.7.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Collateral Account" shall mean any reserve fund or other type of deposit account that is used to credit enhance any series of certificates established in connection with a securitization or an issuance of certificates.

      "Confidentiality Agreement" shall mean that certain letter agreement between Seller and Purchaser dated as of November 13, 1997.

      "Consolidated Return" shall mean the federal consolidated income tax returns and any state or local income tax returns that include the MHL Business and that are required to be filed or that Seller has elected to file on a consolidated, combined or unitary basis.

      "Contracts" shall mean all contracts, including the Material Contracts and the Securitization Servicing Contracts, relating to the MHL Business, but excluding any Contracts which are included in the definition of Excluded Assets or Excluded Liabilities, together with all contracts entered into in the ordinary course of the MHL Business between the date of this Agreement and the Closing Date.

      "Contributed Assets" shall mean all of the assets (other than the Excluded Assets) necessary to conduct the MHL Business as it is currently conducted and shall include (i) all leases related to the Regional Offices and other offices from which the MHL Business is conducted (provided that in connection with the premises located at 10089 Willow Creek Road, San Diego, California, the parties shall use reasonable efforts to cause a new sublease, which shall be in a mutually acceptable form, to be executed between BankAmerica Realty Services, Inc. and Purchaser), (ii) the right to offer employment to all of the employees currently employed in the conduct of the MHL Business (unless otherwise excluded hereby), (iii) all Contracts, (iv) the Warehouse Loans, (v) all Personal Property, (vi) all Pending Applications, (vii) the Intellectual Property, (viii) the records and files relating to the MHL Business, including the Warehouse Loan Files, but excluding files relating to the Retained Loans and the Historic Loans, (ix) all computer records, computer systems, operating manuals and other documentation currently used in the operation of the MHL Business, (x) the BAHS Customer List (as defined in and subject to the Non-Solicitation and Referral Agreement), and (xi) all goodwill associated with the MHL Business as currently conducted.

      "Contributed Liabilities" shall mean the following:

            (a) all liabilities and obligations with respect to the Warehouse Loans, the Personal Property and the Intellectual Property;

            (b) all liabilities and obligations with respect to the Pending Applications;

            (c) all liabilities and obligations with respect to the Contracts, whether or not any consent or approval required by reason of the transactions contemplated by this Agreement is obtained by Seller;

            (d) all liabilities and obligations with respect to leases related to the Regional Offices, whether or not any consent or approval required by reason of the transactions contemplated by this Agreement is obtained by Seller; and

            (e) all other liabilities arising from the Contributed Assets.

      "Combination Loan" shall mean any Warehouse Loan that is secured by a mortgage, deed of trust or similar evidence of lien, on real estate on which the related Manufactured Home is situated (as well as by such related Manufactured
Home).

      "Controlled Group Liability" shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) arising as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans and Other Fringe Benefits listed on
Schedule 5.7C.

      "Dealer" shall mean a Person from whom a Manufactured Home is purchased and who is a party to a Dealer Agreement with Seller or any of its Affiliates.

      "Dealer Agreement" shall mean a "Manufactured Home Time Sales Agreement" or "Direct Loan Referral Agreement" or any other agreement (as amended) governing the relationship between a Dealer and the Seller or any of its Affiliates.

      "Defending Party" shall have the meaning assigned to the term in Section 13.4.

      "Employee Benefit Plans and Other Fringe Benefits" shall include pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical, dental and vision), disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges and any bonus, incentive, deferred compensation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

      "Employees" shall have the meaning assigned to the term in Section
10.1(a).

      "Employment Agreements" shall have the meaning assigned to such term in the recitals.

      "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, judicial, administrative and regulatory decisions, regulations, ordinances, codes, licenses, authorizations and approvals which relate to the protection of the environment or human health or to emissions, discharges, releases or spills of Hazardous Substances into the environment.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

      "Estimated Purchase Price" shall have the meaning assigned to the term in
Section 2.2.

      "Excluded Assets" shall mean all of the following assets: (a) the Retained Loans, the REO and the Repossessions, (b) the Excluded Names, including any ownership or other interest therein or the right to the use thereof or any variation thereof, or any acronym based thereon or any logo incorporating any such Excluded Name or acronym, (c) all permits, licenses, orders, ratings and approvals of all Regulatory Authorities which are held by Seller or any of its Affiliates as part of the MHL Business, (d) securities, residual interests, interest in excess servicing, as well as any deposits or Collateral Accounts related to past securitizations, (e) the BAC Customer List (as defined in and subject to the Non-Solicitation and Referral Agreement), and (f) subject to the restrictions on use contained in the Non-Solicitation and Referral Agreement, copies of any and all computer data files and information incorporated into databases regarding the application, underwriting and payment histories of Borrowers, former borrowers and applicants for credit in connection with the MHL Business relating to any period ending on or prior to the Closing Date.

      "Excluded Liabilities" shall mean all liabilities and obligations of Seller or any Affiliate of Seller related to the MHL Business (including all Intercompany Debt and any other obligation or liability of Seller to any Affiliate of Seller or between Affiliates of Seller with respect to the MHL Business, whether by contract, lease or otherwise), other than the Contributed Liabilities and any liabilities or obligations of HSI under the Servicing Agreement or the Subservicing Agreement and liabilities and obligations assumed by Purchaser under this Agreement and the Non-Solicitation and Referral Agreement.

      "Excluded Names" shall mean the words "Bank of America", "BankAmerica", "BofA", "BA", "Security Pacific", "SecPac", "BAHSI", and any trademark, trade name or service mark using or otherwise incorporating any of such words.

      "Federal Funds Rate" shall have the meaning assigned to the term in
Section 2.3(g).

      "Final" shall have the meaning assigned to the term in Section 11.3.

      "Final Statement" shall have the meaning assigned to the term in Section 2.3(a).

      "GAAP" shall mean generally accepted accounting principles, as in effect from time to time.

      "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, and any substances that are defined or listed in or otherwise classified pursuant to applicable local, state or federal Environmental Laws.

      "Hire Date" shall mean the day after the Closing Date in all cases; except with respect to an Employee who is absent from work due to sickness or disability on the Closing Date, in which case the Hire Date shall be the date he or she returns to work (within six (6) months of the Closing Date).

      "Historic Loans" shall have the meaning assigned to the term in Section
9.4.

      "HSI" shall have the meaning set forth in the recitals hereof.

      "HSI Stock" shall mean all of the issued and outstanding capital stock of HSI.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnified Purchaser Claims" shall have the meaning assigned to the term in Section 13.1.

      "Indemnified Purchaser Party" shall have the meaning assigned to the term in Section 13.1.

      "Intellectual Property" shall mean the trademarks and service marks relating to the MHL Business (but not including any such rights to the extent that such trademarks or service marks include any Excluded Name, or any variation thereof, or any acronym based thereon or any logo incorporating any such Excluded Name or acronym).

      "Intercompany Debt" shall mean all indebtedness for borrowed money of HSI to Seller or any Affiliate of Seller as of the Closing Date.

      "Key Employee Retention Program" shall mean the Retention Program initially adopted in November of 1997 and subsequently amended which provides for the payment of retention bonuses (of varying amounts) by BAHS to certain key employees of the MHL Business (but not the senior officers who are covered by the Senior Officer Retention Program). Each retention bonus is payable within ten (10) days of the Closing Date. Eligibility for the bonus is subject to certain conditions, including that the key employee continue to be employed in the MHL Business up to the Closing Date.

      "Lien" shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

      "Management Employees" shall have the meaning assigned to such term in the recitals.

      "Manufactured Home" shall mean a unit of manufactured housing which meets the requirements of Section 25(e)(10) of the Code, securing the indebtedness of an obligor under any Manufactured Home Loan.

      "Manufactured Home Loans" shall mean any manufactured housing installment sale contracts or installment loan agreements secured by a Manufactured Home or a combination of a Manufactured Home and the real estate on which the related Manufactured Home is situated.

      "Material Adverse Effect" shall mean, with respect to Seller or the MHL Business, a material adverse effect on the business, long-term profitability or financial condition of the MHL Business, other than any effect resulting from changes in (a) prevailing interest rates, (b) general economic conditions affecting the Manufactured Home lending business generally, (c) levels of loan charge-offs or delinquency experienced by BAFSB with respect to the Borrowers, so long as such levels are generally consistent with levels of loan charge-offs or delinquency concurrently experienced by other companies engaged in Manufactured Home lending to customers with credit characteristics that are generally similar to the Borrowers, (d) law or applicable regulations or (e) GAAP. "Material Adverse Effect" shall mean, with respect to Purchaser, a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

      "Material Contracts" shall mean (i) all Regional Office Leases and (ii) all other Contracts (other than Manufactured Home Loans, Dealer Agreements and Securitization Servicing Contracts) relating to the MHL Business which, as of the date hereof, call for payments in excess of $100,000 per year, together with all Contracts meeting either of the foregoing tests entered into in the ordinary course of the MHL Business between the date of this Agreement and the Closing Date.

      "MHL Business" shall have the meaning set forth in the recitals hereof.

      "Multiemployer Plan" shall have the meaning assigned to the term in
Section 5.7(f).

      "Non-Solicitation and Referral Agreement" shall mean that certain Non-Solicitation and Referral Agreement dated as of the Closing Date, between Seller and Purchaser, which shall be in the form of Exhibit 1.1 hereto.

      "Note" shall mean, as to any Warehouse Loan, the promissory note, installment sale contract, installment loan agreement or other evidence of indebtedness executed by a Borrower in connection with such Warehouse Loan.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

      "Pending Applications" shall mean, as of the Closing Date, those pending applications, whether approved or not, for Manufactured Home Loans from the MHL Business with respect to which an application has been filed by a prospective borrower with Seller or a Dealer, and which have not yet been funded by the Closing Date.

      "Permitted Liens" shall mean (a) Liens disclosed on Schedule 1.1A, (b) any Liens for Taxes, assessments, governmental charges or levies not yet due and payable or being contested by HSI, Seller or an Affiliate of Seller in good faith by appropriate proceedings, (c) any Liens on the Real Property that were not incurred in connection with the borrowing of money or the extension of credit to HSI, Seller or an Affiliate of Seller, or that do not materially affect the use and enjoyment of such Real Property or that do not materially detract from the value reflected on the Closing Date Balance Sheet, and (d) Liens resulting from a filing by a lessor as a precautionary filing for a true lease.

      "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Personal Property" shall mean all tangible personal property and leasehold improvements owned or leased as part of the MHL Business as of the date hereof less any items sold or otherwise disposed of plus new items acquired, leased or obtained in the ordinary course of business through the close of business on the Closing Date, including all tangible personal property and leasehold improvements located in the Regional Offices, but excluding any tangible personal property and leasehold improvements which are included in the definition of Excluded Assets. Schedule 1.1B lists all Personal Property relating to the MHL Business as of the month end prior to the date hereof.

      "Post-Closing Period" shall mean any Taxable period that begins after the Closing Date.

      "Pre-Closing Period" shall mean any Taxable period that ends on or before the Closing Date.

      "Purchase Price" shall have the meaning set forth in Section 2.1.

      "Purchaser" shall have the meaning set forth in the preamble hereof.

      "Purchaser Affiliated Group" shall mean Purchaser and members of the affiliated group, within the meaning of Section 1504 of the Code, of which Purchaser is a member for the relevant period.

      "Real Property" shall mean all real property (including the Regional Offices), other than REO, owned or leased as part of the MHL Business as of the date hereof less any real property sold or otherwise disposed of plus new real property acquired, leased or obtained in the ordinary course of business through the close of business on the Closing Date, but excluding any Real Property which is included in the definition of Excluded Assets.

      "Regional Office Leases" shall mean the leases and rental agreements (including subleases), as amended, entered into with respect to the Regional Offices.

      "Regional Offices" shall mean the regional offices relating to the MHL Business listed on Schedule 1.1C.

      "Regulatory Authority" shall mean any federal, state, local or other government authority or instrumentality, domestic or foreign.

      "REO" shall mean the real property acquired in connection with the MHL Business as a result of the exercise of the remedies of a secured creditor and held by Seller or any of its Affiliates as of the date hereof, less any such real property sold or otherwise disposed of plus any such real property acquired in the ordinary course of business from the date hereof through the close of business on the Closing Date.

      "Repossessions" shall mean the Manufactured Homes acquired in connection with the MHL Business as a result of the exercise of the remedies of a secured creditor and held by Seller or any of its Affiliates as of the date hereof, less any such Manufactured Homes sold or otherwise disposed of plus any such Manufactured Homes acquired in the ordinary course of business from the date hereof through the close of business on the Closing Date.

      "Repurchase Price" shall mean, with respect to any Warehouse Loan to be repurchased by Seller, an amount equal to the sum of (i) the principal balance of such Warehouse Loan as of the date of repurchase, plus (ii) all accrued and unpaid interest on such principal balance at the applicable rate in effect from time to time with respect to such Loan, to the date of repurchase.

      "Restricted Contracts" shall have the meaning assigned to the term in
Section 7.6.

      "Retained Loans" shall mean all Manufactured Home Loans held by Seller or any of its Affiliates on the Closing Date, other than the Warehouse Loans, but including BAHS originated loans (which include all securitized loans which were originated by BAHS), BAHS acquired loans (which include all loans currently owned by BAHS but originated by another entity, including loans originated by an Affiliate of BAHS) and BAHS serviced loans (which include all loans currently serviced by BAHS on behalf of another entity). All of the foregoing loans are the subject of the Servicing Agreement or the Subservicing Agreement.

      "Securitization Servicing Contracts" shall mean the securitization contracts listed on Schedule 1.1D under which BAFSB or one of its Affiliates acts as servicer, and any securitization contract or whole loan sale contract (with servicing retained) entered into between the date of this Agreement and the Closing Date.

      "Seller" shall have the meaning set forth in the preamble hereof.

      "Seller Account" shall mean the account of Seller maintained at Bank of America, the account number of which will be contained in wiring instructions delivered by Seller to Purchaser.

      "Seller Affiliated Group" shall mean Seller and members of the affiliated group, within the meaning of Section 1504 of the Code, of which Seller is a member for the relevant period.

      "Senior Officer Retention Program" shall mean the Retention Program adopted in November of 1997 which provides for the payment of retention bonuses (of varying amounts) by BAHS to senior officers of the MHL Business with the following functional titles: Senior Credit Officer, Director Administrative Services, Division Manager Sales and Marketing, Division Manager, Region Manager and Systems Director. Each retention bonus is payable in two equal installments with the first half relating to a period prior to or on the Closing Date to be paid by Seller within ten (10) days of the Closing Date and the second half relating to a period ending after the Closing Date to be paid by Purchaser within ten (10) days of the date designated by Purchaser which date shall be no later than one year after the Closing. Eligibility for the bonus is subject to certain conditions, including, with respect to the first half, that the employee continue to be an employee of the MHL Business through the Closing Date and, with respect to the second half that the employee continue to be employed by the Purchaser until the designated date.

      "Servicing Agreement" shall mean that certain Servicing Agreement dated as of the Closing Date between BAFSB and certain Affiliates of Seller, Purchaser and the other parties named therein, which shall be in the form of Exhibit 1.2 hereto. Pursuant to the Servicing Agreement, Purchaser shall service the Retained Loans on the terms and conditions set forth in the Servicing Agreement.

      "Straddle Period" shall mean any Taxable period that begins before and ends after the Closing Date.

      "Subservicing Agreement" shall mean that certain Subservicing Agreement dated as of the Closing Date between BAFSB and Purchaser, which shall be in the form of Exhibit 1.3 hereto. Pursuant to the Subservicing Agreement, Purchaser will act as subservicer on behalf of BAFSB, as master servicer, with respect to those Securitization Servicing Contracts identified in Section 7.7(b) hereof.

      "Tape" shall have the meaning assigned to the term in Section 5.13.

      "Tax" shall mean all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto. "Taxes" and "Taxable" shall have correlative meanings.

      "Tax Claim" shall have the meaning assigned to the term in Section 14.3.

      "Tax Indemnitee" shall have the meaning assigned to the term in Section 14.3.

      "Tax Indemnitor" shall have the meaning assigned to the term in Section 14.3.

      "Tax Returns" shall mean all returns, declarations, reports, estimates and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes.

      "Third Party Claim" shall have the meaning assigned to the term in Section 13.4.

      "Warehouse Loans" shall mean Manufactured Home Loans and commitments for Manufactured Home Loans (i.e., loans for which credit approval has been provided either centrally or by a Regional Office and which have yet to be funded or have only been partially funded) with an aggregate principal balance of between $800 million and $801 million, which loans and commitments constitute the last such loans and commitments originated by BAHS in the period prior to the month-end immediately preceding the Closing Date, which are not more than 30 days delinquent as of the month-end immediately preceding the Closing Date.

      "Warehouse Loan Files" shall mean the loan files maintained with respect to the Warehouse Loans in the ordinary course of business.

      "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Accounting Terms.

      All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with GAAP consistently applied.

Section 1.3. Interpretation.

      The headings preceding the text of Articles, Sections, subsections, Exhibits and Schedules included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the terms "including" or "include" shall, in all cases, mean "including, without limitation," and "include, without limitation," respectively. The use of the masculine, feminine or neuter gender herein shall, as applicable, also refer to the other genders. Except as the context otherwise requires, the use of the singular form of any term shall also refer to the plural, and vice versa. Unless the context otherwise requires, whenever the terms "hereto," "hereunder," "herein" or "hereof" are used in this Agreement, such terms shall be construed as referring to this Agreement and references to "Articles," "Sections," "subsections," "paragraphs," "subparagraphs," "clauses," "Schedules," "Exhibits" and "Recitals" shall be construed as referring to those of this Agreement.

                                    ARTICLE II

                           PURCHASE PRICE AND PAYMENT

Section 2.1. Purchase and Sale of HSI Stock

      In reliance upon the representations, warranties, covenants and agreements set forth herein and upon the terms and subject to the conditions hereinafter set forth, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, all of the HSI Stock, for an aggregate purchase price determined in accordance with Section 2.3 (the "Purchase Price"). The Purchase Price shall be subject to adjustment in accordance with Section 2.4.

Section 2.2. Payment of Estimated Purchase Price.

            (a) The Estimated Purchase Price, as determined in accordance with
Section 2.2(b), shall be paid by Purchaser to Seller at the Closing, by wire transfer of immediately available funds denominated in U.S. dollars to the Seller Account.

            (b) The "Estimated Purchase Price" shall be an amount equal to the sum of (i) $605 million, (ii) the amount, as estimated by Seller in consultation with Purchaser, of Intercompany Debt outstanding on the Closing Date, including accrued and unpaid interest thereon to the Closing Date, prior to the extinguishment of such Intercompany Debt, and (iii) the amount, as estimated by Seller in consultation with Purchaser, of the consolidated net worth of HSI which will be reflected on the Closing Date Balance Sheet. The Estimated Purchase Price shall be subject to adjustment in accordance with Section 2.4.

Section 2.3. Determination of and Adjustments to Purchase Price.

            (a) As soon as reasonably possible after the Closing Date, but in no event later than 45 days thereafter, Seller will provide Purchaser with a statement (the "Final Statement") containing the Closing Date Balance Sheet, together with a reasonably detailed computation of the Adjusted Purchase Price and the Adjustment Amount and necessary supporting data. For purposes of calculating the Estimated Purchase Price and the Purchase Price, no credit reserves or allowances with respect to the Warehouse Loans or any asset and liability balances relating to Taxes shall be included in the estimated or actual Closing Date Balance Sheet. The Closing Date Balance Sheet shall be audited in accordance with generally accepted auditing standards and reported upon by Ernst & Young LLP, independent certified public accountants, whose reports with respect thereto shall be unqualified (except to the extent related to the adjustments required by this Agreement) and shall accompany delivery of such balance sheet. Seller and Purchaser shall share equally the expenses of such audit.

            (b) The Final Statement and the related Closing Date Balance Sheet shall be reviewed by Price Waterhouse LLP and Purchaser and shall become final and binding upon Seller and Purchaser 30 days after delivery of the Final Statement to Purchaser, unless not later than the thirtieth day Purchaser notifies Seller in writing of any objections it may have to any item or sum included in such Final Statement, which objection shall identify the basis of such objection and any adjustments to the Final Statement that Purchaser proposes to make. During such 30-day period, upon the request of Purchaser, Seller shall discuss the Final Statement with Purchaser and Purchaser shall have reasonable access, upon request, to the books and records, other financial information, including the work papers of Ernst & Young LLP, and appropriate financial personnel used by Seller for the preparation of the Final Statement.

            (c) If Purchaser provides written notice to Seller objecting to the Final Statement and proposing adjustments thereto within the period specified in subparagraph (b) above, Seller shall notify Purchaser of its approval or disapproval of each of the proposed adjustments to the Final Statement contained in such written objection within ten (10) Business Days of its receipt of such written objection. If Seller shall fail to notify Purchaser, in writing, of its disapproval of such adjustments by the tenth Business Day, or if Seller notifies Purchaser of its approval of such adjustments within said 10-Business Day period, such adjustments shall be made to the Final Statement, and the Final Statement, as so adjusted, shall be final and binding upon Seller and Purchaser. If, however, Seller shall notify Purchaser in writing of its disapproval of such proposed adjustments within said 10-Business Day period and Purchaser and Seller cannot reach agreement with respect to the adjustments proposed by Purchaser and the objections raised thereto by Seller within ten (10) Business Days of the date of receipt of such disapproval by Purchaser (or such longer period as may be agreed in writing by Purchaser and Seller), Purchaser and Seller shall refer the matter of the proposed adjustments to the Arbitrating Accountants for arbitration. The location of such arbitration shall be determined by the Arbitrating Accountants. The Arbitrating Accountants shall have no authority to decide any issues related to the Final Statement other than those issues expressly referred to them for arbitration by Purchaser and Seller pursuant to the terms hereof.

            (d) If Purchaser and Seller shall have submitted a dispute to the Arbitrating Accountants, then (A) Purchaser and Seller shall instruct the Arbitrating Accountants to resolve the dispute within thirty (30) Business Days after it is submitted to them in accordance with this Section 2.3(d), and such resolution shall be final and binding upon all parties, (B) upon submission of such disputes to the Arbitrating Accountants, Purchaser shall calculate the "Purchaser Proposed Final Settlement Payment," which shall be no less than the Final Settlement Payment as calculated in the written notice of objection provided by Purchaser pursuant to Section 2.3(b) and which shall be equal to what the Final Settlement Payment would be if Purchaser prevailed on all its claims in the arbitration and Seller lost on all of its claims in the arbitration, and (C) upon submission of such disputes to the Arbitrating Accountants, Seller shall calculate the "Seller-Proposed Final Settlement Payment," which shall be no greater than the Final Settlement Payment as calculated using the Final Statement prepared by Seller pursuant to Section 2.3(a) and which shall be equal to what the Final Settlement Payment would be if Seller prevailed on all of its claims in the arbitration and Purchaser lost on all of its claims in the arbitration. The Arbitrating Accountants shall not fix as the Final Settlement Payment an amount that falls outside the range of possible Final Settlement Payments as such range is defined by the Purchaser-Proposed Final Settlement Payment and the Seller-Proposed Final Settlement Payment.

            (e) The fees and expenses of the parties and the Arbitrating Accountants shall be paid proportionately by Purchaser and Seller in the following manner: The Arbitrating Accountants shall calculate the amount equal to the difference (the "Amount in Dispute") between (A) the Seller-Proposed Final Settlement Payment and (B) the Purchaser-Proposed Final Settlement Payment. Purchaser shall pay (1) all of the expenses incurred by it or any of its Affiliates in connection with such arbitration (including attorneys' fees and legal expenses) and (2) that portion of the fees and expenses of the Arbitrating Accountants equal to the product of the aggregate amount of such fees and expenses times a fraction the numerator of which is the difference between the Purchaser-Proposed Final Settlement Payment and the Final Settlement Payment and the denominator of which is the Amount in Dispute. Seller shall pay
(1) all of the expenses incurred by it or any of its Affiliates in connection with such arbitration (including attorneys' fees and legal expenses) and (2) that portion of the aggregate fees and expenses of the Arbitrating Accountants remaining after Purchaser pays its portion as described above.

            (f) The "Arbitrating Accountants" shall be an independent accounting firm of national repute mutually agreed by Seller and Purchaser; provided that such firm shall not be an outside auditor for any party hereto or its corporate Affiliates.

            (g) If the Final Statement, as it becomes binding on the parties, indicates that the Adjustment Amount is a positive number, Purchaser shall pay Seller the Adjustment Amount as shown thereupon within two (2) Business Days after the date upon which the Final Statement becomes binding on the parties, plus interest thereon from the Closing Date to the date of payment at a rate per annum equal to the rate that is announced as the average of the Federal Funds closing bid price disclosed in the Wall Street Journal for the five Business Days immediately preceding the Closing Date (the "Fed Funds Rate"). If the Final Statement, as it becomes binding on the parties, indicates that the Adjustment Amount is a negative number, Seller shall pay Purchaser the Adjustment Amount as shown thereupon within two (2) Business Days after the date upon which the Final Statement becomes binding on the parties, plus interest thereon from the Closing Date to the date of payment at the Fed Funds Rate.

            (h) Any payment by a party to the other party pursuant to Section 2.3(g) shall be made by wire transfer of immediately available funds to an account specified in writing by the party to be paid to the party obligated to make such payment.

Section 2.4. Adjustment.

            (a) The Estimated Purchase Price and the Purchase Price shall be reduced by (i) $350,000 for each Regional Office which will not be in the lawful possession of HSI as of the Closing Date, and (ii) the amount by which the annual lease payment under any Regional Office lease calculated as of the day after the Closing (excluding for this purpose any scheduled increase provided under such Regional Office lease as of the date hereof) exceeds 110% of the annual lease payment under such Regional Office lease as of the date hereof.

            (b) The Estimated Purchase Price and the Purchase Price shall be reduced by $2.76 million to reflect the "spread" value of any stock options included in the calculation set forth in Schedule 2.4 and granted to those Management Employees listed on Schedule 2.4 under the BankAmerica Corporation 1992 Management Stock Plan, as amended, which remain unvested as of the Closing Date. To the extent that options reflected in the foregoing calculation are vested between the date hereof and the Closing Date, Purchaser shall reimburse Seller for the value of such options based on the formula, set forth in Schedule 2.4, which was used to calculate the above-referenced $2.76 million sum.

Section 2.5. Change in Structure.

      Purchaser may elect to modify the structure of the stock purchase contemplated by this Agreement to provide for (a) the merger of HSI into an acquisition vehicle established by Purchaser, or (b) the establishment of HSI as a single-member limited liability company and a subsequent sale of all of such membership interest to Purchaser; provided that (i) there is no change in the tax consequences to Seller as a result of such modification, (ii) the consideration to be paid to Seller under this Agreement is not thereby changed or reduced in amount, (iii) such modification will not delay or jeopardize receipt of any required regulatory approval, and (iv) such modification will not alter any of the provisions of this Agreement unrelated to the structural change. In the event that the structure of the stock purchase is modified pursuant to this Section 2.5, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Purchaser shall prepare appropriate amendments to this Agreement and the exhibits hereto, subject to Seller's approval which shall not be unreasonably withheld. Seller agrees to execute such amendments and to cooperate with Purchaser to effect such amendments.

                                   ARTICLE III

                                     CLOSING

Section 3.1. The Closing.

      The consummation of the transactions provided for in this Agreement (the "Closing") shall take place (a) at the offices of Seller's counsel, Gibson, Dunn & Crutcher LLP, One Montgomery Street, Telesis Tower, San Francisco, California 94104, at 9:00 a.m., Pacific time, on the last Business Day of the month in which the last of the conditions required to be satisfied or waived pursuant to Articles XI and XII is either satisfied or waived, or (b) at such other place, time or date as the parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date." The Closing shall be deemed effective as of the close of business on the Closing Date.

Section 3.2. Seller's Deliveries.

      At the Closing, Seller shall deliver to Purchaser the following:

            (a) Certificates evidencing the HSI Stock registered in the name of Seller, duly endorsed by Seller for transfer or accompanied by assignments duly executed by Seller.

            (b) The stock books, stock ledgers and minute books of HSI.

            (c) The Servicing Agreement, duly executed by BAFSB and certain Affiliates of Seller.

            (d) A duly executed Non-Solicitation and Referral Agreement.

            (e) The Subservicing Agreement, duly executed by BAFSB.

            (f) Certified copies of resolutions, duly adopted by the Board of Directors of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the Non-Solicitation and Referral Agreement and the consummation of the transactions contemplated hereby and thereby.

            (g) Certified copies of resolutions, duly adopted by the Board of Directors of BAFSB, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by BAFSB and certain Affiliates of Seller of the Servicing Agreement and authorizing the execution, delivery and performance by BAFSB of the Subservicing Agreement and the consummation of the transactions contemplated thereby.

            (h) The officer's certificate referred to in Section 12.1(c).

            (i) The loan documents, if any, evidencing the Intercompany Debt marked "canceled".

            (j) Such other documents as are reasonably required to be delivered by Seller to effectuate the transfer of the HSI Stock to Purchaser.

Section 3.3. Purchaser's Deliveries.

      At the Closing, Purchaser shall deliver to Seller the following:

            (a) The Estimated Purchase Price.

            (b) A duly executed Servicing Agreement.

            (c) A duly executed Non-Solicitation and Referral Agreement.

            (d) A duly executed Subservicing Agreement.

            (e) Certified copies of resolutions, duly adopted by Purchaser's Board of Directors, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Purchaser of this Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement, the Subservicing Agreement and the consummation of the transactions contemplated hereby and thereby.

            (f) The officer's certificate referred to in Section 11.1(c).

            (g) Such other documents or payments as are reasonably required to be delivered or paid by Purchaser to effectuate the transfer of the HSI Stock to Purchaser.

Section 3.4. Further Assurances.

      After the Closing, each of Seller, HSI and Purchaser shall use reasonable efforts from time to time to execute and deliver at the request of any other party to this Agreement such additional documents and instruments as may be reasonably required to carry out the intent of this Agreement and the transactions contemplated hereby, and to provide whatever documents or other evidence of title as may be reasonably requested by Purchaser to confirm Purchaser's ownership of the HSI Stock.

                                   ARTICLE IV

                              TRANSITION ASSISTANCE

      Purchaser, Seller and BAFSB shall cooperate prior to and after the Closing Date to assure that the transition of personnel matters, data processing functions, and other matters does not materially disrupt the conduct of the MHL Business or the business of Seller and BAFSB. Purchaser and Seller shall negotiate in good faith any specific services necessary to effect an orderly transition of ownership of the MHL Business and shall provide fair and reasonable compensation to one another for expenses incurred from and after the Closing Date in the course of such transition.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

Section 5.1. Corporate Status.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Seller. Seller has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its businesses as they are now being conducted, except where the failure to have such corporate power or to conduct its business has not had and would not reasonably be expected to have a Material Adverse Effect on the MHL Business.

            (b) On the Closing Date, HSI will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 5.2. Corporate Authority.

            (a) Seller has the corporate power and authority to execute and deliver this Agreement and the Non-Solicitation and Referral Agreement and to consummate the transactions contemplated hereby and thereby. All corporate actions and proceedings necessary to be taken by or on the part of Seller in connection with this Agreement and the Non-Solicitation and Referral Agreement and the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement and the Non-Solicitation and Referral Agreement have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

            (b) BAFSB and the Affiliates of Seller which are parties to the Servicing Agreement have the power and authority to execute and deliver the Servicing Agreement and to consummate the transactions contemplated thereby. All actions and proceedings necessary to be taken by or on the part of BAFSB or such Affiliates of Seller in connection with the Servicing Agreement and the transactions contemplated thereby have been duly and validly taken. The

Servicing Agreement has been duly and validly executed and delivered by BAFSB and such Affiliates of Seller and constitutes the legal, valid and binding obligation of BAFSB and such Affiliates of Seller, enforceable against BAFSB and such Affiliates of Seller in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

            (c) BAFSB has the power and authority to execute and deliver the Subservicing Agreement and to consummate the transactions contemplated thereby. All actions and proceedings necessary to be taken by or on the part of BAFSB in connection with the Subservicing Agreement and the transactions contemplated thereby have been duly and validly taken. The Subservicing Agreement has been duly and validly executed and delivered by BAFSB and constitutes the legal, valid and binding obligation of BAFSB, enforceable against BAFSB in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

Section 5.3. Non-Contravention.

            (a) Neither the execution and delivery by Seller of, nor the consummation by Seller of the transactions contemplated by, this Agreement and/or the Non-Solicitation and Referral Agreement will: (i) conflict with the certificate of incorporation or bylaws of Seller, (ii) assuming that all consents and approvals with respect to Restricted Contracts and Securitization Servicing Contracts have been obtained and except for any consents or approvals that may be required under Contracts that are not Material Contracts or Contracts between Seller and any Affiliate of Seller or between Affiliates of Seller, constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material agreement or instrument to which Seller is a party or by which Seller is bound, or (iii) violate any material judgment, decree, order, statute, rule or regulation, applicable to Seller.

            (b) Neither the execution and delivery by BAFSB and the Affiliates of Seller which are parties to the Servicing Agreement of, nor the consummation by BAFSB and such Affiliates of Seller of the transactions contemplated by, the Servicing Agreement will: (i) conflict with the charter or bylaws of BAFSB or such Affiliates of Seller, (ii) assuming that all consents and approvals with respect to Restricted Contracts and Securitization Servicing Contracts have been obtained and except for any consents or approvals that may be required under Contracts that are not Material Contracts or Contracts between BAFSB or one of such Affiliates of Seller and any Affiliate of BAFSB or between Affiliates of BAFSB, constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material agreement or instrument to which BAFSB or such Affiliates of Seller are a party or by which BAFSB or such Affiliates of Seller are bound, or (iii) violate any material judgment, decree, order, statute, rule or regulation, applicable to BAFSB or such Affiliates of Seller.

            (c) Neither the execution and delivery by BAFSB of, nor the consummation by BAFSB of the transactions contemplated by, the Subservicing Agreement will: (i) conflict with the charter or bylaws of BAFSB, (ii) assuming that all consents and approvals with respect to Restricted Contracts and Securitization Servicing Contracts have been obtained and except for any consents or approvals that may be required under Contracts that are not Material Contracts or Contracts between BAFSB and any Affiliate of BAFSB or between Affiliates of BAFSB, constitute a violation of or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of any material agreement or instrument to which BAFSB is a party or by which BAFSB is bound, or (iii) violate any material judgment, decree, order, statute, rule or regulation, applicable to BAFSB.

            (d) Assuming receipt of the consents and approvals described in
Schedule 5.10, (i) the consummation by Seller of the transactions contemplated hereby or by the Non-Solicitation and Referral Agreement does not violate any material judgment, decree, order, statute, rule or regulation which is applicable to the MHL Business, (ii) the consummation by BAFSB and the Affiliates of Seller which are parties to the Servicing Agreement of the transactions contemplated by the Servicing Agreement does not violate any material judgment, decree, order, statute, rule or regulation which is applicable to the MHL Business, and (iii) the consummation by BAFSB of the transactions contemplated by the Subservicing Agreement does not violate any material judgment, decree, order, statute, rule or regulation which is applicable to the MHL Business.

Section 5.4. Ownership of Stock.

            (a) Stock of HSI. As of the Closing Date, the authorized capital stock of HSI will consist of 1,000 shares of common stock, no par value, 100 of which shares will be issued and outstanding. As of the Closing Date, all issued and outstanding shares of HSI will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights. As of the Closing Date, HSI will not be not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any share of its capital stock or any securities representing the right to purchase, subscribe for or otherwise receive any shares of its capital stock. As of the Closing Date, Seller will be the owner, beneficially and of record, of all of the HSI Stock, free of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Upon transfer and delivery of the HSI Stock to Purchaser at the Closing, Purchaser will receive good title to the HSI Stock free and clear of any Liens (other than those arising through Purchaser).

            (b) No Subsidiaries. On and as of the Closing Date, HSI will not have any direct or indirect equity interest in any Person.

Section 5.5. Compliance with Laws; Change in Condition.

            (a) Since January 1, 1996, the MHL Business has not been conducted in violation of any applicable law, ordinance or regulation, except as set forth on Schedule 5.5A and except for violations which have not had and would not reasonably be expected to have a Material Adverse Effect on the MHL Business.

            (b) Since January 1, 1996, neither Seller nor any of its Affiliates has received any notice from any Regulatory Authority that the MHL Business is being conducted in violation of any applicable law, ordinance or regulation, except (i) as set forth on Schedule 5.5A, and (ii) for violations which have not had and would not reasonably be expected to have a Material Adverse Effect on the MHL Business.

            (c) Since January 1, 1996, all requirements of any federal, state, local or foreign law, including usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, applicable to the MHL Business have been complied with in all respects, except (i) as set forth on Schedule 5.5A, and (ii) where any lack of compliance has not had and would not reasonably be expected to have a Material Adverse Effect on the MHL Business.

            (d) Except as set forth on Schedule 5.5B, since January 1, 1998, (a) Seller and BAFSB have conducted the MHL Business in the ordinary course of business and consistent with past practices and (b) there has not been any change in the MHL Business which has had or may have a Material Adverse Effect on the MHL Business.

Section 5.6. Title, Liens, etc.

      As of the Closing Date, HSI will have good title to, or in the case of leased property, will have a valid leasehold interest in, all Personal Property and all Real Property. The Personal Property and the Real Property are free and clear of all Liens except Permitted Liens.

Section 5.7. Employees.

            (a) Except as set forth on Schedule 5.7A, there are no written contracts of employment with, and no collective bargaining agreements with any union representing, any of the employees of the MHL Business. No labor organization or group or employees of the MHL Business has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the employees of the MHL Business.

            (b) Employees of the MHL Business participate in various Employee Benefit Plans and Other Fringe Benefits sponsored by Seller for its subsidiaries and affiliates ("BAC

Benefit Plans"), which are listed on Schedule 5.7B. A true and correct copy of the current employee benefit handbook describing these BAC Benefit Plans and any material modifications thereto has been provided to Purchaser. Other than as listed on Schedule 5.7C and with respect to the Senior Officer Retention Program and the Key Employee Retention Program, there are no Employee Benefit Plans and Other Fringe Benefits which relate solely to the employees of the MHL Business or are maintained or sponsored by the MHL Business, in effect on the date of this Agreement.

            (c) With respect to each BAC Benefit Plan, Seller and its subsidiaries have complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such BAC Benefit Plans and each BAC Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a BAC Benefit Plan or the imposition of any lien on the assets of the Seller, HSI or any of their subsidiaries under ERISA or the Code.

            (d) All contributions required to be made to any BAC Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking for any period through the date hereof have been timely made or paid in full. All amounts properly accrued by the MHL Business for charges assessed by Seller for the cost of benefits for the employees of the MHL Business through the Closing Date will be paid on or prior to the Closing Date or will be properly recorded as liabilities on the books of the MHL Business.

            (e) With respect to each BAC Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller; and (iv) the PBGC has not instituted proceedings to terminate any such BAC Benefit Plan and, to Seller's knowledge, no condition exists that presents a risk that such proceedings will be instituted.

            (f) Except as set forth in Schedule 5.7D: (i) no BAC Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"); and (ii) none of the Seller and its subsidiaries nor any ERISA Affiliate has incurred, or is reasonably likely to incur as a result of the transactions contemplated hereby or otherwise, any Withdrawal Liability.

            (g) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Purchaser or HSI following the Closing. The consummation of the transaction contemplated by this Agreement will not result in any transaction of the type described in Section 4069 or Section 4204 or 4212 of ERISA. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against any BAC Benefit Plan with respect to or relating to the benefits of any employee of the MHL Business.

            (h) Seller and each member of its business enterprise, including the MHL Business, has complied in all material respects with the Worker Adjustment and Retraining Notification Act with respect to the MHL Business.

            (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of or increase the amount or value of, any payment or benefit to any employee, officer or director of the MHL Business which is or could become a liability (including a payment that is or could be an "excess parachute payment" within the meaning of Section 280G of the Code) of Purchaser as of the Closing Date, except as provided under the Senior Officer Retention Program.

Section 5.8. Litigation.

      Except as set forth on Schedule 5.8 and except for various routine collection actions relating to certain of the Retained Loans (including bankruptcies, repossessions and foreclosures), as of the date of this Agreement, there is no litigation, proceeding or investigation pending or, to Seller's knowledge, threatened, involving the MHL Business and which has had or would reasonably be expected to have a Material Adverse Effect on the MHL Business. Except as set forth on Schedule 5.5A, the MHL Business has not been operating under or subject to, or is in default with respect to, any material order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic, which has had or would reasonably be expected to have a Material Adverse Effect on the MHL Business.

Section 5.9. Brokers.

      Except for Goldman, Sachs & Co., whose fees shall be paid by Seller or a continuing Affiliate of Seller, there is no investment banker, broker or finder or other Person who would have a valid claim against Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

Section 5.10. Approvals and Consents.

            (a) Except: (i) as set forth on Schedule 5.10, (ii) for consents required under Restricted Contracts and Securitization Servicing Contracts,
(iii) for consents which may be required under Contracts which are not Material Contracts, (iv) for consents which may be required under Contracts between Seller and any Affiliate of Seller or between Affiliates of Seller and (v) for licenses, approvals and consents from any Regulatory Authority, no approval or consent of any Person not a party to this Agreement is legally or contractually required to be obtained by Seller or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement (including the transfer of the HSI Stock to Purchaser), the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement.

            (b) Except as set forth on Schedule 5.10, neither Seller nor any of its Affiliates is required to obtain any license, approval or consent from, or give any notice or make any other filing with respect to, any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement (including the transfer of the HSI Stock to

Purchaser), the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement.

Section 5.11. Trademarks etc.

      Schedule 5.11 lists all trademarks and service marks which are owned as part of the MHL Business as of the date set forth in Schedule 5.11, but not including any trademarks or service marks that include any Excluded Name, or any variation thereof, or any acronym based thereon or any logo incorporating any such Excluded Name or acronym. No royalties or fees are payable to any Person by reason of the ownership or use of the Intellectual Property.

Section 5.12. Contracts.

      Schedule 5.12 lists all Material Contracts, including Restricted Contracts, relating to the MHL Business as of the date set forth in Schedule
5.12. Schedule 1.1D lists all Securitization Servicing Contracts. In addition, information regarding certain aspects of the Material Contracts and Securitization Servicing Contracts are included in Schedule 5.12 and Schedule 1.1D. The summaries in Schedule 5.12 and Schedule 1.1D are qualified in their entirety by reference to the terms of the Contracts themselves and Seller shall not be deemed to make any representation or warranty with respect to the accuracy of the summaries. There are no material defaults by Seller or any of its Affiliates under any Material Contract or any Securitization Servicing Contract, except for such defaults which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the MHL Business. Seller and its Affiliates have made available to Purchaser or its representatives complete and correct copies of all Material Contracts and Securitization Servicing Contracts requested by Purchaser and in effect as of the date of this Agreement, the provision of which to Purchaser would not violate any confidentiality agreement contained in the particular Material Contract or Securitization Servicing Contract.

Section 5.13. Tape.

      Seller will deliver to Purchaser on or about the Closing Date a magnetic computer tape which will include those fields of information listed on Schedule
5.13 regarding the Warehouse Loans and the Retained Loans (the "Tape"). Except as indicated on Schedule 5.13, the information listed on Schedule 5.13 will be true, accurate and correct in all material respects as of the date of this Agreement.

Section 5.14. Warehouse Loans.

            (a) Ownership. As of the Closing Date, HSI will be the sole owner of, and will have valid title to, each Warehouse Loan and the indebtedness evidenced by the Note relating thereto, free and clear of all Liens, except Permitted Liens.

            (b) Validity of Warehouse Loans. As of the Closing Date, the Note and any other material agreement executed and delivered by the related Borrower in connection with each Warehouse Loan will be the legal, valid and binding obligations of the maker thereof, enforceable in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the rights of creditors and subject to the applicability of the rules of equity.

            (c) Collateral. As of the Closing Date, each Warehouse Loan, other than any Combination Loan, will be secured by a valid, subsisting and enforceable first-priority security interest in favor of BAHS or an Affiliate of Seller as secured lender, or agent thereof, in the Manufactured Home covered thereby and such security interest will be assigned to HSI in accordance with the terms hereof. As of the Closing Date, each Combination Loan will be secured by a valid first lien in favor of BAHS or an Affiliate of Seller on real property securing the amount owed by the obligor with respect to the Combination Loan subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of the mortgage or deed of trust, (iii) such exceptions appearing of record which are acceptable to mortgage lending institutions generally in the area wherein the property subject to the mortgage or deed of trust is located or specifically reflected in the appraisal to be obtained in connection with the origination of the related Combination Loan, and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such mortgage or deed of trust. As of the Closing Date, such Combination Loan and related mortgage or deed of trust, including the security interest in the Manufactured Home covered thereby, will be assigned to HSI in accordance with the terms hereof.

            (d) Payments/Defaults. As of the month-end immediately preceding the Closing Date, no Warehouse Loan will be more than 30 days delinquent. As of the Closing Date, there will be no default, breach, violation or event permitting acceleration existing under any Warehouse Loan (except payment delinquencies permitted by the first sentence hereof). As of the Closing Date, neither Seller nor any Affiliate of Seller will have waived any such default, breach, violation or event permitting acceleration.

            (e) No Waivers. As of the Closing Date, no Warehouse Loan will have been waived, altered or modified in any respect, except by instruments or documents identified in the file relating to such Loan.

            (f) No Defenses. As of the Closing Date, no Warehouse Loan will be subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury and the exercise of any right under any Warehouse Loan will not render such Warehouse Loan unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury.

            (g) Origination. As of the Closing Date, each Warehouse Loan will have been, to the knowledge of Seller, either (i) originated by a Dealer acting in the regular course of its business, and purchased on an individual basis by BAFSB, acting through BAHS, or (ii) originated by BAFSB, acting through BAHS, in the ordinary course of its business.

            (h) Lawful Assignment. As of the Closing Date, no Warehouse Loan will have been, to the knowledge of Seller, originated in, nor will any Warehouse Loan be subject to the laws of, any jurisdiction whose laws would make the transfer of such Loan to HSI under this Agreement unlawful.

            (i) Compliance with Law. As of the Closing Date, all requirements of any federal, state or local law, including usury, truth-in-lending and equal credit opportunity laws and lender licensing laws, applicable to the origination of each Warehouse Loan will have been complied with.

            (j) Warehouse Loans in Force. As of the Closing Date, no Warehouse Loan will have been satisfied or subordinated in whole or in part or rescinded and no Manufactured Home securing the Warehouse Loan will have been released from the lien of such Loan in whole or in part.

            (k) Capacity of Parties. As of the Closing Date, all parties to the Warehouse Loan will have had capacity to enter into the loan transaction.

            (l) No Liens. As of the Closing Date, no liens or claims, to Seller's knowledge, will have been filed for work, labor or materials affecting the Manufactured Home or any related mortgaged property securing the Warehouse Loan which would be liens prior to, or equal with, the lien of the Warehouse Loan.

            (m) Enforceability. As of the Closing Date, the Warehouse Loan will contain customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the realization against the collateral of the benefits of the security.

            (n) Not Real Estate. As of the Closing Date and with respect to each Warehouse Loan other than a Combination Loan, the related Manufactured Home will be personal property and will not be considered or be classified as part of the real estate on which it will be located under the laws of the jurisdiction in which it will be located. As of the Closing Date and with respect to each Warehouse Loan, including Combination Loans, the related Manufactured Home will be, to Seller's knowledge, free of damage (including earthquake or hurricane damage) and in good repair.

            (o) Financing of Real Property. As of the Closing Date, no Warehouse Loan other than a Combination Loan will finance any amount in respect of real property.

            (p) Hazard Insurance. As of the Closing Date, each Manufactured Home relating to a Warehouse Loan will be covered by a policy of fire and extended coverage insurance (and federal flood insurance, if applicable) as is customarily maintained for Manufactured Homes serviced by Seller or its Affiliates on or prior to the Closing Date (which insurance policy may be in the form of a blanket insurance policy maintained by Seller or any of its Affiliates).

            (q) No Adverse Selection. No selection procedures will be employed by Seller to achieve an adverse effect in the origination of Warehouse Loans.

            (r) Disclaimer. Except as set forth in this Section 5.14, Seller has not made, is not making, and shall not be deemed to have made, any representation as to the creditworthiness, credit history, or financial condition of any Borrower or secondary obligor under any Warehouse Loan or any guarantor or surety thereof in this Agreement or in any other agreement, instrument or document executed in connection with the transactions contemplated hereby.

Section 5.15. Taxes.

      All Tax Returns relating to the MHL Business required to have been filed under applicable law have been accurately prepared and timely filed with the appropriate Tax authority. All Taxes required to have been paid in connection with the MHL Business have been paid, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established. No Tax liens or assessments have been filed by any Tax authority against any of the properties or assets that constitute part of the MHL Business.

Section 5.16. Environmental.

      No notice, demand, request for information, citation, claim, action, proceeding, summons or complaint has been received in connection with the MHL Business and no penalty has been assessed or, to Seller's knowledge, threatened against the MHL Business by any Regulatory Authority with respect to any (i) alleged violation of any Environmental Law with respect to the Real Property,
(ii) alleged failure to have any permit, certificate, license or authorization required under any Environmental Law in connection with the conduct of the MHL Business, or (iii) release, disposal, transportation or storage of any Hazardous Substance at, upon, or under the Real Property, in each case except for any such notice, demand, request for information, citation, summons, complaint or penalty that has not had and would not reasonably be expected to have a Material Adverse Effect on the MHL Business.

Section 5.17. Limitation on Representations and Warranties.

      Except as otherwise set forth herein, Seller makes no representations or warranties as to the MHL Business. Without limiting the generality of the foregoing, Seller is not making any representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Purchaser of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the MHL Business; or (b) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the MHL Business or the business or operations of the MHL Business, except as expressly covered by a representation and warranty contained in Sections 5.1 through 5.16.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

Section 6.1. Corporate Status.

      Purchaser is a New York chartered savings bank duly organized, validly existing and in good standing under the laws of New York. Purchaser is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser has the requisite power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such corporate power or to conduct its business has not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser.

Section 6.2. Authority.

      Purchaser has the power and authority to execute and deliver this Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement and to consummate the transactions contemplated hereby and thereby. All actions and proceedings necessary to be taken on the part of Purchaser in connection with this Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement and the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

Section 6.3. Non-Contravention.

      Neither the execution and delivery by Purchaser of this Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement nor the consummation by Purchaser of the transactions contemplated hereby and thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (a) conflict with the charter or bylaws (or similar governing instruments with different names) of Purchaser, (b) assuming that the consents and approvals described in Schedule 6.8 are obtained, constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material mortgage, indenture, lease, contract, agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or result in the creation of any material Liens upon any of Purchaser's assets, or (c) assuming receipt of the consents and approvals described in Schedule 6.8, violate any material judgment, decree or order or statute, rule or regulation applicable to Purchaser.

Section 6.4.  Brokers.

      Except for Donaldson, Lufkin & Jenrette and Lehman Brothers Inc., whose fees shall be paid by Purchaser, there is no investment banker, broker or finder or other Person who would have a valid claim against Purchaser for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

Section 6.5. Qualification as a Licensee.

      Purchaser is familiar with the existing rules, regulations and policies pertaining to the origination, purchase, sale and servicing of Manufactured Home Loans, having consulted with counsel knowledgeable as to such matters. Purchaser hereby affirms that it possesses legal and financial qualifications consistent with such requirements to be a licensee, or to control a licensee, in each of the various states and other jurisdictions in which Purchaser plans for HSI to originate and purchase additional Manufactured Home Loans and to hold and service the Warehouse Loans and the Retained Loans, and knows of no fact that would, under the existing rules, regulations and policies of such states and other jurisdictions, disqualify Purchaser or HSI (by virtue of Purchaser's ownership after the Closing Date) as owner of the Warehouse Loans and as an originator, servicer and purchaser of Manufactured Home Loans (including the Retained Loans).

Section 6.6. Litigation.

      There is no litigation, proceeding or investigation of any nature pending or, to Purchaser's knowledge, threatened against or affecting Purchaser or any of its Affiliates that has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

Section 6.7. Funds.

      On the Closing Date, Purchaser will have the funds necessary to pay the Purchase Price and consummate its other obligations under this Agreement.

Section 6.8. Approvals and Consents.

      Except as set forth on Schedule 6.8, no approval or consent of, or notice to or filing with, any Person is legally or contractually required to be obtained or made by Purchaser, its Affiliates or HSI in connection with the transactions contemplated by this Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement or to permit Purchaser, its Affiliates or HSI to conduct the MHL Business from and after the Closing Date. Except as set forth on Schedule 6.8, neither Purchaser, its Affiliates nor HSI is required to obtain any license from any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement and the Subservicing Agreement or to permit Purchaser, its Affiliates or HSI to conduct the MHL Business from and after the Closing Date.

Section 6.9. Access.

      Purchaser acknowledges that it has been provided reasonable and sufficient access to the records (including the Warehouse Loan Files, the Contract Files (as defined in the Servicing

Agreement) and the Land Home Contract Files (as defined in the Servicing Agreement)), facilities (including the Regional Offices) and management personnel of the MHL Business, that it has reviewed, to the extent it deemed necessary or appropriate, the Warehouse Loan Files, the Contract Files (as defined in the Servicing Agreement), the Land Home Contract Files (as defined in the Servicing Agreement), the Tape, books, records, regulatory files, Material Contracts, Securitization Servicing Contracts and other documents of the MHL Business.

Section 6.10. Investment Representation.

      Purchaser represents that it is acquiring the HSI Stock for its own account for investment and not with a view to the distribution thereof except with respect to any sale or distribution for which an exemption from registration under the Securities Act of 1933, as amended, is or hereafter becomes available.

Section 6.11. Limitation on Representations and Warranties.

      Except as otherwise set forth herein, Purchaser makes no representations or warranties to Seller under this Agreement.

                                   ARTICLE VII

                     COVENANTS OF SELLER PENDING THE CLOSING

      Seller covenants and agrees that from the date of this Agreement until the completion of the Closing:

Section 7.1. Transfer of MHL Business, Sales and Securitizations.

            (a) Seller shall contribute the Contributed Assets and the Contributed Liabilities to HSI on or prior to the Closing Date. Seller shall not contribute the Excluded Assets and the Excluded Liabilities to HSI.

            (b) Seller shall be entitled to sell or securitize (on a servicing retained basis) Retained Loans at any time on or prior to the Closing Date; provided that all such loans shall be subject to the Servicing Agreement or the Subservicing Agreement after the Closing Date.

Section 7.2. Operation Of The Business.

      Except as permitted by Section 7.1 and subject to the requirements of applicable law and Regulatory Authorities:

            (a) The MHL Business will continue to be carried on in the ordinary course and consistent with past practices in compliance in all material respects with all applicable laws, rules and regulations.

            (b) Reasonable best efforts will be used to preserve the business of the respective Regional Offices of the MHL Business, its operations and employees and the goodwill of its Borrowers, customers and others having business relations with it.

            (c) The provisions of this Section 7.2 shall not be deemed to give Purchaser the right to "control" (as defined under the Bank Holding Company Act of 1956 or the Home Owners Loan Act) the business, operations or any other matter relating to the MHL Business prior to or on the Closing Date, and Seller and its Affiliates shall retain "control" of the MHL Business up to and including the Closing Date.

            (d) From the date of this Agreement to and including the Closing Date, neither Seller nor any of its Affiliates will, without the prior written consent of Purchaser:

                  (i) Sell, lease or transfer, or agree to sell, lease or transfer any of the assets of the MHL Business, except for Excluded Assets and assets sold, leased or transferred in the ordinary course of business and consistent with past practices;

                  (ii) Except as may be required by applicable law, rule or regulation, enter into any contract of employment (other than contracts terminable without material penalty immediately following the Closing) with any employee of the MHL Business, except in the ordinary course of business and consistent with past practices;

                  (iii) Enter into any new contract or renew or amend an existing contract in any material respect in connection with the MHL Business other than in the ordinary course of business consistent with past practices; provided, however, that, without the consent of Purchaser, the following contracts may be entered into, renewed or amended: (w) any Contract which is not a Material Contract, (x) any Contract relating to the Excluded Assets or the Excluded Liabilities, (y) any Material Contract or Securitization Servicing Contract in the ordinary course of business and consistent with past practices, and (z) any existing lease, license or rental agreement for the Personal Property or Real Property; provided that any renewal or amendment to any existing lease for Real Property shall not extend the term of such lease beyond one (1) year; or

                  (iv) Make or grant any increase in the compensation payable or to become payable to any employee or consultant of the MHL Business, except as required by the existing terms of the compensation plan or in the ordinary course of business and consistent with past practices.

                  (v) Implement or adopt any change in the accounting principles, practices or methods used with respect to the MHL Business, except as may be required by GAAP.

                  (vi) Incur any indebtedness for borrowed money or guarantee, assume or otherwise become responsible or liable for the obligations of any other Person, other than in the ordinary course of business and consistent with past practices.

                  (vii) In connection with the settlement of any claim, action or proceeding relating to the MHL Business, agree to the imposition of any restriction binding on Purchaser in its conduct of the MHL Business after the Closing Date that would reasonably be expected to have a Material Adverse Effect on the MHL Business.

                  (viii) Agree or commit to do any of the foregoing.

Section 7.3. Access to Facilities, Files and Records.

      Upon the reasonable request of Purchaser and upon not less than two (2) Business Days prior notice, Seller and its Affiliates will give or cause to be given to the officers, employees, accountants, counsel and authorized representatives of Purchaser (a) reasonable access during normal business hours to all Regional Offices, management personnel, property, Warehouse Loan Files, Contract Files (as defined in the Servicing Agreement), Land Home Contract Files (as defined in the Servicing Agreement), Contracts, and other records and files relating to the MHL Business except for any of the foregoing relating to the Excluded Assets or Excluded Liabilities, and (b) all such other information solely relating to the transactions contemplated by this Agreement as Purchaser may reasonably request; provided, however, that neither Seller nor its Affiliates shall be required to permit such access or provide such information to the extent it unreasonably interferes with the MHL Business. Notwithstanding the foregoing, Purchaser shall not have access to information where such access or disclosure of such information would, in the judgment of Seller or any of its Affiliates, violate or prejudice the rights of the Borrowers, jeopardize any attorney-client privilege of Seller or any of its Affiliates or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into by Seller or any of its Affiliates.

Section 7.4. Notice of Proceedings.

      Seller will promptly notify Purchaser in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (b) receiving any notice from any court or any Regulatory Authority of its intention (i) to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (ii) to nullify or render ineffective this Agreement if executed or such transactions if consummated.

Section 7.5. Hart-Scott-Rodino Filing.

      As promptly as practicable after the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement), Seller shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act and Seller will furnish promptly all materials thereafter requested by any Regulatory Authority having jurisdiction over such filings.

Section 7.6. Consents Under Restricted Contracts.

            (a) The Material Contracts (including the Regional Office Leases) as to which a consent or approval is required by reason of the transactions provided for in this Agreement (other than any Material Contracts between Seller and any Affiliate of Seller or between Affiliates of Seller) are referred to herein as "Restricted Contracts".

            (b) To the extent that the consent or approval of any third Person is required under any Restricted Contract by reason of the transactions provided for in this Agreement, Seller shall use reasonable efforts to obtain such consent or approval on or prior to the Closing Date.

Upon the request of Seller, Purchaser will provide reasonable assistance to Seller, including providing such financial and other information as shall reasonably be requested by the other party to the Restricted Contract, in order to obtain any required consents and/or approvals. Seller shall promptly notify Purchaser if a party to any Restricted Contract notifies Seller of its intention to withhold its required consent or approval.

            (c) If any consent or approval under any Contract (including any Restricted Contract) is not obtained on or prior to the Closing Date, Purchaser shall thereafter (i) perform all of the duties and assume all of the obligations and liabilities of Seller and its Affiliates under such Contract, and (ii) subject to Seller's compliance with Section 7.9, remain obligated to consummate the transactions contemplated herein, subject to the other provisions hereof.

Section 7.7. Securitization Servicing Contracts.

            (a) To the extent that the consent or approval of any third Person is required or any condition must be satisfied under any Securitization Servicing Contract by reason of the transactions provided for in this Agreement or to release Seller or any of its Affiliates from obligations as "Servicer" or "Master Servicer," as applicable, Seller shall use reasonable efforts to obtain such consent or approval and to satisfy such condition(s). Upon the request of Seller, Purchaser will provide reasonable assistance to Seller, including providing such financial and other information as shall be reasonably requested by the other party to the Securitization Servicing Contract. Seller shall promptly notify Purchaser if a party to any Securitization Servicing Contract notifies Purchaser of its intention to withhold its required consent or approval.

            (b) If any such consent or approval is not obtained or any such condition is not satisfied on or prior to the Closing Date, Purchaser shall (i) perform all of the duties and assume all of the obligations and liabilities of Seller and its Affiliates under such Securitization Servicing Contracts in accordance with the terms of the Subservicing Agreement, and (ii) subject to Seller's compliance with Section 7.9, remain obligated to consummate the transactions contemplated herein, subject to the other provisions hereof.

            (c) If any such consent or approval is obtained or any such condition is satisfied after the Closing Date, (i) the particular Securitization Servicing Contract shall no longer be subject to the terms of the Subservicing Agreement, (ii) Seller or its Affiliate shall thereupon be released from its obligations as "Servicer" or "Master Servicer," as applicable, and (iii) Purchaser or its Affiliate shall assume such obligations of "Servicer" or "Master Servicer," as applicable.

Section 7.8. Sublease.

      Seller shall use reasonable efforts to cause a new sublease to be executed between BankAmerica Realty Services, Inc. and Purchaser with respect to the premises located at 10089 Willow Creek Road, San Diego, California, which sublease shall be in a form acceptable to Seller.

Section 7.9. Reasonable Efforts.

      Subject to the terms of this Agreement, Seller agrees to use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the stock purchase as promptly as practicable and otherwise enable consummation of the transactions contemplated hereby, including satisfaction of the conditions set forth in Articles XI and XII hereof, and shall cooperate fully with Purchaser to that end.

Section 7.10. Notification of Certain Matters.

      Seller shall give prompt notice to Purchaser of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Seller or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VIII

                   COVENANTS OF PURCHASER PENDING THE CLOSING

      Purchaser covenants and agrees that from the date of this Agreement until the completion of the Closing:

Section 8.1. Application for Regulatory Consent and Licenses.

      To the extent that Purchaser, its Affiliates or HSI (as a result of Purchaser's acquisition of control of HSI pursuant to this Agreement) requires any licenses or other approvals, consents or authorizations from, or notices to or filings with respect to, any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement, the Servicing Agreement, the Non-Solicitation and Referral Agreement or the Subservicing Agreement or to permit Purchaser, its Affiliates or HSI to conduct the MHL Business from and after the Closing Date, as promptly as practicable after the date of this Agreement, and in no event later than forty-five (45) days after the date of this Agreement, Purchaser will file all requisite applications and make all other requisite filings with the appropriate Regulatory Authorities (as listed on Schedule 6.8). Purchaser will diligently take all steps that are necessary, proper or desirable to expedite the preparation of such regulatory and license applications and filings and their prosecution to a favorable conclusion. Purchaser will promptly provide Seller with copies of any application, amendment, pleading, notice, order, request for additional information or other document filed by it or served on it relating to such applications. Seller shall cooperate with Purchaser and provide to Purchaser all information regarding the MHL Business reasonably required by Purchaser for use in connection with such applications and filings.

Section 8.2. Notice of Proceedings.

      Purchaser will promptly notify Seller in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (b) receiving any notice from any court or Regulatory Authority of its intention (i) to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated hereby, or (ii) to nullify or render ineffective this Agreement if executed or such transactions if consummated.

Section 8.3. Hart-Scott-Rodino Filing.

      As promptly as practicable after the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement), Purchaser shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act and shall promptly furnish all materials thereafter requested by any Regulatory Authority having jurisdiction over such filings.

Section 8.4. Non-Solicitation of Borrowers.

      On or before the Closing Date, neither Purchaser nor any of its Affiliates shall attempt to directly or indirectly solicit any Borrowers, Dealers, nor transact their respective businesses in such a way that would induce a Borrower to repay Borrower's Warehouse Loan or Retained Loan and enter into a loan transaction with Purchaser or any of its Affiliates, or otherwise result in the transfer of a Manufactured Home Loan relating to the MHL Business to Purchaser or that would induce a Dealer to terminate its Dealer Agreement with Seller or its Affiliates and enter into a dealer agreement with Purchaser. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (a) engage in advertising, solicitations and marketing campaigns, programs and other efforts not primarily directed or targeted at Borrowers or Dealers, (b) respond to unsolicited inquiries by Borrowers and Dealers and (c) provide notices and communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

Section 8.5. Sublease.

      Purchaser shall use reasonable efforts to cause a new sublease to be executed between BankAmerica Realty Services, Inc. and Purchaser with respect to the premises located at 10089 Willow Creek Road, San Diego, California, which sublease shall be in a form acceptable to Purchaser.

Section 8.6. Securitizations.

      With respect to all securitizations of Manufactured Home Loans by Seller or any of its Affiliates prior to the Closing Date, Purchaser covenants that (a) it will provide Seller with all necessary information about Purchaser that is customarily disclosed with respect to servicers of securitized Manufactured Home Loans (whether securitized in a public or a private transaction), and (b) it will allow Seller to disclose the information set forth in subsection (a) above and that Purchaser will be assuming the role of servicer with respect to any such securitization on and after the Closing Date (i) to any investor, underwriter, placement agent, rating agency or any other Person involved in any such securitization, and (ii) in any private document (including any private placement memoranda) or public document (including registration statements and prospectuses).

Section 8.7. Reasonable Efforts.

      Subject to the terms of this Agreement, Purchaser agrees to use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the stock purchase as promptly as practicable and otherwise enable consummation of the transactions contemplated hereby, including satisfaction of the conditions set forth in Articles XI and XII hereof and shall cooperate fully with Seller to that end.

Section 8.8. Notification of Certain Matters.

      Purchaser shall give prompt notice to Seller of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Purchaser or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                   ARTICLE IX

                             POST CLOSING COVENANTS

Section 9.1. Post-Closing Accounting Cooperation.

      From and after the Closing, Purchaser agrees that Seller and its Affiliates and/or their independent auditors shall have reasonable access to the books and records of HSI and its successors and shall have the assistance and cooperation of the appropriate personnel at HSI or its successors in the review of such books and records consistent with the assistance and cooperation furnished by Seller and its Affiliates to Purchaser prior to the Closing Date.

Section 9.2. Assets Bearing Excluded Names.

            (a) From and after the Closing and prior to using any assets of HSI which bear any Excluded Name and are acquired by Purchaser or come into the possession of Purchaser as a result of the transactions contemplated hereby, except with respect to exterior signage (which is separately treated in subparagraph (b) below), the Warehouse Loan Files, the Contract Files (as defined in the Servicing Agreement), the Land Home Contract Files (as defined in the Servicing Agreement) or any other legal documentation for a loan originated on or before the Closing Date,

Purchaser shall completely and permanently obliterate or remove all markings containing any Excluded Name or any variation thereof and in the event that any such marking cannot be completely and permanently obliterated or removed from any such item, Purchaser shall promptly take action to obscure or cover such Excluded Name.

            (b) Purchaser agrees to remove all exterior signage located at the Real Property and containing any Excluded Name or any variation thereof and/or replace said signage with signage containing Purchaser's name or any variation thereof as soon as practicable but in no event later than three (3) months after the Closing Date. To the extent that the consent or approval of a landlord is required to remove or replace said signage, Seller shall use reasonable efforts to obtain such consent or approval. Upon the request of Seller and at Seller's expense, Purchaser and its Affiliates will provide reasonable assistance to Seller in order to obtain any required landlord consent and/or approval to remove or replace any exterior signage.

Section 9.3. Insurance.

            (a) Effective on the close of business on the Closing Date, the MHL Business and HSI shall cease to be covered by Seller's and its Affiliates' insurance policies.

            (b) On the Business Day after the Closing Date or as soon thereafter as reasonably practicable, Seller or an Affiliate of Seller will give notice of cancellation to any bonding companies who have issued bonds on behalf or for the benefit of the MHL Business or HSI under which Seller or an Affiliate of Seller might be liable. With respect to such bonds which cannot be canceled, Purchaser agrees to use reasonable efforts to be substituted for Seller or an Affiliate of Seller as indemnitor with respect to such bonds and in the event that Purchaser is unable to be so substituted it shall cause HSI to obtain replacement bonds. Purchaser shall indemnify and hold harmless Seller and any Affiliate of Seller for any cost, liability or expense incurred by Seller or any such Affiliate as a result of payments made under any such bond whether before, on or after the Closing Date, to the extent Seller or any such Affiliate has not previously been reimbursed by HSI for any such cost, liability or expense.

Section 9.4. Retention of Warehouse Loan Files.

            (a) From and after the Closing Date and in addition to its obligations under the Servicing Agreement with respect to the Contract Files (as defined in the Servicing Agreement) and the Land Home Contract Files (as defined in the Servicing Agreement) and the Subservicing Agreement, Purchaser shall, upon Seller's request and for such purposes as Seller shall reasonably request,
(i) provide the officers and other authorized representatives of Seller and its Affiliates with reasonable access, during normal business hours and upon reasonable advance notice, to the Warehouse Loan Files and any and all loan files held after the Closing Date relating to Manufactured Home Loans which were paid off, sold or charged off prior to or on the Closing Date (the "Historic Loans") (such Historic Loan files shall be held by Purchaser as custodian for Seller), (ii) cause its officers to furnish to Seller, its Affiliates and their respective authorized representatives any and all relevant information pertaining to the Warehouse Loans and the Historic Loans, (iii) make available to Seller, its Affiliates and their respective authorized representatives personnel of Purchaser to consult with Seller, its Affiliates and their respective authorized representatives regarding the Warehouse Loans and the Historic Loans and, to the extent reasonably required, to testify (whether by affidavit, deposition or in court) with respect to such Warehouse Loans and Historic Loans, and (iv) make available for inspection and copying, at Seller's or its Affiliates' expense, true and complete copies of any documents relating to the Warehouse Loans and the Historic Loans. In exercising their rights under this Section 9.4, Seller, its Affiliates and their respective authorized representatives shall consult with Purchaser regarding the time, place and manner of the exercise of such rights and shall use reasonable efforts not to interfere with Purchaser's normal operations.

            (b) Purchaser shall retain the Warehouse Loan Files and the loan files relating to the Historic Loans and other files, books, records and documents relating to the transactions contemplated hereby for at least seven
(7) years after the Closing Date, or such longer period that is required to comply with applicable legal or regulatory requirements. Thereafter, Purchaser shall give Seller at least sixty (60) Business Days' notice of any proposed destruction of any Warehouse Loan Files or loan files relating to Historic Loans and, at the request and expense of

Seller, shall deliver to Seller any of such Warehouse Loan Files or loan files relating to the Historic Loans as Seller may request.

                                    ARTICLE X

                                    EMPLOYEES

Section 10.1. Employee Relations Matters.

            (a) Schedule 10.1 lists separately (i) each position currently filled by employees of the MHL Business ("Employees") by job title, and including current base wages or salary, date of hire, years of credited service and (ii) the current status of each employee filling such position (e.g., whether the employee is active, receiving benefits under any short-term disability plan of Seller or the MHL Business, or on approved leave of absence, etc.). For purposes of this Agreement, the term "Employee" shall not include any employee who is retired or who is absent from work due to sickness or disability on the Closing Date and does not return to work within six (6) months of the Closing Date.

            (b) Each Employee shall be employed by Purchaser at base wages and salaries no less favorable than the wages and salaries currently being paid by Seller or its Affiliates to such Employee effective upon the Employee's Hire Date. Unless agreed upon by an Employee, for a period ending 12 months after the Closing Date, the Employee's position with Purchaser will not create a commute that is greater than thirty-five (35) miles one-way, and if the Employee's current commute is in excess of thirty-five (35) miles one-way, the position will not increase the Employee's commute, provided, however, if during this period an Employee's commute is so increased and the Employee terminates his or her employment with Purchaser, the Employee shall be entitled to severance in accordance with the provisions of Section 10.1(j).

            (c) Seller shall assume full responsibility for and liability on account of the first installment payment under the Senior Officer Retention Program. Purchaser shall assume full responsibility for and liability on account of the second installment payment under the Senior Officer Retention Program. Seller shall assume full responsibility for and liability on account of all amounts payable under the Key Employee Retention Program and Purchaser shall have no liability thereunder.

            (d) As of their Hire Dates, Employees shall no longer be eligible to participate in the BAC Benefit Plans. As of their Hire Dates, all Employees shall be eligible to participate in the Employee Benefit Plans and Other Fringe Benefits of Purchaser on the same basis as such plans and benefits are offered to employees of Purchaser with comparable positions with Purchaser. Purchaser shall credit such Employees for their length of service with the MHL Business for all purposes under each Employee Benefit Plan and Other Fringe Benefit to be provided by Purchaser to such Employees, to the same extent such service was recognized under a similar plan of Seller or an Affiliate of Seller, based on information provided by Seller or an Affiliate of Seller, except that such prior service need not be counted for the following purposes: (i) eligibility or vesting for purposes of the non-401(k) and (in) related portions of Purchaser's Employee Stock Ownership Plan, or (ii) rate of accrual under Purchaser's cash balance defined benefit plan. Prior service shall be counted for purposes of participating in retiree medical and life insurance coverage, however, for purposes of qualifying for a Purchaser subsidy toward the cost of retiree health care or life insurance coverage, only an Employee's service with Purchaser after the Closing Date shall count. Employees whose Hire Dates are later than the day after the Closing Date shall receive credit for service with Purchaser retroactive to the day after the Closing Date.

            (e) Upon their Hire Dates, based upon information provided by Seller or an Affiliate of Seller, Employees shall be credited under any sickness benefits/short-term disability program of Purchaser with at least the number of sickness benefit days accrued but unused under Seller's or its Affiliates' program immediately prior to that Employee's Hire Date.

            (f) Purchaser shall give Employees credit upon their Hire Dates for the same number of vacation days or fractions thereof he or she has accrued but not used in the calendar year in which their Hire Date occurs, as of that Employee's Hire Date based upon information provided by Seller or an Affiliate of Seller. For purposes of this Section 10.1(f), personal choice days or fractions thereof will be treated as vacation days. In the calendar year in which the Closing Date occurs, Employees shall be eligible to earn at least the prorated annual vacation amount Employees were eligible to earn under Seller's or its Affiliates' vacation policy. In subsequent calendar years, Employees will be eligible to earn vacation according to the schedule specified in Purchaser's policy.

            (g) Seller or one of its Affiliates shall retain the responsibility for payment of all medical, dental, vision, health and disability claims incurred by any Employee prior to his or her Hire Date in accordance with the terms of the BAC Benefit Plans, and Purchaser shall not assume any liability with respect to such claims. On and after their Hire Dates, all medical, dental, vision, health and disability claims incurred by Employees on and after their Hire Dates shall be determined under Purchaser's benefit plans. Purchaser agrees that Employees and their eligible dependents will receive credit for their periods of coverage under Seller's or its Affiliates' health or disability plans towards satisfying any preexisting condition clause in any of Purchaser's health or disability plans. Purchaser also agrees that Employees and their eligible dependents shall receive credit under Purchaser's health care plans for any deductibles paid by such Employee and enrolled dependents for the current plan year under a corresponding health care plan maintained by Seller or any of its Affiliates.

            (h) For the remainder of the calendar year in which the Closing Date occurs, Purchaser shall provide reimbursement accounts under which Employees may contribute pre-tax dollars and be reimbursed for qualifying health and dependent care expenses, similar to those in effect for employees of Seller on the Closing Date. For an Employee who is participating in a reimbursement account with Seller on the Closing Date, Purchaser shall continue taking pre-tax contributions from the Employee's pay for the remainder of the calendar year in accordance with the Employee's election made under Seller's plan for that year, and shall reimburse the Employee for qualifying expenses up to the total amount elected, less the amount of contributions made by the Employee as of the Closing Date. Seller shall provide Purchaser with a list of each Employee who as of the Closing Date is a participant in a Seller health care and/or dependent care reimbursement account. Such list shall include an accounting with respect to each participant as follows: the total annual goal amount elected, the amount contributed as of the Closing Date, and the amount reimbursed as of the Closing Date. Seller shall pay Purchaser the net balance of total participant contributions minus total participant reimbursements if the balance is a positive number, and Purchaser shall pay Seller if the balance is a negative number.

            (i) Seller or an Affiliate of Seller shall be responsible for providing any Employee whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs prior to that Employee's Hire Date (and such Employee's "qualified beneficiaries" within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code ("Continuation Coverage") under the terms of the health plan maintained by Seller or an Affiliate of Seller. Purchaser shall be responsible for Continuation Coverage to any Employee in Purchaser's employ (and each Employee's qualified beneficiaries) whose qualifying event occurs on or after that Employee's Hire Date to the extent required by law.

            (j) As of each Employee's Hire Date, Purchaser shall assume liability for severance pay and similar obligations payable to any Employee after that Employee's Hire Date, provided that there shall be no duplication of severance benefits under the Key Employee Retention Program and the Senior Officer Retention Program. Such payment shall be made pursuant to Purchaser's normal severance policy and Purchaser shall compute severance pay by giving Employees full credit for all years of service that would have been recognized under Seller's or an Affiliate of Seller's severance policy based upon information provided by Seller or an Affiliate of Seller. In addition, for an Employee whose job with Purchaser is eliminated within 12 months of the Closing Date, Purchaser agrees to pay to the Employee the greater of (1) the amount of severance pay such Employee would receive under Purchaser's severance policy, or
(2) the amount such Employee would have received under the applicable severance policy of Seller or an Affiliate of Seller as it existed immediately prior to the Closing Date had such Employee been eligible for severance under that severance policy as of that Employee's Hire Date.

            (k) Seller agrees to remain responsible for the payment of all benefits accrued under the terms of Seller's or an Affiliate of Seller's retirement plans with respect to any Employee. Purchaser shall not assume any liability for the benefits of any active or any terminated, vested or retired participants in Seller's retirement plans.

            (l) Purchaser shall be responsible for advising Employees of the details of terms of employment and employee benefits, and answering any questions relating thereto, but Seller shall be allowed to review and approve, prior to its distribution, (i) any communication with an Employee on or prior to that Employee's Hire Date, and (ii) any communication with an Employee after that Employee's Hire Date that refers to any of Seller's benefits or policies. Purchaser shall be allowed to review and approve, prior to its distribution, any Seller communication with an Employee prior to that Employee's Hire Date that refers to any of Purchaser's benefits or policies.

            (m) Purchaser agrees to indemnify and hold Seller and its continuing Affiliates harmless against and in respect of (i) any loss, liability or damage incurred or sustained by Seller or any of its continuing Affiliates in connection with any breach of this Section 10.1 by Purchaser arising out of or relating to events occurring on or after the Closing Date (except to the extent that the action or condition resulting in such loss, liability or damage constitutes, or results from, a breach of Seller's representations and warranties, or any other information provided to Purchaser by Seller relating to the Employees, set forth in this Agreement or the Schedules hereto, or would otherwise be subject to indemnification by Seller pursuant to this Section 10.1(m)), and (ii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller or any of its continuing Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against. Neither Purchaser nor HSI, nor any of their Affiliates, will have any liability or obligation of any kind whatsoever under or with respect to any BAC Benefit Plan subject to ERISA, and Seller agrees to indemnify and hold Purchaser and its Affiliates harmless against and in respect of (i) any such liabilities, losses and damages, and (ii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Purchaser or any of its Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against.

Section 10.2. No Other Restrictions.

      Notwithstanding the foregoing, except as expressly stated in this Agreement, nothing in this Agreement shall (i) restrict or otherwise inhibit Purchaser's right to terminate employment of any Employee from and after the Closing Date, or (ii) be construed or interpreted to restrict Seller's, an Affiliate of Seller's or Purchaser's right or authority to amend or terminate any of its Employee Benefit Plans and Other Fringe Benefits, policies or programs.

                                   ARTICLE XI

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

      The obligations of Seller under this Agreement are, at Seller's option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

Section 11.1. Representations, Warranties and Covenants.

            (a) Except for such breaches as have not had and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Purchaser, the representations and warranties of Purchaser contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct except to the extent that (i) such representations and warranties speak as of the date of this Agreement or as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of the date of this Agreement or such specific date, as the case may be, and (ii) changes are permitted or contemplated pursuant to this Agreement;

            (b) Except for any lack of performance or compliance that has not had and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Purchaser, Purchaser shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and

            (c) Purchaser shall have furnished Seller with a certificate dated the Closing Date and duly executed by an officer of Purchaser authorized on behalf of Purchaser to give such a certificate, to the effect that the conditions set forth in subsections (a) and (b) of this Section 11.1 have been satisfied.

Section 11.2. Proceedings.

      Neither Purchaser or Seller nor any of their respective Affiliates shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

Section 11.3. Regulatory Approvals.

      All approvals, consents and licenses of any Regulatory Authority listed on
Schedule 6.8 or Schedule 5.10 or otherwise required with respect to Seller or Purchaser or their respective Affiliates in connection with the transactions contemplated by this Agreement or to permit Purchaser to conduct the MHL Business from and after the Closing Date shall have been granted and shall have become Final, and all notices and filings required by any Regulatory Authority with respect to such matters shall have been given or made, except to the extent that the failure to (a) obtain such an approval, consent or license, or (b) give such notice or make such filing, has not had and would not reasonably be expected to have a material adverse effect on Seller's or its Affiliates' ability to conduct a Manufactured Home lending business from and after the Closing Date (it being understood those approvals, consents, licenses and notices which are listed on Schedule 11.3 shall be deemed for purposes of this
Section 11.3 to have such a material adverse effect). For purposes of this Agreement, "Final" shall mean action by the applicable Regulatory Authority (including action duly taken by such agency's staff, pursuant to delegated authority), which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the applicable Regulatory Authority with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by such Regulatory Authority shall have expired.

Section 11.4. Hart-Scott-Rodino.

      The waiting period under the HSR Act shall have expired or been terminated.

Section 11.5. Securitization Servicing Contracts.

      All consents necessary for the transfer to Purchaser of the servicing obligations under the Securitization Servicing Contracts shall have been obtained or, if such consents cannot be obtained, all consents necessary for BAFSB and Purchaser to enter into the Subservicing Agreement shall have been obtained.

Section 11.6. Deliveries.

      Seller shall have received the items to be delivered by Purchaser pursuant to Section 3.3.

                                   ARTICLE XII

                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

      The obligations of Purchaser under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

Section 12.1. Representations, Warranties and Covenants.

            (a) Except for such breaches as have not had and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the MHL Business, the representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct, except to the extent that (i) such representations and warranties speak as of the date of this Agreement or as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of the date of this Agreement or such specific date, as the case may be, and (ii) changes are permitted or contemplated pursuant to this Agreement;

            (b) Except for any lack of performance or compliance that has not had and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the MHL Business, Seller shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

            (c) Seller shall have furnished Purchaser with a certificate, dated the Closing Date and duly executed by an officer of Seller authorized to give such a certificate, to the effect that the conditions set forth in subparagraphs
(a) and (b) of this Section 12.1 have been satisfied.

Section 12.2. Proceedings.

      Neither Purchaser or Seller nor any of their respective Affiliates shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

Section 12.3. Regulatory Approvals.

      All approvals, consents and licenses of any Regulatory Authority listed on
Schedule 6.8 or Schedule 5.10 or otherwise required with respect to Seller or Purchaser or their respective Affiliates in connection with the transactions contemplated by this Agreement or to permit Purchaser to conduct the MHL Business from and after the Closing Date shall have been granted and shall have become Final, and all notices and filings required by any Regulatory Authority with respect to such matters shall have been given or made, except to the extent that the failure to (a) obtain such an approval, consent or license, or (b) give such notice or make such filing, has not had and would not reasonably be expected to have a material adverse effect on Purchaser's overall conduct of the MHL Business from and after the Closing Date (it being understood that those approvals, consents, licenses and notices which are listed on Schedule 12.3 shall be deemed for purposes of this Section 12.3 to have such a material adverse effect).

Section 12.4. Hart-Scott-Rodino.

      The waiting period under the HSR Act shall have expired or been terminated.

Section 12.5. Deliveries.

      Purchaser shall have received the items to be delivered by Seller pursuant to Section 3.2.

Section 12.6. Tape.

      Purchaser shall have received the Tape.

Section 12.7. Extinguishment of Intercompany Debt.

      Seller shall have taken all necessary actions so that, upon completion of the Closing, all Intercompany Debt shall be extinguished and cease to be outstanding as indebtedness of the obligor with respect thereto.


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

Section 12.8. Employment Agreements.

      As of the Closing Date, the Employment Agreements with specified Management Employees shall remain in effect and such Management Employees shall be working for BAHS, in each case, as set forth in Schedule 12.8.

                                  ARTICLE XIII

                   INDEMNIFICATION; WAREHOUSE LOAN REPURCHASE

Section 13.1. By Seller.

      From and after the Closing and subject to the limitations of this Article XIII, Seller will indemnify and hold harmless Purchaser, its Affiliates and any present or former director, shareholder, employee or officer of Purchaser or any of its Affiliates including HSI (an "Indemnified Purchaser Party") from and against the following (referred to herein as the "Indemnified Purchaser Claims"):

            (a) any and all damages, losses, claims, deficiencies, liabilities, costs and expenses (including, but not limited to, any interest, penalties, fines, reasonable attorneys' fees (including allocated costs of in-house counsel) and costs and expenses incurred in the defense or settlement of any claims of an Indemnified Purchaser Party covered by this Article XIII) incurred or suffered by any Indemnified Purchaser Party arising out of:

                        (i) the Excluded Liabilities;

                        (ii) any breach of a representation or warranty (without
            giving effect to qualifications as to knowledge, materiality or Material Adverse Effect) on the part of Seller contained in Article V, other than a breach of a representation or warranty contained in
            Section 5.14 (but in all cases subject to Section 5.17); or

                        (iii) any breach or nonfulfillment of any agreement or
            covenant to be performed by Seller pursuant to this Agreement; and

            (b) any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable attorneys' fees and disbursements) incident to any of the foregoing or to the enforcement of this Section 13.1.

            (c) Notwithstanding anything to the contrary contained herein, Seller shall not have any liability hereunder for (A) the continuation after the Closing by Purchaser or any of its Affiliates of any policy, practice or procedure of the MHL Business prior to or on the Closing Date; (B) the failure of Seller or Purchaser to receive, for any reason whatsoever, (i) any approval, consent or license of any Regulatory Authority, or (ii) any consent which is required under any Contract as a result of the transactions contemplated by this Agreement; or (C) any damage, loss, claim, deficiency, liability, cost or expense relating to Purchaser's role as servicer or subservicer after the Closing of the Manufactured Home Loans which are the subject of the Servicing Agreement, any Securitization Contract or the Subservicing Agreement.

Section 13.2. By Purchaser.

      From and after the Closing and subject to the limitations of this Article XIII, Purchaser will indemnify and hold harmless Seller, its Affiliates and any director, shareholder, employee or officer of Seller or any of its Affiliates (an "Indemnified Seller Party") from and against the following:

            (a) any and all damages, losses, claims, deficiencies, liabilities, costs and expenses (including, but not limited to, any interest, penalties, fines, reasonable attorneys' fees (including allocated costs of in-house counsel) and costs and expenses incurred in the defense or settlement of any claims of an Indemnified Seller Party covered by this Article XIII) incurred or suffered by any Indemnified Seller Party arising out of:

                        (i) the operation by Purchaser or any of its Affiliates
            of the MHL Business from and after the Closing Date;

                        (ii) the Contributed Liabilities;

                        (iii) any breach of a representation or warranty
            (without giving effect to qualifications as to knowledge, materiality or Material Adverse Effect) on the part of Purchaser contained in Article VI; or

                        (iv) any breach or nonfulfillment of any agreement or
            covenant to be performed by Purchaser pursuant to this Agreement;
            and

            (b) any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable attorneys' fees and disbursements) incident to any of the foregoing or to the enforcement of this Section 13.2.

Section 13.3. Entitlement to Indemnification; Exclusivity.

            (a) Each Indemnified Purchaser Party or Indemnified Seller Party, as the case may be, shall be entitled to indemnity under Section 13.1(a)(ii) or 13.2(a)(iii), as applicable, for any and all claims as to which notice is given pursuant to Section 13.4 during the periods set forth in Section 13.5. The termination of the representations and warranties contained in this Agreement shall not affect the rights of any Indemnified Purchaser Party or Indemnified Seller Party, as applicable, to prosecute to conclusion any claim resulting from any breach of a representation or warranty as to which notice is given pursuant to Section 13.4 prior to the termination of such representation or warranty.

            (b) Except as provided in Section 10.1(m) and Article XIV, the indemnification provided in this Article XIII shall be the sole and exclusive remedy of any Indemnified Seller Party or Indemnified Purchaser Party in respect of the matters addressed in Section 13.1 and 13.2, respectively.

Section 13.4. Notice and Defense of Claims.

      Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action, arbitration or proceeding in respect of which indemnity may be sought on account of the indemnity agreement contained in this
Article XIII (the "Third Party Claim"), the party seeking indemnification (the "Asserting Party") will notify in writing, within sufficient time to respond to such claim or answer or otherwise plea in such action, the party from whom indemnification is sought (the "Defending Party"), in writing, thereof. Except to the extent that the Defending Party is prejudiced thereby, the omission of such Asserting Party so to notify promptly the Defending Party of any such Third Party Claim shall not relieve such Defending Party from any liability which it may have to such Asserting Party in connection therewith, on account of the indemnity agreements contained in this Article XIII. If any Third Party Claim shall be asserted or commenced, the Asserting Party shall notify the Defending Party of the commencement thereof; the Asserting Party shall have the right to control the defense thereof, but the Defending Party will be entitled, at its expense, to participate therein, and in the settlement thereof, provided that the Defending Party shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Defending Party's cost, risk and expense; and provided, further that the Asserting Party may, at its own cost, participate therein, and in the settlement thereof, and the Defending Party shall not have the right to settle any such Third Party Claim, without the consent of the Asserting Party, which consent shall not be unreasonably withheld. Each party will cooperate with the other party in connection with any such Third Party Claim, make personnel, books and records relevant to the Third Party Claim available to the other party, and grant such authorizations or limited powers of attorney to the agents, representatives and counsel of such other party as such party may reasonably consider desirable in connection with the defense of any such Third Party Claim.

Section 13.5. Survival of Representations and Warranties.

            (a) The representations and warranties of Purchaser contained in (i) Sections 6.1, 6.2 (insofar as such section relates to this Agreement or the Non-Solicitation and Referral Agreement) and 6.3 (insofar as such section relates to this Agreement or the Non-Solicitation and Referral Agreement) shall survive for a period often (10) years following the Closing Date, (ii) Sections 6.2, 6.3 and 6.8 (insofar as such sections relate to Servicing Agreement or the Subservicing Agreement) shall terminate on the Closing Date, (iii) Sections 6.4, 6.5, 6.6, 6.8 (insofar as such section relates to this Agreement or the Non-Solicitation and Referral Agreement), 6.9 and 6.10 shall survive for a period of three (3) years following the Closing Date, and (iv) Section 6.7 shall survive for a period of one (1) year following the Closing Date. All other representations and warranties of Purchaser, if any, contained in this Agreement or in any agreement, document or instrument delivered pursuant to this Agreement shall terminate on the Closing Date.

            (b) The representations and warranties of Seller contained in (i) Sections 5.1, 5.2(a), 5.3(a), 5.3(d)(i) and 5.4 shall survive for a period of ten (10) years following the Closing

Date, (ii) Sections 5.2(b), 5.2(c), 5.3(b), 5.3(c), 5.3(d)(ii), 5.3(d)(iii) and
5.10 (insofar as such section relates to the Servicing Agreement or the Subservicing Agreement) shall terminate on the Closing Date, (iii) Sections 5.5, 5.6, 5.7, 5.8, 5.9, 5.10 (insofar as such section relates to this Agreement or the Non-Solicitation and Referral Agreement), 5.11, 5.12 and 5.16 shall survive for a period of three (3) years following the Closing Date, (iv) Section 5.13 shall survive for a period of one (1) year following the Closing Date, and (v)
Section 5.15 shall survive until the expiration of the applicable statute of limitations taking into account any waivers or extensions thereof. The representations and warranties of Seller contained in Section 5.14 shall survive for the period specified in Section 13.7(b). All other representations and warranties of Seller, if any, contained in this Agreement or in any agreement, document or instrument delivered pursuant to this Agreement shall terminate on the Closing Date.

Section 13.6. Limitations on Indemnified Purchaser Parties' Right to
              Indemnification.

            (a) The maximum liability of Seller to indemnify the Indemnified Purchaser Parties for any and all Indemnified Purchaser Claims pursuant to
Section 13.1 shall be limited to an aggregate amount equal to $605 million.

            (b) Except for Indemnified Purchaser Claims arising pursuant to
Section 13.1(a)(i) and Section 7.1(a), the Indemnified Purchaser Parties shall be entitled to seek indemnification for Indemnified Purchaser Claims pursuant to
Section 13.1 from Seller only when the aggregate value of all such Indemnified Purchaser Claims of any and all of the Indemnified Purchaser Parties thereto (excluding, for this purpose, Indemnified Purchaser Claims of the types covered by Section 13.1(a)(i) and Section 7.1(a)) exceeds Fifteen Million Dollars ($15,000,000), at which point Seller shall only be liable to the Indemnified Purchaser Parties for the value of any additional Indemnified Purchaser Claims over Fifteen Million Dollars ($15,000,000).

Section 13.7. Warehouse Loan Repurchase Right.

            (a) This Section 13.7 shall be the sole and exclusive remedy of Purchaser for any breach of the representations and warranties contained in
Section 5.14:

            (b) The representations and warranties set forth in Section 5.14 shall survive for a period of fifteen (15) months following the Closing Date. The termination of the


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

representations and warranties contained in Section 5.14 shall not affect the rights of Purchaser with respect to a breach of a representation or warranty as to which written notice under Section 13.7(c) is given to Seller prior to the date that is the fifteenth month anniversary of the Closing Date.

            (c) Upon discovery by Purchaser of a breach of any of representation or warranty contained in Section 5.14 which materially and adversely affects the value of a Warehouse Loan or the interest of Purchaser in such Loan, Purchaser shall within 30 days of such discovery, give written notice to Seller. Within 60 days of its receipt of such notice of breach, Seller or an Affiliate of Seller shall use reasonable efforts to cure such breach in all material respects or repurchase, on a servicing retained basis, the affected Warehouse Loan from Purchaser at the Repurchase Price.

            (d) In the event of a repurchase by Seller or an Affiliate of Seller of a Warehouse Loan pursuant to Section 13.7(c) and upon receipt by Purchaser of the Repurchase Price for such Warehouse Loan in immediately available funds, Purchaser shall release to Seller or an Affiliate of Seller the related loan file and Purchaser shall at Seller's direction execute and deliver such instruments of transfer or assignment prepared by Seller or its Affiliate, in each case without recourse, as shall be necessary to vest in Seller or its Affiliate such Warehouse Loan.

            (e) Any such repurchase of a Warehouse Loan shall be on a servicing retained basis, and Purchaser shall service such repurchased Warehouse Loan in accordance with the terms of the Servicing Agreement.

                                   ARTICLE XIV

                                   TAX MATTERS

Section 14.1. Tax Returns and Payments.

            (a) Seller shall be responsible for the preparation and filing of
(i) all Tax Returns of HSI for Pre-Closing Periods, and (ii) all Consolidated Returns that include HSI with respect to (A) Pre-Closing Periods and (B) the portion of any Straddle Period that begins before and ends on the Closing Date, and for remitting to the appropriate Tax authority all Taxes with respect to such Tax Returns. Such Tax Returns shall be prepared and filed based on Seller's sole and absolute discretion. Seller shall be entitled to any refunds (other than refunds resulting from carrybacks from Post-Closing Periods) of Taxes with respect to (i) Tax Returns of HSI for Pre-Closing Periods, and (ii) Consolidated Returns that include HSI with respect to (A) Pre-Closing Periods and (B) the portion of any Straddle Period that begins before and ends on the Closing Date, except to the extent such Tax refunds are contained on the Closing Date Balance Sheet.

            (b) Purchaser and HSI shall be responsible for the preparation and filing of all Straddle Period Tax Returns that include HSI other than those required to be filed by Seller pursuant to paragraph (a) above, and for remitting to the appropriate Tax authority all Taxes with respect to such Tax Returns. Seller shall be entitled to receive copies of such Tax Returns at least 30 days prior to the filing thereof. Seller shall reimburse Purchaser for the portion of any Tax relating to a Straddle Period that is allocable, in accordance with paragraph (e) below, to the portion of such Straddle Period beginning before and ending on the Closing Date, less any estimated Taxes paid by Seller with respect to such Straddle Period on or before the Closing Date. Any refunds (other than refunds resulting from carrybacks from Post-Closing Periods) of Straddle Period Taxes shall be allocated between Seller and Purchaser based on the same principles.

            (c) Purchaser and HSI shall be responsible for the preparation and filing of all other Tax Returns and for remitting of all other Taxes with respect to HSI to the appropriate Tax authority. Purchaser shall be entitled to any refunds of such Taxes.

            (d) To the extent permitted by law, Seller and Purchaser shall use their best efforts to cause any Taxable period to close on the Closing Date.

            (e) Taxes payable with respect to a Straddle Period shall be allocated on the basis of a closing of the books as of the Closing Date.

            (f) Seller and Purchaser shall cooperate in good faith in (i) preparing and filing all Tax Returns, (ii) maintaining and making available to each other all records necessary in connection with Taxes, and (iii) resolving all disputes and audits with respect to Taxes. Purchaser and Seller recognize that each may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the other; therefore, Purchaser and

Seller agree (A) to retain and maintain Tax records relating to HSI for a period of 10 years after the Closing Date, (B) to allow each other and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records, such activities to be conducted during normal business hours, and (C) to offer the other party the opportunity to take possession of such records, at such other party's expense, before destroying such records.

            (g) Seller shall be responsible for any transfer, sales, use, stamp or other similar Tax due as a result of the sale of the HSI Stock.

            (h) Seller shall timely file, jointly with Purchaser, an election under Section 338(h)(10) of the Code and its state, local or foreign counterparts, and Purchaser shall make a corresponding election under Section 338(g) of the Code. Seller and Purchaser shall fully cooperate to effect such elections. In such case, within 120 days of the Closing Date the parties shall in good faith attempt to agree as to the allocation of the Purchase Price among the assets of HSI. Purchaser and Seller agree not to take any position on any Tax Return, agreement or other document that is inconsistent with any such allocation unless the change is agreed to by both parties or is required by law.

            (i) Seller shall cause all Taxes relating to any Pre-Closing Period to be settled or transferred to Seller prior to Closing.

            (j) Seller shall cause the provisions of any tax sharing agreement to which HSI is a party to be terminated on or before the Closing Date.

            (k) Seller shall have the sole and exclusive authority to file amended Tax Returns and to control any Tax audits, disputes, administrative or judicial proceedings or settlements with respect to HSI for any Pre-Closing Period. Purchaser and HSI shall have the sole and exclusive authority to file any other amended Tax Returns and to control any other Tax audits, disputes, administrative or judicial proceedings or settlements with respect to HSI, except that without Seller's written consent, neither Purchaser nor HSI shall take any such action that will have the effect of increasing Seller's liability for Taxes for the portion of any Straddle Period for which Seller is responsible.

Section 14.2. Indemnification.

            (a) Seller shall indemnify Purchaser and HSI for (i) all liability for Taxes of HSI or the Seller Affiliated Group for all Pre-Closing Periods except for Taxes for which adequate reserves (other than reserves for deferred taxes, if any) have been established on the Closing Date Balance Sheet, (ii) with respect to any Straddle Period, all liability for Taxes of HSI or the Seller Affiliated Group for the portion of such Straddle Period beginning before and ending on the Closing Date except for Taxes for which adequate reserves (other than reserves for deferred taxes, if any) have been established on the Closing Date Balance Sheet, including in the case of clauses (i) and (ii) all Income Taxes on gain realized on the deemed sale of assets resulting, directly or indirectly, from the elections under Section 338 of the Code, (iii) all liability for Taxes of Seller or any Affiliate of Seller (other than HSI) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provision, and (iv) all liability for reasonable legal and accounting fees and expenses incurred with respect to any item indemnified pursuant to clauses (i), (ii) or (iii) of this sentence.

            (b) Purchaser and HSI shall indemnify Seller for (i) all liability for Taxes of the Purchaser Affiliated Group for any Taxable period, (ii) all liability for Taxes of HSI for Post-Closing Periods and the portion of any Straddle Period beginning after the Closing Date, and (iii) all liability for reasonable legal and accounting expenses incurred with respect to any item indemnified pursuant to clauses (i) or (ii) of this sentence.

Section 14.3. Procedures for Indemnification.

            (a) If a claim is made by any Taxing authority, which, if successful, might result in an indemnity payment by a party ("Tax Indemnitor") to another ("Tax Indemnitee") pursuant to Section 14.2, Tax Indemnitee shall promptly notify Tax Indemnitor in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to Tax Indemnitor within a sufficient period of time to allow Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Tax Indemnitor shall not be liable to Tax Indemnitee to the extent that Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof

            (b) With respect to any Tax Claim for which Tax Indemnitor has acknowledged its responsibility hereunder in writing, Tax Indemnitor shall control at its own expense all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that Tax Indemnitor shall not settle or compromise a Tax Claim without giving a 30-day notice to Tax Indemnitee and without Tax Indemnitee's consent, which shall not be unreasonably withheld, if such settlement or compromise could reasonably be expected to have an adverse effect on the Tax liabilities of Tax Indemnitee or members of its affiliated group for any Taxable period.

            (c) Purchaser and Seller shall cooperate with each other in contesting any Tax Claim, which cooperation shall include granting powers of attorney to the party who is entitled to control the proceedings, retaining and providing records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

            (d) Any indemnification payments hereunder shall be treated as an adjustment to Purchase Price, unless otherwise required by applicable law.

            (e) The covenants and indemnification obligations of this Article XIV shall survive the Closing and shall not expire and shall not be subject to the conditions and limitations contained in Article XIII.

                                   ARTICLE XV

                                  MISCELLANEOUS

Section 15.1. Termination of Agreement

      This Agreement may be terminated by Seller or Purchaser at any time on or prior to the Closing Date (a) by the mutual written consent of Seller and Purchaser, (b) by Seller if any

Regulatory Authority has denied any of the required approvals, consents or licenses contemplated by this Agreement in an action which has become Final, if the failure to obtain such a required approval, consent or license has had or would reasonably be expected to have a material adverse effect on Seller's or its Affiliates' ability to conduct the MHL Business from and after the Closing Date, (c) by Purchaser if any Regulatory Authority has denied any of the required approvals, consents or licenses contemplated by this Agreement in an action which has become Final, if the failure to obtain such a required approval, consent or license has had or would reasonably be expected to have a material adverse effect on Purchaser's or its Affiliates' overall ability to conduct the MHL Business from and after the Closing Date, (d) by the non-defaulting party if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party which, if not cured, would excuse the performance hereof by the non-defaulting party, and such breach cannot be cured at or prior to the time the Closing would have taken place in accordance with Section 3.1, and (e) by any party hereto if the Closing has not taken place by December 31, 1998 and the party seeking to terminate this Agreement has not contributed in any material way to the failure of the Closing to occur by such date.

Section 15.2. Effect Of Termination.

      Except for the obligations contained in Sections 8.4, 15.5 and 15.8 which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 15.1, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders, partners or principals shall have any rights, liabilities or obligations hereunder or with respect hereto, except with respect to any breach of any covenant or obligation set forth in this Agreement.

Section 15.3. Amendment and Modification; Waiver of Provisions.

      This Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

Section 15.4. Arbitration.

            (a) Any controversy or claim between Purchaser and Seller arising after the Closing Date and relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including, but not limited to any claim for indemnification under Section 10.1(m), Article XIII or Article XIV and any claim based on or arising from an alleged tort, will, at the request of either party be determined by arbitration, except as otherwise provided herein. The arbitration shall be conducted in San Francisco, California, in accordance with the United States Arbitration Act (Title 9, U.S.
Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The award rendered by the arbitrator(s) shall set forth in writing the reasons for the award, which shall be final, and judgment upon the arbitration award may be entered in any court having jurisdiction thereof. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

            (b) In any arbitration proceeding, the arbitrator(s) is (are) authorized to apportion costs and expenses, including investigation, legal and other expense, which will include, if applicable, a reasonable estimate of allocated costs and expenses of in-house counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration. The arbitration proceeding and decision (other than the judgment itself) shall be subject to the confidentiality provisions of Section 15.8.


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

Section 15.5. Expenses.

      Except as otherwise expressly provided herein, the parties hereto agree that fees and out-of-pocket expenses shall be paid as follows:

            (a) Fees and disbursements of counsel, consultants and accountants shall be paid by the party retaining such Persons;

            (b) Expenses related to filings under the HSR Act and obtaining all required Regulatory Authority approvals shall be paid by Purchaser;

            (c) Seller shall be responsible for any sales or transfer taxes arising from the transfer of the HSI Stock to Purchaser;

            (d) Seller or a continuing Affiliate of Seller shall be solely responsible for the fees and expenses of Goldman, Sachs & Co. and Purchaser shall be solely responsible for the fees and expenses of Donaldson, Lufkin & Jenrette and Lehman Brothers Inc.; and

            (e) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 15.6. Successors and Assigns; Assignments.

      All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. No party hereto may assign or transfer any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, and any such attempted assignment, transfer or delegation without such consent shall be null and void.

Section 15.7. Further Assurances.

      From time to time prior to, at and after the Closing Date, each party hereto will execute all such instruments and take all such actions as the other party shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

Section 15.8. Confidentiality; Public Announcement.

            (a) From and after the date of this Agreement, the parties hereto and their Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the


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transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain approval of any Regulatory Authority, (ii) for disclosures made in accordance with the terms of this Agreement, and (iii) to the extent required by applicable law, regulations or rules of any national securities exchange.

            (b) Except as otherwise required by law, regulations or rules of any national stock exchange, the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing party regarding the transactions contemplated hereby. Except as otherwise required by law, regulations or rules of any national stock exchange, the furnishing party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other party is received, which consent shall not be unreasonably withheld or delayed.

            (c) Purchaser and Seller shall issue a mutually agreed press release following execution of this Agreement and following the Closing.

Section 15.9. Notices.

      All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by courier, by telecopy or by mail (regular, certified or registered), postage prepaid, addressed as follows:

      If to Seller or HSI:

                 BankAmerica Corporation
                 555 California Street, 11th Floor
                 San Francisco, California 94104
                 Attention: Corporate Development Department
                 (415) 953-6900 (phone)
                 (415) 953-0390 (fax)

      and to:

                 BankAmerica Corporation
                 555 California Street, Legal Dept. North 3017
                 San Francisco, California 94104
                 Attention: Legal Department
                 (415) 953-4862 (phone)
                 (415) 622-2447 (fax)

      and:


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

                 Gibson, Dunn & Crutcher, LLP
                 One Montgomery Street, 31st Floor
                 San Francisco, California 94104
                 Attention: Todd H. Baker, Esq.
                 (415) 393-8200 (phone)
                 (415) 986-5309 (fax)

      If to Purchaser:

                 GreenPoint Bank
                 90 Park Avenue
                 New York, New York 10016
                 (212) 834-1724 (phone)
                 (212) 834-1404 (fax)
                 Attention: Howard Bluver

      and to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York 10019
                 Attention: Craig M. Wasserman, Esq.
                 (212) 403-1000 (phone)
                 (212) 403-2000 (fax)

or to such other address as a party may from time to time designate in writing in accordance with this section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (i) on the Business Day it is sent, if sent by personal delivery, or (ii) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender, or (iii) on the first Business Day after sending, if sent by courier or overnight delivery, or (iv) on the third Business Day after sending, if sent by mail (regular, certified or registered), provided that notice of change of address shall be effective only upon receipt.

Section 15.10. No Third Parties Benefited.

      This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns, and, except as provided in Article XIII, no


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other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith.

Section 15.11. Law Governing.

      This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without giving effect to the choice of law provisions thereof.

Section 15.12. Counterparts.

      This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

Section 15.13. Severability.

      Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 15.14. Entire Agreement.

      This Agreement, including the Schedules and Exhibits hereto, which are incorporated herein and made an integrated part hereof by this reference, and the Confidentiality Agreement, constitute the entire agreement between the parties and supersede and cancel any and all prior agreements between them (other than the Confidentiality Agreement) relating to the subject matter hereof.


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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

                                       BANKAMERICA CORPORATION


                                       By: /s/ Deborah L. Wapensky
                                          -----------------------------------
                                       Its: Vice President
                                           ----------------------------------


                                       By:
                                          -----------------------------------
                                       Its:
                                           ----------------------------------

                                       GREENPOINT BANK


                                       By:
                                          -----------------------------------
                                       Its:
                                           ----------------------------------


                                       By:
                                          -----------------------------------
                                       Its:
                                           ----------------------------------

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

                                    BANKAMERICA CORPORATION


                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------


                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                    GREENPOINT BANK


                                    By: /s/ Howard C. Bluver
                                       -----------------------------------------
                                    Its: Senior Vice President & General Counsel
                                        ----------------------------------------


                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------